As filed with the Securities and Exchange Commission on  November 20, 2014
Registration No. 333-198010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TERRA TECH CORP.
(Exact name of registrant as specified in its charter)

Nevada	3590	26-30626661
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4700 Von Karman, Suite 100
Newport Beach, California 92660
(855) 447-6967
(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)

Derek Peterson
Chief Executive Officer
4700 Von Karman, Suite 100
Newport Beach, California 92660
(855) 447-6967
(Name including zip code and telephone number,
including area code, of agent for service)

With copies to:

Thomas E. Puzzo, Esq.	Randolf Katz
Law Offices of Thomas E. Puzzo, PLLC	Baker & Hostetler LLP
3823 44th Avenue NE	600 Anton Boulevard, Suite 900
Seattle, Washington 98105	Costa Mesa, California 92626
(206) 522-2256	(714) 966-8807

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Offering Price Per Share		Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common stock, $0.001 par value, underlying the 5% Original Issue Discount Senior Secured Convertible Promissory Notes	25,533,500	(3)	$0.34175	(2)	$8,726,073.22	$1,123.92
Common stock, $0.001 par value, underlying Warrants	6,271,930	(4)	$0.34175	(5)	$2,143,432.08	$276.07
Total	31,805,430		–		$10,869,505.80	$1,399.99	(6)

(1) Estimated pursuant to Rule 457(a) of the Securities Act of 1933, as amended (the “Securities Act”) solely for purposes of calculating the registration fee.

(2) This offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act with respect to the shares of common stock registered hereunder, based upon the price of $0.34175, which was the average of the high and low prices for the Company’s common stock on August 7, 2014, as reported on the OTC Market Group, Inc.’s OTCQB tier.

(3) Represents shares of common stock issuable by the registrant upon the conversion of the aggregate principal amount of the 5% Original Issue Discount Senior Secured Convertible Promissory Notes due August 5, 2015, September 5, 2015, October 5, 2015, November 5, 2015, December 5, 2015, January 5, 2016, and February 5, 2016.

(4) Represents shares of common stock issuable by the registrant upon the exercise of warrants to purchase common stock. In accordance with Rule 457(g) of the Securities Act, because the shares of the common stock underlying the warrants are registered hereby, no separate registration fee is required with respect to the warrants.

(5) This offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, based on price of $0.34175, which was the average of the high and low prices for the Company’s common stock on August 7, 2014, as reported on the OTC Market Group, Inc.’s OTCQB tier.

(6) Computed in accordance with Section 6(b) of the Securities Act as in effect on August 7, 2014. Pursuant to Rule 457(p), a registration fee of $6,440.00 previously paid by the Company was offset against the filing fee. The file number of the earlier registration statement from which the filing fee is offset is File No. 333-195347, the name of the registrant was Terra Tech Corp., and the initial filing date of the earlier registration statement, on Form S-3, was April 17, 2014.

In accordance with Rule 416(a) under the Securities Act, the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

THE REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 8(a) OF THE SECURITIES ACT OF 1933.

SUBJECT TO COMPLETION, DATED  NOVEMBER 20, 2014

PROSPECTUS

31,805,430  Shares of Common Stock

TERRA TECH CORP.

This Prospectus relates to the offer and sale of up to 31,805,430 shares of common stock, par value $0.001 (the “Common Stock”), of Terra Tech Corp., a Nevada corporation, by Dominion Capital LLC (“Dominion” or the “Selling Stockholder”) identified on page 25 of this Prospectus. We are registering  25,533,500 shares of Common Stock that are currently issuable upon conversion of our 5% Original Issue Discount Senior Secured Convertible Promissory Notes (the “Notes”) and 6,271,930 shares of Common Stock that have been issued or are issuable upon exercise of the warrants (the “Warrants”). The Notes and the Warrants were issued to Dominion pursuant to a Securities Purchase Agreement dated February 5, 2014 (the “Purchase Agreement”), with Dominion.

We are not selling any securities under this Prospectus and will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholder.

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder may sell the shares of Common Stock described in this Prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholder may sell the shares of Common Stock being registered pursuant to this Prospectus.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution.”

Our Common Stock is currently quoted on the OTC Market Group, Inc.’s OTCQB tier under the symbol “TRTC.” On  November 18,  2014 the last reported sale price of our Common Stock was $0.353.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 12 of this Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _________, 2014.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information that is different from that contained in this Prospectus. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this Prospectus is complete and accurate only as of the date on the front cover regardless of the time of delivery of this Prospectus or of any sale of our securities.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire Prospectus, including our financial statements and the documents to which we refer you. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this registration statement on Form S-1 (this “Registration Statement”).

Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” “Terra Tech” or the “Registrant” refer to Terra Tech Corp., a Nevada corporation, and its wholly-owned subsidiaries, GrowOp Technology Ltd., and Edible Garden Corp., and the following subsidiaries in which we own interests: MediFarm, LLC, MediFarm I, LLC, and MediFarm II, LLC.

Business Overview

Terra Tech Corp. designs, develops and constructs fixtures and systems for use in urban controlled environment agriculture (“CEA”). CEA encompasses any agricultural technology that enables the grower to manipulate a crop’s environment to the grower’s desired conditions, by producing plants and their products inside structures such as greenhouses. Controlled variables inside such structures include temperature, humidity, pH, and nutrient analysis. By using CEA, urban farmers and greenhouse growers can produce high-value crops at maximum productivity in an efficient and environmentally friendly way.

CEA technologies include hydroponics and aeroponics. Hydroponics is a method of growing plants using mineral solutions, in water, without soil. Unlike hydroponics, aeroponics is the process of growing plants in an air or mist environment without the use of soil or an aggregate medium.

While the hydroponic farming industry is small compared with others in the agricultural sector, it has been gaining momentum. IBIS World reported in 2013 that, from 2008 to 2013, industry revenue increased at an average annual rate of 3.6% to $606.8 million. The aging and health-conscious baby boomer population, an increased focus on healthy eating, and changing weather conditions have contributed to the increase in revenue. Most spending cuts have been directed toward discretionary purchases rather than fresh food. Rising food prices also support revenue growth because food is largely a non-discretionary necessity.

The Problem: Scarcity of food and the lack of resources to produce it

With a global population of approximately seven billion, scarcity of food and the resources to produce it are rapidly becoming a concern. This increased need to sustain our population puts a strain on other global resources as the production and transportation of food significantly increases greenhouse gas emissions. This coupled with greater access to information and understanding that locally grown produce is not only better for the environment but also has a higher degree of nutrition has led to this current surge in hydroponically grown crops.

In addition to the rising global population, every year the world loses significant portions of its arable land due to climatic factors, desertification, diminishing water supplies, and urbanization. In order to accommodate the food demands of the increasing world population, agricultural production is moving indoors and we are now utilizing hydroponics to meet world food demands.

The Solution: CEA

Indoor cultivation enables farmers to cultivate throughout the year, resulting in a perpetual harvest. For example, over 40% of all fresh tomatoes sold in U.S. retail stores are now greenhouse grown. The percentage of produce grown both locally and indoors is increasing on an annual basis. Continued innovation of indoor cultivation systems will allow us to maximize harvests and to grow locally, effectively cutting down on our carbon footprint.

The following trends have brought attention to urban agriculture:

•	The “Green Movement” – Consumers are concerned with sustainability and earth friendly products;
•	Higher expectations of freshness;
•	Health conscious Baby Boomer generation;
•	The demand for ready to eat greens;
•	Preference for produce grown without pesticides and herbicides; and
•	Concerns about food safety, E.coli and other life threatening contaminates.

Advantages of CEA:

•	Multiple Harvests: With year-round crop production (up to 30 times traditional field cultivation), CEA provides multiple annual harvests, creating a perpetual harvest with constant output.
•	Scalable: Hydroponic CEA allows for cultivation to go vertical maximizing the cubic space within a facility.
•
Environmentally Superior: CEA uses up to 95% less water than traditional farms, and because a facility is sealed, there is not any need for herbicides or pesticides, effectively reducing agricultural runoff. In addition, these facilities are generally located in urban centers reducing the need for long-haul transportation and resulting in a drastic reduction in carbon footprint.

•	Variables are Controlled: Weather factors such as frosts and severe storms are mitigated and the potential for crop-destroying pests can be easily controlled.
•
Major retailers across the country are now carrying locally grown, CEA hydroponic micro-greens and herbs. Consumers prefer fresh, locally grown produce because of the higher nutrient content and longer shelf life.

GrowOp Technology

Our wholly-owned subsidiary, GrowOp Technology Ltd., a Nevada corporation (“GrowOp Technology”), integrates high-quality hydroponic equipment with proprietary technology to create sustainable solutions for the cultivation of indoor agriculture. We work closely with expert horticulturists, engineers, and scientists to develop and manufacture advanced proprietary products for the hydroponic industry. Our products are utilized by horticulture enthusiasts, local urban farmers, and greenhouse growers. We believe that the emerging trend of urban and indoor agriculture has fostered an entrepreneurial push by companies to bring their concept to market. Many of these companies lack both the intellectual resources and manufacturing capabilities to bring their ideas to fruition. We have the team and the resources to help bring indoor cultivation designs from concept to production. Our products can be found through specialty retailers throughout the United States.

Our products are UL Listed, RoHS compliant, and we incorporate “Green Technologies” into our designs.

Our products include:

•	Commercial Hydroponic and Aeroponic Systems with 'ADS' Automated Dosing Systems;
•	Digital Atmospheric Controllers for Lighting, Humidity, C02 and more; and
•	Commercial Greenhouses.

Edible Garden

Our second wholly-owned subsidiary, Edible Garden Corp., a Nevada corporation (“Edible Garden”), is a retail seller of a line of locally grown hydroponic produce, which is distributed throughout the Northeast, Midwest and Florida. Edible Garden has rapidly expanded the availability of its premier brand of sustainably grown produce line from just over 100 retail stores to approximately 1,000 retailers throughout markets in the Northwest, Midwest and Florida. We believe that this rapid expansion has been due to consumers demanding fresher produce grown locally using environmentally sustainable methods.

MediFarm, MediFarm I, and MediFarm II

Recently, we formed three majority-owned subsidiaries for the purposes of cultivation or production of medical marijuana and/or operation of dispensary facilities in various locations in Nevada upon obtaining the necessary government approvals and permits, as to which there can be no assurance.  Each subsidiary was formed with different investors, thus necessitating the need for multiple entities with different strategic partners and advisory board members.  In addition, we anticipate each subsidiary will service a different geographical market in Nevada.  Effectuation of the proposed business of each of (i) MediFarm, LLC (a Nevada limited liability company (“MediFarm”), (ii) MediFarm I, LLC, a Nevada limited liability company (“MediFarm I”), and (iii) MediFarm II, LLC, a Nevada limited liability company (“MediFarm II”) is dependent upon the continued legislative authorization of medical marijuana at the state level.  We expect to allocate future business opportunities among MediFarm, MediFarm I and MediFarm II based on the locations of such opportunities.

We formed MediFarm on March 19, 2014. We own 60% of the membership interests in MediFarm. The remaining membership interests are owned by Camden Goorjian (20%) and by Richard Vonfeldt (20%), two otherwise unaffiliated individuals. Upon receipt of the necessary governmental approvals and permitting, we expect MediFarm to operate medical marijuana cultivation, production and dispensary facilities in Clark County, Nevada and a medical marijuana dispensary facility in the City of Las Vegas.

We formed MediFarm I on July 18, 2014. We own 50% of the membership interests in MediFarm I. The remaining membership interests are owned by Forever Green NV, LLC (50%), an otherwise unaffiliated entity. Upon receipt of the necessary governmental approvals and permitting, we expect MediFarm I to operate a medical marijuana dispensary in Reno, Nevada.

We formed MediFarm II on July 30, 2014. We own 55% of the membership interests in MediFarm II. The remaining membership interests are owned by Nevada MF, LLC (30%) and by Forever Green NV, LLC (15%), two otherwise unaffiliated parties. Upon receipt of the necessary governmental approval and permitting, we expect MediFarm II to operate a medical marijuana cultivation and production facility in Spanish Springs, Nevada.

A number of states, including Nevada, have enacted laws allowing their citizens to use medical marijuana and operate medical marijuana cultivation, production or dispensary facilities.  Although cultivating and distributing marijuana for medical use is permitted in Nevada, provided compliance with applicable state and local laws, rules and regulations, marijuana is illegal under federal law.  Strict enforcement of federal law regarding marijuana would likely result in the inability to proceed with the business plans of MediFarm, MediFarm I and MediFarm II, even if they successfully procure one or more licenses for the cultivation , production and/or distribution of medical marijuana in Nevada, and could expose MediFarm, MediFarm I, and MediFarm II to potential criminal liability and subject their properties to civil forfeiture.

MediFarm, MediFarm I or MediFarm II may not be able to obtain or maintain the necessary licenses, permits, authorizations or accreditations, or may only be able to do so at great cost, to operate its respective medical marijuana business.  MediFarm, MediFarm I and MediFarm II are each in the process of attempting to obtain the initial licensing and permits required to operate its respective business.  With respect to MediFarm’s proposed facilities in Clark County, Nevada, the Clark County Board of Commissioners voted on June 17, 2014, to approve a special use permit for MediFarm’s vertically integrated and co-located medical marijuana cultivation and production establishment located at 6585 West Gary Avenue, Las Vegas, Nevada 89139. This is a local land use approval and the first step in the process for MediFarm to obtain a state medical marijuana registration certificate pursuant to Nevada Revised Statutes Chapter 453A to operate cultivation and production facilities in Clark County, Nevada. MediFarm submitted an application to the Nevada Division of Public and Behavioral Health (the “Division”) to operate these medical marijuana establishments in Clark County, Nevada. Using a merit-based ranking system, the Division will award provisional registration certificates to those applicants who score the highest based upon certain criteria and point values up to the designated number of registration certificates the Division plans to issue in that jurisdiction. If MediFarm receives a provisional certificate, it would then have to apply for a local business license from Clark County and obtain a building permit for any construction before beginning business operations. It was our understanding that the Division anticipated issuing state registration certificates on or about November 3, 2014. As of the date hereof, we have not received a state registration certificate.  If MediFarm is issued a certificate, as to which there can be no assurance, MediFarm would need to complete construction of its facilities by December 15, 2015, or the special use permit would expire.  MediFarm is also in the process of obtaining state licenses for MediFarm’s dispensaries in Clark County, Nevada and City of Las Vegas, Nevada.  MediFarm I and MediFarm II have both submitted their initial applications with the state of Nevada and there can be no assurance as to the outcome of these applications.

We have sustained losses from operations in each fiscal year since our inception, and we expect these losses to continue for the indefinite future, due to our substantial investment in research and development, attorneys’ fees and expenses, and consultants’ fees. At December 31, 2013, we had an accumulated deficit of $14,837,317 and stockholders’ equity of $83,487. As of September 30, 2014, we had an accumulated deficit of $33,830,332 and our stockholders’ equity was ($352,603).

Transaction with Dominion Capital LLC

The Debt Placement

On February 5, 2014, we entered into the Purchase Agreement with Dominion for the sale of Notes to Dominion (such sales are referred to herein as the “Debt Placement”). Pursuant to the Purchase Agreement, Dominion agreed to purchase $6,550,000, net of a five percent original issue discount (the “OID”), of our Notes in eleven tranches, with the first tranche of $800,000 (net of OID) closing on the execution of the Purchase Agreement (the “First Closing”). The second tranche was also $800,000 (net of OID); each additional tranche was scheduled to be in the amount of $550,000 (net of OID). As of July 30, 2014, an aggregate of six closings had occurred for a total purchase of $3,800,000 (net of OID) of Notes. On July 30, 2014, the parties amended (the “Amendment”) the Purchase Agreement to provide for a final closing (the “Final Closing”) in the amount of $2,750,000 (net of OID), which occurred effective July 30, 2014, and was funded on July 31, 2014. The OID, aggregated, is approximately $344,737.

Aegis Capital Corp. (“Aegis”), our adviser and placement agent for the Debt Placement, and certain of its affiliates were provided with the right to co-invest in a portion of the Notes offered in the Debt Placement.  In consideration for its placement agent services, we paid Aegis cash commissions equal to $33,000 for each of the first two tranches, and $22,688 for each of the balance of the tranches thereafter, or $204,192 in the aggregate.  Because we had previously identified Dominion as the investor for the Debt Placement and had substantially negotiated the terms of the Notes, Aegis was retained solely to advise on the structure and terms of the Notes and to provide input to the parties based on other similarly situated financings for companies similar in size, business, and prospects to us.  As certain affiliates of Aegis had previously indicated an interest in investing in our securities, Dominion and we provided them with an opportunity to invest in up to 25% of the Notes being offered by us in the Debt Placement.  The Aegis affiliates (the “Aegis Designees”) who invested in the offering granted all dispositive and voting control over the Notes issued to Dominion, as each Aegis Designee had effectively purchased a participation (or was assigned an undivided economic interest in the Notes) to avoid us having to issue separate debt instruments to each Aegis Designee, in the event that different affiliates of Aegis were to participate in different tranches. All of the Notes purchased by Dominion or the Aegis Designees have been registered in the name of Dominion who will, upon their sale or disposition, provide a pro rata portion of all proceeds to the Aegis Designees to be allocated among such affiliates internally. As a result, neither Aegis (a FINRA-member broker-dealer), the Aegis Designees nor any of their respective affiliates will make any decisions with respect to any Common Stock sold upon conversion of the Notes or exercise of the Warrants under this Prospectus.

Notes

Each Note accrues interest at a rate of 12% per annum and has a maturity date of 18 months after issuance. All principal and interest due and owing under each Note is convertible into shares of Common Stock of the Company at any time at the election of the holder thereof, at a conversion price equal to approximately $0.30753 per share, subject to adjustment. Beginning on August 5, 2014, September 5, 2014, October 5, 2014, November 5, 2014, December 5, 2014, January 5, 2015 and February 5, 2015, (each a "Commencement Date") and continuing on each of the following eleven successive months after each such Commencement Date, the Company is obligated to pay 1/12th of the face amount of such Note outstanding and accrued interest.

The Notes are currently convertible into a total of 12,766,750 shares of Common Stock, which may increase in the future if the conversion price is adjusted upon our sale of equity at a price less than the then-conversion price. Pursuant to the Amendment, we agreed to reserve an aggregate of  25,533,500 shares of Common Stock for conversion of the Notes upon such adjustment, all of which are registered hereby.

Warrants

Under the terms of the Purchase Agreement, we agreed to issue to Dominion Warrants to purchase up to that number of shares of Common Stock equal to 50% of the principal amount of the Notes issuable divided by the conversion price, with an exercise price equal to approximately $0.30753 per share, subject to adjustment. The exercise price and the number of shares underlying the Warrants are subject to adjustment upon our sale of equity at a price less than the then-exercise price. The Warrants have a “cashless” exercise feature and a term of four years.

Aegis, and certain of its affiliates, elected to participate in the Debt Placement. In connection therewith, we issued Warrants to the Aegis Designees. The Warrants issued to Dominion and the Aegis Designees in the first four tranche closings were exercised on a cashless basis.  As of the date hereof, all of these issued shares have been sold by Dominion.

We are also registering approximately 1,447,368 shares of Common Stock underlying the Warrants issued to Dominion with respect to the fifth and sixth tranches. Finally, we are registering approximately 4,824,561 shares of Common Stock underlying the Warrants issued in the Final Closing. The Warrants issued in the Final Closing are issued solely to Dominion; however, the Aegis Designees have economic rights to the underlying shares. The Aegis Designees granted all dispositive and voting control over the Warrants and the underlying shares to Dominion.

Accordingly, we are registering for resale 6,271,930 shares of Common Stock underlying the Warrants in this Registration Statement. Currently, if all of the outstanding Warrants are exercised for cash, the Company will receive gross proceeds of approximately $1,881,579, as to which there cannot be any assurance of exercise for cash or at all.

Registration Rights

In connection with the Debt Placement, we also entered into a Registration Rights Agreement, dated February 5, 2014, with Dominion (the “Registration Rights Agreement”), pursuant to which we agreed to register for resale all of the shares of Common Stock underlying the Notes and the Warrants in a registration statement to be filed with the SEC. Pursuant to the Registration Rights Agreement, as supplemented by the Amendment, we filed with the SEC a Registration Statement that includes this Prospectus to register for resale under the Securities Act  31,805,430 shares of our Common Stock that may be issued to Dominion upon the conversion of the Notes or the exercise of the Warrants.

Use of Proceeds

We used $226,840 of the proceeds received in the Debt Placement to repay an affiliate of Dominion for an outstanding loan. We have used and intend to use the remaining proceeds from the Debt Placement and from the exercise of the Warrants to execute our growth strategy, to aid in the commercial development of GrowOp Technology, Edible Garden, MediFarm, MediFarm I, and MediFarm II, and for general corporate purposes.

We have used a portion of the proceeds received in the Debt Placement for the permitting process and professional fees, including architects, engineers, attorneys, and lobbyists with respect to MediFarm, MediFarm I, and MediFarm II. Assuming MediFarm, MediFarm I, and MediFarm II receive all the necessary permits and licenses applied for, we anticipate we will need an additional $11 million in capital for the commercial development of these subsidiaries. Because none of MediFarm, MediFarm I or MediFarm II has commenced operations, the $11 million budget as described herein is prospective. With respect to MediFarm, the estimated construction budget (for year one) and operation budget (for the first five years of operation) is approximately $500,000 for the dispensary facilities and approximately $5 million for the cultivation and production facility. With respect to MediFarm I’s dispensary facility, the estimated construction budget (for year one) and operation budget (for the first five years of operation) is approximately $500,000. With respect to MediFarm II’s cultivation and production facility, the estimated construction budget (for year one) and operation budget (for the first five years of operation) is approximately $5 million. Forever Green NV, LLC, a member of both MediFarm I and MediFarm II, has agreed to contribute approximately $500,000 in the form of debt to MediFarm I and approximately $750,000 in the form of debt to MediFarm II. We will be obligated to contribute the remaining amount, or approximately $9.75 million in the aggregate, for all three subsidiaries. We do not expect any of the proceeds we have received to date (all of which has been spent on, or is allocated to, other projects) will be available to satisfy the construction budget or the 5-year operational budget of these entities. Futher, we cannot provide any assurance that the Warrants will be exercised or exercised for cash, such that they would be a source of financing for any of the subsidiaries.

With respect to GrowOp Technology, we anticipate needing approximately $110,000 for the commercial development of this subsidiary, which includes anticipated expenses for purchasing, marketing and selling of a new line of double ended lighting. This amount is in addition to the proceeds received in the Debt Placement and does not take into account any proceeds we may receive if the Warrants are exercised for cash, as to which there cannot be any assurance.

With respect to Edible Garden, we used approximately $700,000 of the proceeds received in the Debt Placement to purchase high tech Dutch movable hydroponic tables that we anticipate will reduce labor and increase productivity. We anticipate requiring an additional $50,000 to assemble and install these tables. This amount is in addition to the proceeds received in the Debt Placement and does not take into account any proceeds we may receive if the Warrants are exercised for cash, as to which there cannot be any assurance.

We intend to raise additional capital through equity and debt financing as needed, though there cannot be any assurance that such funds will be available to us on acceptable terms, on an acceptable schedule, or at all.

Corporate Information

Our principal executive offices are located at 4700 Von Karman, Suite 100, Newport Beach, California 92660. Our telephone number is (855) 447-6967. We maintain corporate websites at www.terratechcorp.com; www.growopltd.com; www.egrow.com; www.goodearthhydro.com; www.edigblegarden.com; and www.bestbuyhydro.com.

Transfer Agent

The transfer agent for our Common Stock is West Coast Stock Transfer at 721 North Vulcan Avenue, Suite 205, Encinitas, California 92024. The transfer agent’s telephone number is (619) 664-4780.

The Offering

Securities offered by the Selling Stockholder	31,805,430 shares of Common Stock (1)

Common Stock outstanding before this offering	287,067,757 shares (2)

Common Stock outstanding after this offering	318,873,187 shares (3)

Use of proceeds
We will not receive any of the proceeds from the sale of the securities owned by the Selling Stockholder. However, we have received $6,550,000 under the Purchase Agreement with the Selling Stockholder in connection with the sale of the Notes. We may also receive proceeds in connection with the exercise of Warrants for the underlying shares of our Common Stock, which may in turn be sold by the Selling Stockholders under this Prospectus. We have used and intend to the remaining proceeds from the Debt Placement and any proceeds from the exercise of Warrants to execute our growth strategy, to aid in the commercial development of GrowOp Technologies, Edible Garden, MediFarm, MediFarm I, and MediFarm II, and for general corporate purposes as more fully discussed in this Prospectus. There is no assurance that any of the Warrants will ever be exercised for cash, if at all. See “Use of Proceeds” beginning on page 24.

Risk factors
An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this Prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 12.

Symbol on the OTCQB tier	TRTC
_________
(1)
Consists of: (i)  25,533,500 shares of Common Stock which we agreed to reserve for issuance upon conversion of the Notes; and (ii) 6,271,930 shares of Common Stock issuable upon exercise of the Warrants.

(2)
Consists of: (i)  192,246,031 shares of Common Stock issued and outstanding as of November 18 , 2014; (ii) 100 shares of Common Stock issuable upon the conversion of all our currently outstanding shares of Series A Preferred Stock; (iii) 79,418,799 shares of Common Stock issuable upon the conversion of all of our currently outstanding shares of Series B Preferred Stock; and (iv) 15,402,827 shares of Common Stock issuable upon the exercise of all of our outstanding warrants (excluding the Warrant shares being registered in this Registration Statement).

(3)
Consists of: (i) 1 92 ,246,031 shares of Common Stock issued and outstanding as of November 18 , 2014; (ii)  25,533,500 shares of Common Stock which we agreed to reserve for issuance upon conversion of the Notes; (iii) 6,271,930 shares of Common Stock issuable upon exercise of the Warrants; (iv) 100 shares of Common Stock issuable upon the conversion of all of our currently outstanding shares of Series A Preferred Stock; (v) 79,418,799 shares of Common Stock issuable upon the conversion of all of our currently outstanding shares of Series B Preferred Stock; and (vi) 15,402,827 shares of Common Stock issuable upon the exercise of all of our outstanding warrants (excluding the Warrant shares being registered in this Registration Statement).

Summary Financial Data

The following historical financial information should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this Prospectus. The historical results are not necessarily indicative of results to be expected for any future periods:

Statements of Operations Data:	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
	(Unaudited)	(Unaudited)
Total revenues	$1,314,973	$5,587,093	$2,125,851
Cost of goods sold	$1,251,035	$5,620,702	$2,036,933
Net loss	$(9,521,448)	$(18,993,015)	$(6,148,350)
Net loss per share attributable to common stockholders, basic and diluted	$(0.05)	$(0.11)	$(0.06)
Weighted average shares used to compute net loss per share attributable to common stockholders, basic and diluted	181,233,509	168,742,609	99,041,439

Balance Sheet Data:	September 30, 2014	December 31, 2013
	(Unaudited)
Cash	$3,476,579	$26,943
Current assets	$4,263,743	$243,457
Total assets	$9,903,682	$4,040,585
Current liabilities	$10,256,285	$3,957,098
Stockholders’ equity	$(352,603)	$83,487
Total liabilities and stockholders’ equity	$9,903,682	$4,040,585

RISK FACTORS

An investment in our securities is subject to numerous risks, including the risk factors described below. You should carefully consider the risks, uncertainties and other factors described below, in addition to the other information set forth in this Prospectus, before making an investment decision with regard to our securities. Any of these risks, uncertainties and other factors could materially and adversely affect our business, financial condition, results of operations, cash flows or prospects. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment. See also “Cautionary Note Regarding Forward-Looking Statements.”

RISKS RELATING TO OUR BUSINESS AND INDUSTRY

We have a limited operating history, which may make it difficult for investors to predict future performance based on current operations.

We have a limited operating history upon which investors may base an evaluation of our potential future performance. In particular, we have not proven that we can supply hydroponic growing equipment or sell our hydroponic produce in a manner that enables us to be profitable and meet customer requirements, develop intellectual property to enhance GrowOp Technology’s product lines, enhance Edible Garden’s hydroponic produce, obtain the necessary permits and/or achieve certain milestones to develop MediFarm’s, MediFarm I’s and MediFarm II’s business, develop and maintain relationships with key manufacturers and strategic partners to extract value from our intellectual property, raise sufficient capital in the public and/or private markets, or respond effectively to competitive pressures. As a result, there can be no assurance that we will be able to develop or maintain consistent revenue sources, or that our operations will be profitable and/or generate positive cash flows.

Any forecasts we make about our operations may prove to be inaccurate. We must, among other things, determine appropriate risks, rewards, and level of investment in our product lines, respond to economic and market variables outside of our control, respond to competitive developments and continue to attract, retain and motivate qualified employees. There can be no assurance that we will be successful in meeting these challenges and addressing such risks and the failure to do so could have a materially adverse effect on our business, results of operations and financial condition. Our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stage of development. As a result of these risks, challenges and uncertainties, the value of your investment could be significantly reduced or completely lost.

Our independent auditor’s report for the fiscal years ended December 31, 2012 and December 31, 2013 is qualified as to our ability to continue as a going concern.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in our audited annual financial statements as of and for the years ended December 31, 2012 and December 31, 2013, our independent auditors included a note to our financial statements regarding concerns about our ability to continue as a going concern. Recurring losses from operations raise substantial doubt about our ability to continue as a going concern. The presence of the going concern note to our financial statements may have an adverse impact on the relationships we are developing and plan to develop with third parties as we continue the commercialization of our products and could make it challenging and difficult for us to raise additional financing, all of which could have a material adverse impact on our business and prospects and result in a significant or complete loss of your investment.

We have incurred significant losses in prior periods, and losses in the future could cause the quoted price of our Common Stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due and on our cash flows.

We have incurred significant losses in prior periods. For the fiscal quarter ended September 30, 2014, we incurred a net loss of $ 9,521,448 and, as of that date, we had an accumulated deficit of $ 33,830,332 . We incurred net losses in fiscal years 2012 and 2013 of $6,148,350 and $5,836,369, respectively. Any losses in the future could cause the quoted price of our Common Stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due and on our cash flows.

We will likely need additional capital to sustain our operations and will likely need to seek further financing, which we may not be able to obtain on acceptable terms or at all. If we fail to raise additional capital, as needed, our ability to implement our business model and strategy could be compromised.

We have limited capital resources and operations. To date, our operations have been funded entirely from the proceeds of debt and equity financings. We expect to require substantial additional capital in the near future to expand our product lines, develop our intellectual property base and establish our targeted levels of commercial production. We may not be able to obtain additional financing on terms acceptable to us, or at all.

Even if we obtain financing for our near-term operations, we expect that we will require additional capital thereafter. Our capital needs will depend on numerous factors including: (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership held by our existing stockholders will be reduced and our stockholders may experience significant dilution. In addition, new securities may contain rights, preferences or privileges that are senior to those of our Common Stock. If we raise additional capital by incurring debt, this will result in increased interest expense. If we raise additional funds through the issuance of securities, market fluctuations in the price of our shares of Common Stock could limit our ability to obtain equity financing.

We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. If we are unable to raise capital when needed, our business, financial condition and results of operations would be materially adversely affected, and we could be forced to reduce or discontinue our operations.

We face intense competition and many of our competitors have greater resources that may enable them to compete more effectively.

The industries in which we operate in general are subject to intense and increasing competition. Some of our competitors may have greater capital resources, facilities and diversity of product lines, which may enable them to compete more effectively in this market. Our competitors may devote their resources to developing and marketing products that will directly compete with our product lines. For example, more established hydroponic growing equipment companies with much greater financial resources may be able to easily adapt their existing operations to the production of hydroponic growing equipment. Our competitors may also introduce new hydroponic growing equipment which could also increase competition and decrease demand for GrowOp Technology’s hydroponic growing equipment products.

Additionally, if demand for GrowOp Technology’s hydroponic growing equipment continues to increase, we expect many new competitors to enter the market as there are no significant barriers to hydroponic growing equipment production. Due to this competition, there is no assurance that we will not encounter difficulties in obtaining revenues and market share or in the positioning of our products. There are no assurances that competition in the industry will not lead to reduced prices for GrowOp Technology’s hydroponic growing equipment. If we are unable to successfully compete with existing companies and new entrants to the market this will have a negative impact on our business and financial condition.

If we fail to protect our intellectual property, our business could be adversely affected.

Our viability will depend, in part, on our ability to develop and maintain the proprietary aspects of our technology to distinguish our products from our competitors’ products. We rely on copyrights, trademarks, trade secrets, and confidentiality provisions to establish and protect our intellectual property.

Any infringement or misappropriation of our intellectual property could damage its value and limit our ability to compete. We may have to engage in litigation to protect the rights to our intellectual property, which could result in significant litigation costs and require a significant amount of our time. In addition, our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by us.

Competitors may also harm our sales by designing products that mirror the capabilities of our products or technology without infringing on our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

We may also find it necessary to bring infringement or other actions against third parties to seek to protect our intellectual property rights. Litigation of this nature, even if successful, is often expensive and time-consuming to prosecute and there can be no assurance that we will have the financial or other resources to enforce our rights or be able to enforce our rights or prevent other parties from developing similar technology or designing around our intellectual property.

Although we believe that our technology does not and will not infringe upon the patents or violate the proprietary rights of others, it is possible such infringement or violation has occurred or may occur, which could have a material adverse effect on our business.

We are not aware of any infringement by us of any person’s or entity’s intellectual property rights. In the event that products we sell are deemed to infringe upon the patents or proprietary rights of others, we could be required to modify our products or obtain a license for the manufacture and/or sale of such products or cease selling such products. In such event, there can be no assurance that we would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon our business.

There can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. If our products or proposed products are deemed to infringe or likely to infringe upon the patents or proprietary rights of others, we could be subject to injunctive relief and, under certain circumstances, become liable for damages, which could also have a material adverse effect on our business and our financial condition.

Our trade secrets may be difficult to protect.

Our success depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors, as well as our licensors and contractors. Because we operate in a highly competitive industry, we rely in part on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality or non-disclosure agreements with our corporate partners, employees, consultants, outside scientific collaborators, developers and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third parties confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party’s relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property, and we enter into assignment agreements to perfect our rights.

These confidentiality, inventions and assignment agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent the use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

Our business, financial condition, results of operations and cash flows have been, and may in the future be, negatively impacted by challenging global economic conditions.

The recent global economic slowdown has caused disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy, and declining consumer and business confidence, which has led to decreased levels of consumer spending. These macroeconomic developments have and could continue to negatively impact our business, which depends on the general economic environment and levels of consumer spending. As a result, we may not be able to maintain our existing customers or attract new customers, or we may be forced to reduce the price of our products. We are unable to predict the likelihood of the occurrence, duration or severity of such disruptions in the credit and financial markets and adverse global economic conditions. Any general or market-specific economic downturn could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our future success depends on our key executive officers and our ability to attract, retain and motivate qualified personnel.

Our future success largely depends upon the continued services of our executive officers and management team, especially our President and Chief Executive Officer, Mr. Derek Peterson. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Additionally, we may incur additional expenses to recruit and retain new executive officers. If any of our executive officers joins a competitor or forms a competing company, we may lose some or all of our customers. Finally, we do not maintain “key person” life insurance on any of our executive officers. Because of these factors, the loss of the services of any of these key persons could adversely affect our business, financial condition and results of operations, and thereby an investment in our stock.

Our continuing ability to attract and retain highly qualified personnel will also be critical to our success because we will need to hire and retain additional personnel as our business grows. There can be no assurance that we will be able to attract or retain highly qualified personnel. We face significant competition for skilled personnel in our industry. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees. Because of these factors, we may not be able to effectively manage or grow our business, which could adversely affect our financial condition or business. As a result, the value of your investment could be significantly reduced or completely lost.

Our success depends on the adoption of our hydroponic equipment products by several communities, including horticulture enthusiasts, local urban farmers and greenhouse growers, and if these communities do not adopt our products, then our revenue will be severely limited.

The major groups to whom we believe our hydroponic equipment products appeal may not continue to embrace our products. Acceptance of our products will depend on several factors, including cost, ease of use, familiarity of use, convenience, timeliness, strategic partnerships, and reliability. If we fail to meet our customers’ needs and expectations adequately, our product offerings may not be competitive and our ability to commence or continue generating revenues could be reduced. We also cannot ensure that our business model will gain wide acceptance among all targeted groups. If the market fails to continue to develop, or develops more slowly than we expect, our ability to commence or continue generating revenues could be reduced.

Our targeted customer base for our hydroponic equipment products is diverse and we face a challenge in adequately meeting each group’s needs.

Because we will serve multiple types of customers from gardening enthusiasts to small-scale produce farmers, we must work constantly to understand the needs, standards and technical requirements of several different customer groups and must devote significant resources to developing products for their interests. If we do not accurately predict our customers’ needs and expectations, we may expend valuable resources in developing products that do not achieve broad acceptance across the markets.

If our suppliers are unable to supply us with high quality hydroponic growing equipment consistently at sufficient volumes, our relationship with our customers may suffer and our operating results will be adversely affected.

Our customers expect us to deliver our hydroponic growing equipment consistently at sufficient volumes, while meeting their established quality standards. If our suppliers are unable to consistently deliver such volumes to us, our relationship with customers could be adversely affected which could have a negative impact on our operating results.

We are dependent on the popularity of consumer acceptance of hydroponic grown produce.

Our ability to generate revenue and be successful in the implementation of Edible Garden’s business plan is dependent on consumer acceptance and demand of hydroponic grown produce.

A drop in the retail price of commercially grown produce may negatively impact our business.

The demand for Edible Garden’s hydroponic grown produce depends in part on the price of commercially grown produce. Fluctuations in economic and market conditions that impact the prices of commercially grown produce, such as increases in the supply of such produce and the decrease in the price of commercially grown produce, could cause the demand for hydroponic grown produce to decline, which would have a negative impact on our business.

We may not be able to effectively manage our growth or improve our operational, financial and management information systems, which would impair our results of operations.

In the near term, we intend to expand the scope of our operations activities significantly. If we are successful in executing our business plan, we will experience growth in our business that could place a significant strain on our business operations, finances, management and other resources. The factors that may place strain on our resources include, but are not limited to, the following:

•	The need for continued development of our financial and information management systems;
•	The need to manage strategic relationships and agreements with manufacturers, customers and partners; and
•	Difficulties in hiring and retaining skilled management, technical and other personnel necessary to support and manage our business.

Additionally, our strategy envisions a period of rapid growth that may impose a significant burden on our administrative and operational resources. Our ability to effectively manage growth will require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified management and other personnel. There can be no assurance that we will be successful in recruiting and retaining new employees, or retaining existing employees.

We cannot provide assurances that our management will be able to manage this growth effectively. Our failure to successfully manage growth could result in our sales not increasing commensurately with capital investments or otherwise materially adversely affecting our business, financial condition or results of operations.

If we are unable to continually innovate and increase efficiencies, our ability to attract new customers may be adversely affected.

In the area of innovation, we must be able to develop new hydroponic growing equipment and other technologies that appeal to our customers. This depends, in part, on the technological and creative skills of our personnel and on our ability to protect our intellectual property rights. We may not be successful in the development, introduction, marketing and sourcing of new technologies or innovations, that satisfy customer needs, achieve market acceptance or generate satisfactory financial returns.

If we are unable to adopt or incorporate technological advances into GrowOp Technology’s hydroponic equipment products, our business could become less competitive, uncompetitive or obsolete and we may not be able to compete effectively with competitors’ products.

We expect that technological advances in the processes and procedures for hydroponic growing equipment will continue to occur. As a result, there are risks that products that compete with our products could be improved or developed. If we are unable to adopt or incorporate technological advances, our products could be less efficient or cost-effective than methods developed and sold by our competitors, which could cause our products to become less competitive, uncompetitive or obsolete, which would have a material adverse effect on our financial condition.

Competing forms of specialized agricultural equipment may be more desirable to consumers or make our products obsolete.

There are currently several different specialized agricultural equipment technologies being deployed in urban vertical farming operations other than hydroponics, such as aquaponics and terraponics. Further development of any of these competitive technologies may lead to advancements in vertical farming techniques that will make our products obsolete. Consumers may prefer alternative technologies and products. Any developments that contribute to the obsolescence of our products may substantially impact our business, reducing our ability to generate revenues.

Litigation may adversely affect our business, financial condition and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operations are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims could adversely affect our business and the results of our operations.

Our officers and directors have significant control over stockholder matters and the minority stockholders will have little or no control over our affairs.

Our officers and directors currently own approximately 2 9.56 % of our outstanding Common Stock, and through the ownership of preferred stock, have approximately 97% of stockholder voting power, and thus significant control over stockholder matters, such as election of directors, amendments to the Articles of Incorporation, and approval of significant corporate transactions. As a result, the Company’s minority stockholders will have little or no control over its affairs.

If we fail to implement and maintain proper and effective internal controls and disclosure controls and procedures pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, our ability to produce accurate and timely financial statements and public reports could be impaired, which could adversely affect our operating results, our ability to operate our business and investors’ views of us.

As of December 31, 2013, management assessed the effectiveness of our internal controls over financial reporting. Management concluded, as of the fiscal year ended December 31, 2013, that our internal controls and procedures were not effective to detect the inappropriate application of U.S. GAAP rules. Management concluded that our internal controls were adversely affected by deficiencies in the design or operation of our internal controls, which management considered to be material weaknesses. These material weaknesses include the following:

•
lack of a functioning audit committee due to a lack of a majority of independent members and a lack of a majority of outside directors on our Board of Directors (“Board”), resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures;

•	inadequate segregation of duties consistent with control objectives; and
•	ineffective controls over period end financial disclosure and reporting processes.

Further, management concluded that our disclosure controls and procedures were not effective as of  September 30, 2014.

The failure to implement and maintain proper and effective internal controls and disclosure controls could result in material weaknesses in our financial reporting such as errors in our financial statements and in the accompanying footnote disclosures that could require restatements. Investors may lose confidence in our reported financial information and disclosure, which could negatively impact our stock price.

We do not expect that our internal controls over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Our insurance coverage may be inadequate to cover all significant risk exposures.

We will be exposed to liabilities that are unique to the products we provide. While we intend to maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations. We do not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

Because we do not have an audit or compensation committee, stockholders will have to rely on our officers and directors, most of whom are not independent, to perform these functions.

Because we do not have an audit or compensation committee, stockholders will have to rely on our officers and directors, most of whom are not independent, to perform these functions. Thus, there is a potential conflict of interest in that our officers and directors have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions.

Federal regulation and enforcement may adversely affect the implementation of medical marijuana  laws and regulations may negatively impact our revenues and profits.

Currently, there are 23 states plus the District of Columbia that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation. Conversely, under the Controlled Substance Act (the “CSA”), the policies and regulations of the Federal government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and the personal use of cannabis is prohibited. Unless and until Congress amends the CSA with respect to medical marijuana, as to the timing or scope of any such potential amendments there can be no assurance, there is a risk that federal authorities may enforce current federal law, and we may be deemed to be producing, cultivating or dispensing marijuana in violation of federal law with respect to MediFarm’s, MediFarm I’s or MediFarm II’s proposed business operations or we may be deemed to be facilitating the selling or distribution of drug paraphernalia in violation of federal law with respect to GrowOp Technology’s business operations. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect our revenues and profits. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings and stated federal policy remains uncertain.

The U.S. Supreme Court declined to hear a case brought by San Diego County, California that sought to establish federal preemption over state medical marijuana laws. The preemption claim was rejected by every court that reviewed the case. The California 4th District Court of Appeals wrote in its unanimous ruling, “Congress does not have the authority to compel the states to direct their law enforcement personnel to enforce federal laws.” However, in another case, the U.S. Supreme Court held that, as long as the CSA contains prohibitions against marijuana, under the Commerce Clause of the United States Constitution, the United States may criminalize the production and use of homegrown cannabis even where states approve its use for medical purposes.

In an effort to provide guidance to federal law enforcement, the Department of Justice (the “DOJ”) has issued Guidance Regarding Marijuana Enforcement to all United States Attorneys in a memorandum from Deputy Attorney General David Ogden on October 19, 2009, in a memorandum from Deputy Attorney General James Cole on June 29, 2011 and in a memorandum from Deputy Attorney General James Cole on August 29, 2013. Each memorandum provides that the DOJ is committed to the enforcement of the CSA, but, the DOJ is also committed to using its limited investigative and prosecutorial resources to address the most significant threats in the most effective, consistent and rational way.

The August 29, 2013 memorandum provides updated guidance to federal prosecutors concerning marijuana enforcement in light of state laws legalizing medical and recreational marijuana possession in small amounts.

The memorandum sets forth certain enforcement priorities that are important to the federal government:

•	Distribution of marijuana to children;

•	Revenue from the sale of marijuana going to criminals;

•	Diversion of medical marijuana from states where it is legal to states where it is not;

•	Using state authorized marijuana activity as a pretext of other illegal drug activity;

•	Preventing violence in the cultivation and distribution of marijuana;

•	Preventing drugged driving;

•	Growing marijuana on federal property; and

•	Preventing possession or use of marijuana on federal property.

The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but has relied on state and local law enforcement to address marijuana activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to our business and our revenue and profits.

We could be found to be violating laws related to medical cannabis.

Currently, there are 23 states plus the District of Columbia that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation. Conversely, under the CSA, the policies and regulations of the federal government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and the personal use of cannabis is prohibited. Unless and until Congress amends the CSA with respect to medical marijuana, as to the timing or scope of any such amendments there can be no assurance, there is a risk that federal authorities may enforce current federal law. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings and stated federal policy remains uncertain. Because we do not currently cultivate, produce, sell or distribute any medical marijuana, we have no risk that we will be deemed to facilitate the selling or distribution of medical marijuana in violation of federal law. However, we do currently sell a material portion of our hydroponic equipment to medical marijuana growers. Should it be determined under the CSA that our products or equipment are deemed to fall under the definition of drug paraphernalia because our products could be determined to be primarily intended or designed for use in manufacturing or producing cannabis, we could be found to be in violation of federal drug paraphernalia laws and there may be a direct and adverse effect on our business and our revenues and profits. Further, if we obtain the necessary government approvals and permits in Nevada and obtain the necessary funding to commence the cultivation and production of medical marijuana and/or the operation of dispensary facilities for our MediFarm, MediFarm I and MediFarm II subsidiaries, as to the successful achievement of any or all of such objectives there can be no assurance, we could be found in violation of the CSA. This would cause a direct and adverse effect on our subsidiaries’ intended business and on our revenue and profits.

Variations in state and local regulation and enforcement in states that have legalized medical cannabis that may restrict marijuana-related activities, including activities related to medical cannabis may negatively impact our revenues and profits.

Individual state laws do not always conform to the federal standard or to other states laws. A number of states have decriminalized marijuana to varying degrees, other states have created exemptions specifically for medical cannabis, and several have both decriminalization and medical laws. Two states, Colorado and Washington, have legalized the recreational use of cannabis. Variations exist among states that have legalized, decriminalized or created medical marijuana exemptions. For example, Alaska and Colorado have limits on the number of marijuana plants that can be homegrown. In most states, the cultivation of marijuana for personal use continues to be prohibited except for those states that allow small-scale cultivation by the individual in possession of medical marijuana needing care or that person’s caregiver. Active enforcement of state laws that prohibit personal cultivation of marijuana may indirectly and adversely affect our business and our revenue and profits.

It is possible that federal or state legislation could be enacted in the future that would prohibit us or potential customers from selling our products, and if such legislation were enacted, our revenues could decline, leading to a loss in your investment.

We are not aware of any federal or state regulation that regulates the sale of indoor cultivation equipment to medical or recreational cannabis growers. The extent to which the regulation of drug paraphernalia under the CSA is applicable to our business and the sale of our products is found in the definition of “drug paraphernalia.” Drug paraphernalia means any equipment, product, or material of any kind that is primarily intended or designed for use in manufacturing, compounding, converting, concealing, producing processing, preparing, injecting, ingesting, inhaling or otherwise introducing into the human body a controlled substance, possession of which is unlawful. Our products are primarily designed for general agricultural use. We have no direct or indirect design features in our equipment specifically or primarily of the cultivation of medical cannabis. Although it is possible that medical cannabis may be grown in our hydroponic equipment, we make no inquiry of our customers as to their intended agricultural use of or products.

Our understanding of federal or state regulation of the sale of indoor cultivation equipment to medical or recreational cannabis growers is prohibited if the primary intent or design of the equipment is indoor cultivation equipment to medical or recreational cannabis growers. Our products are primarily designed for general agricultural use. We have no direct or indirect design features in our equipment specifically or primarily of the cultivation of medical cannabis. Although it is possible that medical cannabis may be grown in our hydroponic equipment, we make no inquiry of our customers as to their intended agricultural use of or products. If federal and/or state legislation is enacted which prohibits the sale of our growing equipment to medical cannabis growers, our revenues would decline, leading to a loss of a material portion of your investment.

Prospective customers may be deterred from doing business with a company with a significant nationwide online presence because of fears of federal or state enforcement of laws prohibiting possession and sale of medical or recreational marijuana.

Our website is visible in jurisdictions where medicinal and/or recreational use of marijuana   is not permitted and, as a result, we may be found to be violating the laws of those jurisdictions. We could lose potential customers as they could fear federal prosecution for growing marijuana with our equipment, reducing our revenue. In most states in which the production and sale of marijuana have been legalized, there are additional laws or licenses required and some states altogether prohibit home cultivation, all of which could make the loss of potential customers more likely.

Marijuana remains illegal under Federal law.

Marijuana is a schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law. Since federal law criminalizing the use of marijuana preempts state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in our inability to proceed with our business plan, especially in respect of MediFarm, MediFarm I and MediFarm II.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect the proposed operations of MediFarm, MediFarm I and MediFarm II.

Local, state and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter certain aspects of our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt certain aspects of our business plan and result in a material adverse effect on certain aspects of our planned operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to certain aspects of our proposed medical marijuana businesses through MediFarm, MediFarm I and MediFarm II. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

We may not obtain the necessary permits and authorizations to operate the medical marijuana business.

MediFarm, MediFarm I or MediFarm II may not be able to obtain or maintain the necessary licenses, permits, authorizations or accreditations, or may only be able to do so at great cost, to operate its medical marijuana business. In addition, we may not be able to comply fully with the wide variety of laws and regulations applicable to the medical marijuana industry. Failure to comply with or to obtain the necessary licenses, permits, authorizations or accreditations could result in restrictions on our ability to operate the medical marijuana business, which could have a material adverse effect on our business.

If we incur substantial liability from litigation, complaints, or enforcement actions, our financial condition could suffer.

MediFarm’s, MediFarm I’s, and MediFarm II’s participation in the medical marijuana industry may lead to litigation, formal or informal complaints, enforcement actions, and inquiries by various federal, state, or local governmental authorities against these subsidiaries. Litigation, complaints, and enforcement actions involving these subsidiaries could consume considerable amounts of financial and other corporate resources, which could have a negative impact on our sales, revenue, profitability, and growth prospects. As our subsidiaries are only in the process of applying for licenses to cultivate and sell medical marijuana in Nevada, and are not as such presently engaged in the cultivation or distribution of marijuana, our subsidiaries have not been, and are not currently, subject to any material litigation, complaint or enforcement action regarding marijuana (or otherwise) brought by any federal, state, or local governmental authority.

We may have difficulty accessing the service of banks, which may make it difficult for us to operate.

Since the use of marijuana is illegal under federal law, there is a strong argument that banks cannot accept for deposit funds from businesses involved with the marijuana industry. Consequently, businesses involved in the marijuana industry often have difficulty finding a bank willing to accept their business. The inability to open bank accounts may make it difficult for us to operate our contemplated medical marijuana business in Nevada.

RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

We expect to experience volatility in the price of our Common Stock, which could negatively affect stockholders’ investments.

The trading price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with securities traded in those markets. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. All of these factors could adversely affect your ability to sell your shares of Common Stock or, if you are able to sell your shares, to sell your shares at a price that you determine to be fair or favorable.

The relative lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002. Our senior management has little experience in managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining of internal controls over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy, we could be subject to the imposition of fines and penalties and our management would have to divert resources from attending to our business plan.

Our Common Stock is categorized as “penny stock,” which may make it more difficult for investors to sell their shares of Common Stock due to suitability requirements.

Our Common Stock is categorized as “penny stock”. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The price of our Common Stock is significantly less than $5.00 per share, and is therefore considered “penny stock.” This designation imposes additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer buying our securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities given the increased risks generally inherent in penny stocks. These rules may restrict the ability and/or willingness of brokers or dealers to buy or sell our Common Stock, either directly or on behalf of their clients, may discourage potential stockholders from purchasing our Common Stock, or may adversely affect the ability of stockholders to sell their shares.

Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit a stockholder’s ability to buy and sell our Common Stock, which could depress the price of our Common Stock.

In addition to the “penny stock” rules described above, the FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our shares of Common Stock, have an adverse effect on the market for our shares of Common Stock, and thereby depress our price per share of Common Stock.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights for or obligations to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contain a provision permitting us to eliminate the personal liability of our directors to us and our stockholders for damages for the breach of a fiduciary duty as a director or officer to the extent provided by Nevada law. We may also have contractual indemnification obligations under any future employment agreements with our officers. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and the resulting costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

Certain restrictions on Dominion’s ability to exercise the Warrants or convert the Notes may have little, if any, effect on the adverse impact of our issuance of shares in connection with the exercise of the Warrants or conversion of the Notes, and as such, Dominion may sell a large number of shares, resulting in substantial dilution to the value of shares held by existing stockholders.

Dominion is prohibited, except in certain circumstances, from exercising the Warrants or converting the Notes to the extent that the issuance of shares would cause Dominion to beneficially own more than 4.99% of our then-outstanding Common Stock. These restrictions however, do not prevent Dominion from selling shares of Common Stock received in connection with an exercise or conversion, and then receiving additional shares of Common Stock in connection with a subsequent exercise or conversion. In this way, Dominion could sell more than 4.99% of the outstanding Common Stock in a relatively short time frame while never holding more than 4.99% at any one time. As a result, existing stockholders and new investors could experience substantial dilution in the value of their shares of Common Stock.

We may issue additional shares of Common Stock or preferred stock in the future, which could cause significant dilution to all stockholders.

Our Articles of Incorporation authorize the issuance of up to 350,000,000 shares of Common Stock and 25,000,000 shares of preferred stock, with a par value of $0.001 per share. As of November 18 , 2014, we had 192,246,031 shares of Common Stock, 100 shares of Series A Preferred Stock and 14,750,000 shares of Series B Preferred Stock outstanding; however, we may issue additional shares of Common Stock or preferred stock in the future in connection with a financing or an acquisition. Such issuances may not require the approval of our stockholders. In addition, certain of our outstanding rights to purchase additional shares of Common Stock or securities convertible into our Common Stock are subject to full-ratchet anti-dilution protection, which could result in the right to purchase significantly more shares of Common Stock being issued or a reduction in the purchase price for any such shares or both. Any issuance of additional shares of our Common Stock, or equity securities convertible into our Common Stock, including but not limited to, preferred stock, warrants and options, will dilute the percentage ownership interest of all stockholders, may dilute the book value per share of our Common Stock, and may negatively impact the market price of our Common Stock.

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of us.

Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after an “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our Board. Both of these provisions could limit the price investors would be willing to pay in the future for shares of our Common Stock.

Because we do not intend to pay any cash dividends on our Common Stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Declaring and paying future dividends, if any, will be determined by our Board, based upon earnings, financial condition, capital resources, capital requirements, restrictions in our Articles of Incorporation, contractual restrictions, and such other factors as our Board deems relevant. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for statements of historical facts, this Prospectus contains forward-looking statements involving risks and uncertainties. The words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions or variations thereof are intended to identify forward-looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this Registration Statement entitled “Risk Factors”) relating to our industries, operations and results of operations and any businesses that may be acquired by us. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date hereof.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the Registrant’s financial statements and the related notes included in this Registration Statement.

USE OF PROCEEDS

This Prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the Selling Stockholder. We will receive no proceeds from the sale of shares of Common Stock by the Selling Stockholder in this offering. The proceeds from the sales will belong to the Selling Stockholder. However, we have received $6,550,000 under the Purchase Agreement with the Selling Stockholder in connection with the sale of the Notes. Also, we may receive gross proceeds of up to $1,881,579 from the exercise of the Warrants. However, the Selling Stockholder may exercise its Warrants on a cashless basis if, at any time, there is no effective registration statement or current prospectus available for the resale of the shares underlying the Warrants, in which case we will not receive any proceeds from such exercise.

We repaid an affiliate of Dominion $226,840 for a loan to the Company from proceeds received in the Debt Placement. We used and intend to use the remaining proceeds that we received under the Purchase Agreement and from the exercise of the Warrants to execute our growth strategy, to aid in the commercial development of GrowOp Technology, Edible Garden, MediFarm, MediFarm I, and MediFarm II, and for general corporate purposes. There can be no assurance that any of the Warrants will ever be exercised for cash, if at all.

We have used a portion of the proceeds received in the Debt Placement for the permitting process and professional fees, including architects, engineers, attorneys, and lobbyists with respect to MediFarm, MediFarm I, and MediFarm II. Assuming MediFarm, MediFarm I, and MediFarm II receive all the necessary permits and licenses applied for, we anticipate we will need an additional $11 million in capital for the commercial development of these subsidiaries. Because none or MediFarm, MediFarm I or MediFarm II has commenced operations, the $11 million budget described herein is prospective. With respect to MediFarm, the estimated construction budget (for year one) and operation budget (for the first five years of operation) is approximately $500,000 for the dispensary facilities and approximately $5 million for the cultivation and production facility. With respect to MediFarm I’s dispensary facility, the estimated construction budget (for year one) and operation budget (for the first five years of operation) is approximately $500,000. With respect to MediFarm II’s cultivation and production facility, the estimated construction budget (for year one) and operation budget (for the first five years of operation) is approximately $5 million. Forever Green NV, LLC, a member of both MediFarm I and MediFarm II, has agreed to contribute approximately $500,000 in the form of debt to MediFarm I and approximately $750,000 in the form of debt to MediFarm II. We will be obligated to contribute the remaining amount, or approximately $9.75 million in the aggregate, for all three subsidiaries. We do not expect any of the proceeds we have received to date (all of which has been spent on, or is allocated to other projects) will be available to satisfy the construction budget or 5-year operational budget of these entities. Futher, we cannot provide any assurance that the Warrants will be exercised or exercised for cash, such that they would be a source of financing for any of the subsidiaries.

With respect to GrowOp Technology, we anticipate needing approximately $110,000 for the commercial development of this subsidiary, which includes anticipated expenses for purchasing, marketing and selling of a new line of double ended lighting. This amount is in addition to proceeds received from the Debt Placement and does not take into account any proceeds we may receive if the Warrants are exercised for cash, as to which there cannot be any assurance.

With respect to Edible Garden, we used approximately $700,000 of the proceeds received in the Debt Placement to purchase high tech Dutch movable hydroponic tables that we anticipate will reduce labor and increase productivity. We anticipate requiring an additional $50,000 to assemble and install these tables. This amount is in addition to the proceeds received in the Debt Placement and does not take into account any proceeds we may receive if the Warrants are exercised for cash, as to which there can be no assurance.

We intend to raise additional capital through equity and debt financing as needed, though there cannot be any assurance that such funds will be available to us on acceptable terms, on an acceptable schedule, or at all.

The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our product sales and marketing efforts, the amount of proceeds received from the exercise of the Warrants, and the amount of cash generated through our existing strategic collaborations and any additional strategic collaborations into which we may enter.

SELLING STOCKHOLDER

We have filed this Registration Statement with the SEC, of which this Prospectus forms a part, with respect to the resale of our securities covered by this Prospectus from time to time under Rule 415 of the Securities Act. This Registration Statement is being filed pursuant to the provisions of the Registration Rights Agreement, which we entered into with the Selling Stockholder on February 5, 2014, concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by the Selling Stockholder of the shares of our Common Stock that have been or may be issued to the Selling Stockholder under the Purchase Agreement.

Subject to the restrictions described in this Prospectus, the Selling Stockholder may offer shares of Common Stock covered under this Prospectus for resale from time to time. In addition, subject to the restrictions described in this Prospectus, the Selling Stockholder may sell, transfer or otherwise dispose of all or a portion of the shares of Common Stock being offered under this Prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”

The following table presents information, as of the date of this Prospectus, regarding the Selling Stockholder and the shares of Common Stock that it may offer and sell from time to time under this Prospectus. More specifically, the following table sets forth as to the Selling Stockholder:

•
The number of shares of our Common Stock that the Selling Stockholder beneficially owned prior to the offering for resale of any of the shares of our Common Stock being registered by this Registration Statement of which this Prospectus is a part;

•	The number of shares of our Common Stock that may be offered for resale for the Selling Stockholder’s account under this Prospectus; and

•
The number and percent of shares of our Common Stock to be held by the Selling Stockholders after the offering of the resale shares, assuming all of the resale shares are sold by the Selling Stockholder and that the Selling Stockholder does not acquire any other shares of our Common Stock prior to its assumed sale of all of the resale shares.

The table is prepared based on information supplied to us by the Selling Stockholder. We do not know when or in what amounts the Selling Stockholder may offer shares for sale. Although we have assumed for purposes of the table below that the Selling Stockholder will sell all of the securities offered by this Prospectus, because the Selling Stockholder may offer from time to time all or some of its securities covered under this Prospectus, or in another permitted manner, no assurances can be given as to the actual number of securities that will be resold by the Selling Stockholder or that will be held by the Selling Stockholder after completion of the resale. The Selling Stockholder might not sell any or all of the shares offered by this Prospectus. In addition, the Selling Stockholder may have sold, transferred or otherwise disposed of the securities in transactions exempt from the registration requirements of the Securities Act since the date the Selling Stockholder provided the information regarding its securities holdings. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this Prospectus will be held by the Selling Stockholder. Information covering the Selling Stockholder may change from time to time and changed information will be presented in a post-effective amendment to this Registration Statement if and when necessary and required. Except as described above, based on information provided to us by the Selling Stockholder and to our knowledge, there are currently no agreements, arrangements or understandings with respect to the resale of any of the securities covered by this Prospectus.

Neither the Selling Stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. As used in this Prospectus, the term “Selling Stockholder” includes the Selling Stockholder and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this Prospectus from the Selling Stockholder as a gift, pledge or other non-sale related transfer.

	Shares of Common Stock Beneficially Owned Prior to Offering(1)			Maximum Number of Shares of Common	Shares Beneficially Owned After Offering(1)
Name of Selling Stockholder	Number		Percent	Stock Being	Number		Percent

Dominion Capital LLC (3)	10,076,590	(4)	4.99%	31,805,430	386,953	(2)	*
_________
*	Represents beneficial ownership of less than one percent of the outstanding shares of our Common Stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Percentage of ownership is based on 192,246,031 shares of Common Stock issued and outstanding as of November 18 , 2014 .

(2)	Assumes the sale of all shares being offered pursuant to this Prospectus.

(3)	The business address of the Selling Stockholder, Dominion Capital LLC, is 341 West 38th Street, New York, New York 10018. The Selling Stockholder is a private investment firm. Mikhail Gurevich is the Managing Partner and Chief Executive Officer of the Selling Stockholder, and as such, has voting and investment power over the securities owned by the Selling Stockholder. The shares offered by the Selling Stockholder represent shares that may be acquired upon the conversion of the Notes and the exercise of Warrants, as well as shares that were issued to the Selling Stockholder upon the exercise of the Warrants issued in the second through fourth tranches. We have been advised that the Selling Stockholder is not a member of FINRA, or an independent broker-dealer, and that neither the Selling Stockholder nor any of its affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer. However, certain affiliates of Aegis, the Company’s adviser and placement agent for the Debt Placement, co-invested in the Debt Placement. Certain of the Warrants issued in the Debt Placement were issued to the Aegis Designees. With respect to the Notes, in order to avoid the Company having to issue separate Notes to each Aegis Designee in the event that different affiliates of Aegis participated in different tranches, the Notes were issued to Dominion and the Aegis Designees granted all dispositive and voting control over the Notes and the underlying shares to Dominion. Upon the sale of the Common Stock underlying the Notes or Warrants, Dominion will provide the Aegis Designees a pro rata portion of all proceeds to be allocated among such affiliates internally. All of the shares of Common Stock being registered hereunder are issuable (or were issued) upon conversion or exercise, as applicable, of the Notes or the Warrants purchased by Dominion or the Aegis Designees, as applicable, in the ordinary course of business, and at the time of purchase, Dominion, Aegis, the Aegis Designees or any of their respective members, affiliates, or assignees did not have any agreements or understandings, directly or indirectly, with any other person to distribute such Notes or Warrants or any of the securities being registered hereunder. Aegis, the Aegis Designees or any of their respective affiliates will not make any decisions with respect to any securities sold under this Prospectus.

(4)
Includes  386,953 shares of Common Stock owned by Dominion on November 18, 2014, and  9,689,637 shares of Common Stock Dominion has the right to acquire within 60 days. Does not include 22,115,793 shares of Common Stock that may be issuable upon conversion of the Notes or exercise of Warrants because neither the Company nor Dominion can effect any conversion of the Notes or exercise of the Warrants if, after giving effect such issuance after conversion or exercise, as the case may be, Dominion would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares issuable upon conversion or exercise of the Notes or Warrants.

All expenses incurred with respect to the registration of the Common Stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by the Selling Stockholder in connection with the sale of the shares being sold by the Selling Stockholder.

Except as stated below, neither the Selling Stockholder nor any of its associates or affiliates has held any position, office, or other material relationship with us in the past three years. Aegis, certain of whose affiliates co-invested in a portion of the Debt Placement, has served as the Company’s adviser and placement agent during the past three years. An affiliate of the Selling Stockholder also loaned us $226,840, which was repaid using a portion of the proceeds received in the Debt Placement.

The shares of Common Stock registered in this Registration Statement, are underlying the Notes and Warrants that were issued as part of the following transaction:

The Debt Placement

On February 5, 2014, we entered into the Purchase Agreement with Dominion for sale of Notes to Dominion. Pursuant to the Purchase Agreement, Dominion agreed to purchase $6,550,000, net of the OID, of the Notes in eleven tranches. The Notes contain a five percent OID, or approximately $344,737.

Aegis, our adviser and placement agent for the Debt Placement, and certain of its affiliates were provided with the right to co-invest in a portion of the Notes offered in the Debt Placement. In consideration for its placement agent services, we paid Aegis cash commissions equal to $33,000 for the first two tranches, and $22,688 for each of the balance of the tranches thereafter, or $204,192 in the aggregate. Because we had previously identified Dominion as the investor for the Debt Placement and had substantially negotiated the terms of the Notes, Aegis was retained solely to advise on the structure and terms of the Notes and to provide input to the parties based on other similarly situated financings for companies similar in size, business, and prospects to us. As certain affiliates of Aegis had previously indicated an interest in investing in our securities, Dominion and we provided them with an opportunity to invest in up to 25% of the Notes being offered by us in the Debt Placement. The Aegis Designees who invested in the offering granted all dispositive and voting control over the Notes issued to Dominion, as each Aegis Designee had effectively purchased a participation (or was assigned an undivided economic interest in the Notes) to avoid us having to issue separate debt instruments to each Aegis Designee, in the event that different affiliates of Aegis were to participate in different tranches. All of the Notes purchased by Dominion or the Aegis Designees have been registered in the name of Dominion who will, upon their sale or disposition, provide a pro rata portion of all proceeds to the Aegis Designees to be allocated among such affiliates internally. As a result, neither Aegis (a FINRA-member broker-dealer), the Aegis Designees nor any of their respective affiliates will make any decisions with respect to any Common Stock sold upon conversion of the Notes or exercise of the Warrants under this Prospectus.

The First Closing took place on February 5, 2014. The Company offered and sold to Dominion: (i) a Note for a principal amount of $842,105 (inclusive of the OID; $800,000 net) and (ii) a Warrant with a term of four years, to purchase up to 1,403,509 shares of Common Stock, exercisable at any time by the holder of the Warrant at a purchase price equal to 90% of the 20-day VWAP of the Common Stock prior to February 5, 2014, which price the Company estimates to be approximately $0.30753 per share, subject to adjustment. Such Note is convertible (as described below), and has a maturity date of August 5, 2015.

The second closing took place on March 5, 2014. The Company offered and sold to Dominion: (i) a Note for a principal amount of $842,105 (inclusive of the OID; $800,000 net) and (ii) a Warrant with a term of four years, to purchase up to 1,403,509 shares of Common Stock, exercisable at any time by the holder of the Warrant at a purchase price equal to 90% of the 20-day VWAP of the Common Stock prior to February 5, 2014, which the Company estimates to be approximately $0.30753 per share, subject to adjustment. The Note is convertible as described below and has a maturity date of September 5, 2015.

The third through the sixth closings took place from April 5, 2014 through July 5, 2014. For each closing, the Company offered and sold to Dominion: (i) a Note for a principal amount of $578,947.37 (inclusive of the OID; $550,000 net) and (ii) a Warrant with a term of four years, to purchase up to 964,912 shares of Common Stock, exercisable at any time by the holder of the Warrant at a purchase price equal to 90% of the 20-day VWAP of the Common Stock prior to February 5, 2014, which the Company estimates to be approximately $0.30753 per share, subject to adjustment. The Notes are convertible as described below and have maturity dates ranging from October 5, 2015 to January 5, 2016.

On July 30, 2014, the Company amended the Purchase Agreement to provide for one Final Closing of all remaining tranches, effective July 30, 2014, and which was funded on July 31, 2014. The Company offered and sold to Dominion: (i) a Note for a principal amount of $2,894,736.84 (inclusive of the OID; $2,750,000 net) and (ii) a Warrant with a term of four years, to purchase up to 4,824,561 shares of Common Stock, exercisable at any time by the holder of the Warrant at a purchase price equal to 90% of the-20 day VWAP of the Common Stock prior to February 5, 2014, which price the Company estimates to be approximately $0.30753 per share, subject to adjustment. As of July 30, 2014, $6,894,737 (inclusive of the OID; $6,550,000 net) of the Notes have been sold in the Debt Placement.

The Company reimbursed Dominion: (i) a due diligence fee of $50,000, which was paid in increments of $10,000 at the closing of each tranche, until the $50,000 was paid in full, and (ii) $20,000 for Dominion’s legal fees in connection with the Debt Placement.

Notes

Each Note accrues interest at a rate of 12% per annum and has a maturity date of 18 months after issuance. All principal and interest due and owing under each Note is convertible into shares of Common Stock of the Company, at any time at the election of the holder thereof, at a conversion price equal to approximately $0.30753 per share, subject to adjustment. The Notes contained a reset provision, which was not effectuated: if, by August 4, 2014, the closing bid price for the Common Stock was below $0.30 per share, the conversion price would have automatically adjusted to 70% of the lowest VWAP in the 15 trading days prior to August 4, 2014. Beginning on each Commencement Date, and continuing on each of the following eleven successive months after each such Commencement Date, the Company is obligated to pay 1/12th of the face amount of each such Note outstanding and accrued interest.

While the Notes are outstanding, the conversion price is subject to a “full ratchet” anti-dilution adjustment if we issue or are deemed to have issued securities at a price lower than the then-applicable conversion price.

The Company may prepay any portion of the principal amount of the Notes and any accrued and unpaid interest by paying 125% of the sum of the then outstanding principal amount of the Notes.

If the Company is in default under the terms of any Note, the holder may elect to convert the amount outstanding on such Note into shares of Common Stock, at the holder’s election, at a conversion price of $0.30 per share or at 60% of the lowest VWAP during the 30-trading-day period immediately prior to the applicable conversion date. Additionally, all overdue accrued and unpaid interest under the Notes shall entail a late fee at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law which shall accrue daily from the date such interest is due under the Notes through and including the date of actual payment in full.

The Notes are currently convertible into a pproximately 12,766,750 shares of Common Stock, which may increase in the future if the conversion price is adjusted upon our sale of equity at a price less than the then-conversion price. Pursuant to the Amendment, we agreed to reserve an aggregate of  25,533,500 shares of Common Stock for conversion of the Notes upon such adjustment, all of which are registered hereby.

Warrants

Under the terms of the Purchase Agreement, the Company agreed to issue to Dominion Warrants to purchase up to a number of shares of our Common Stock equal to 50% of the principal amount of the Notes issuable divided by the conversion price, with an exercise price equal to 90% of the-20 day VWAP of our Common Stock prior to February 5, 2014, which price the Company estimates to be approximately $0.30753 per share, subject to adjustment. While the Warrants are outstanding, the exercise price is subject to a “full ratchet” anti-dilution adjustment if we issue or are deemed to have issued securities at a price lower than the then-applicable exercise price. The Warrants have a “cashless” exercise feature and a term of four years.

Aegis, and certain of its affiliates, elected to participate in the Debt Placement. In connection therewith, we issued Warrants to the Aegis Designees. The Warrants issued to Dominion and the Aegis Designees in the first four tranche closings were exercised on a cashless basis. All those shares of Common Stock issued to Dominion in connection with the exercise of these Warrants have been sold pursuant to Rule 144.

We are also registered 1,447,368 shares of Common Stock underlying the Warrants issued to Dominion with respect to the fifth and sixth tranches. Finally, we are registering 4,824,561 shares of Common Stock underlying the Warrants issued in the Final Closing. The Warrants issued in the Final Closing are issued solely to Dominion; however, the Aegis Designees have rights to the underlying shares. The Aegis Designees granted all dispositive and voting control over the Warrants and the underlying shares to Dominion.

Accordingly, we are registering for resale 6,271,930 shares of Common Stock underlying the Warrants in this Registration Statement. Currently, if all of the outstanding Warrants are exercised for cash, the shares of which are being registered in this Registration Statement, the Company will receive gross proceeds of approximately $1,881,579, as to which there cannot be any assurance.

Registration Rights

In connection with the Debt Placement, we also entered into the Registration Rights Agreement, pursuant to which we agreed to register for resale all of the shares of Common Stock underlying the Notes and the Warrants in a registration statement to be filed with the SEC. Pursuant to the Registration Rights Agreement, as supplemented by the Amendment, we filed with the SEC a Registration Statement that includes this Prospectus to register for resale under the Securities Act  31,805,430 shares of our Common Stock that may be issued to Dominion upon the conversion of the Notes or the exercise of the Warrants.

Security Agreement

In connection with the Debt Placement, the Company, GrowOp Technology and Edible Garden entered into a Security Agreement, dated February 5, 2014, in favor of Dominion (the “Security Agreement”). Pursuant to the Security Agreement, the Company, GrowOp Technology and Edible Garden, each granted security interests in all of their respective assets, rights, interests and after-acquired assets and properties as collateral for repayment of the principal and interest owed under the Notes. Additionally, the Company pledged all the shares of common stock it holds in GrowOp Technology and Edible Garden as collateral for repayment of the principal and interest owed under the Notes.

Subsidiary Guarantees

In connection with the Debt Placement, GrowOp Technology and Edible Garden each also made a Subsidiary Guarantee, dated February 5, 2014, in favor of Dominion (collectively, the “Subsidiary Guarantee”), to guarantee repayment of the principal and interest owed under the Notes.

Placement Agency and Other Fees

Aegis served as the placement agent of the Company for the Debt Placement. In consideration for services rendered as the placement agent, the Company paid Aegis cash commissions equal to $33,000.

The foregoing descriptions of the Purchase Agreement, Notes, Warrants, Registration Rights Agreement, Security Agreement, and Subsidiary Guarantees do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement, Notes, Warrants, Registration Rights Agreement, Security Agreement, and Subsidiary Guarantees, which were filed as exhibits to the Current Report on Form 8-K dated February 10, 2014 and incorporated herein by reference.

Effect of Performance of the Purchase Agreement on Our Stockholders

All  31,805,430 shares registered in this Registration Statement are expected to be freely tradable. The sale by the Selling Stockholder of a significant amount of shares registered in this Registration Statement at any given time could cause the market price of our Common Stock to decline and to be highly volatile. The Selling Stockholder may ultimately sell all, some or none of the  31,805,430 shares of Common Stock registered in this Registration Statement. Therefore, the issuance of shares underlying the Notes and Warrants issued and issuable to the Selling Stockholder may result in substantial dilution to the interests of other holders of our Common Stock. Additionally, we do not have the right to control the timing and amount of any sales of the shares underlying the Notes and Warrants by the Selling Stockholder.

PLAN OF DISTRIBUTION

Commencing on the date of this Prospectus, the Selling Stockholder may offer and sell up to  31,805,430 shares of our Common Stock. We expect that the shares will be offered at market prices as quoted on the OTC Markets Group, Inc.’s OTCQB tier, or at privately negotiated prices. The shares are quoted on the OTCQB tier under the symbol “TRTC”. We are registering shares of Common Stock that have been or may be issued by us from time to time to the Selling Stockholder from the conversion of the Notes and/or the exercise of the Warrants to permit the resale of these shares of Common Stock after the issuance thereof by the Selling Stockholder from time to time after the date of this Prospectus.

The term “Selling Stockholder” includes pledges, transferees or other successors-in-interest selling shares received from the Selling Stockholder as pledges, assignees, borrowers or in connection with other non-sale-related transfers. This Prospectus may also be used by transferees of the Selling Stockholder, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales. The Selling Stockholder will act independently of the Company in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any of the proceeds from the sale by the Selling Stockholder of the shares of Common Stock.

The Selling Stockholder may decide not to sell any shares of Common Stock. The Selling Stockholder may sell all or a portion of the shares of Common Stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the shares of Common Stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the Selling Stockholder may arrange for other broker-dealers to participate. The Selling Stockholder is an “underwriter” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of Common Stock by the Selling Stockholder may also be deemed to be “underwriters,” and any profits on the sale of the shares of Common Stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholder has advised us that it will use an unaffiliated broker-dealer to effectuate all resales of our Common Stock. To our knowledge, the Selling Stockholder has not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the shares of Common Stock offered hereby, nor do we know the identity of the broker-dealers or market makers that may participate in the resale of the shares. Because the Selling Stockholder is an “underwriter” within the meaning of the Securities Act, the Selling Stockholder will (and any other broker, dealer or agent may) be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of the Securities Act (including, without limitation, Sections 11, 12 and 17 thereof) and Rule 10b-5 under the Exchange Act.

The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares of Common Stock covered by this Prospectus pursuant to Rule 144 promulgated under the Securities Act, if available, rather than under this Prospectus. In addition, the Selling Stockholder may transfer the shares of Common Stock by other means not described in this Prospectus.

Any broker-dealer participating in such transactions as an agent may receive commissions from the Selling Stockholder (and, if they act as an agent for the purchaser of such shares, from such purchaser). The Selling Stockholder has informed us that each such broker-dealer will receive commissions from the Selling Stockholder which will not exceed customary brokerage commissions. Broker-dealers may agree with the Selling Stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in one or more transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above and pursuant to one or more of the methods described above) at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this Prospectus or a supplemental prospectus will be filed, disclosing:

●	the name of any such broker-dealers;
●	the number of shares involved;
●	the price at which such shares are to be sold;
●	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;
●	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented; and
●	other facts material to the transaction.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The Selling Stockholder and any other person participating in the sale or distribution of the shares of Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder (including, without limitation, Regulation M of the Exchange Act), which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of Common Stock by, the Selling Stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making and certain other activities with respect to the shares of Common Stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the shares of Common Stock in the market. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We have agreed to pay all fees and expenses of the registration of the shares of Common Stock pursuant to the Registration Rights Agreement, estimated to be $ 100,900 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, the Selling Stockholder will pay all selling commissions, concessions and discounts, and other amounts payable to underwriters, dealers or agents, if any, as well as transfer taxes and certain other expenses associated with the sale of the shares of Common Stock. We have agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities in connection with the offering of shares of Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this Prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

At any time a particular offer of the shares of Common Stock is made by the Selling Stockholder, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the SEC to reflect the disclosure of any required additional information with respect to the distribution of the shares of Common Stock. We may suspend the sale of shares by the Selling Stockholder pursuant to this Prospectus for certain periods of time for certain reasons, including if the Prospectus is required to be supplemented or amended to include additional material information.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following summary includes a description of material provisions of our capital stock, however the description does not purport to be complete and is subject to, and is qualified by, our Articles of Incorporation and Bylaws, which are filed as exhibits to this Registration Statement of which this Prospectus is a part.

Authorized and Outstanding Securities

We have the authority to issue up to 350,000,000 shares of Common Stock, $0.001 par value. As of November 18, 2014, there were  192,246,031 shares of Common Stock issued and outstanding. We have reserved for issuance an additional  126,627,157 shares of Common Stock to contemplate the conversion and exercise of all of our currently outstanding preferred stock, warrants and convertible debt. We also have the authority to issue up to 25,000,000 shares of “blank check” preferred stock, $0.001 par value, of which 100 shares have been designated as “Series A Preferred Stock,” and 24,999,900 shares have been designated as “Series B Preferred Stock.” As of November 18 , 2014, 100 shares of the Series A Preferred Stock and 14,750,000 shares of Series B Preferred stock are issued and outstanding.

Common Stock

The holders of our Common Stock are entitled to one vote per share on all matters requiring a vote of the stockholders, including the election of directors. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board in its discretion from funds legally available therefore, subject to preferences that may be applicable to preferred stock, if any, then outstanding. At present, we have no plans to issue dividends. See “Dividend Policy” for additional information. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. There is a limited public market for our Common Stock.

Series A Preferred Stock

Each share of Series A Preferred Stock is convertible on a one-for-one basis into Common Stock and has all of the voting rights that the holders of our Common Stock have. So long as any shares of Series A Preferred Stock remain outstanding, the directors of the Company shall be elected as follows: (a) the holders of a majority of the shares of Series A Preferred Stock represented at a duly called special or annual meeting of such stockholders or by an action by written consent for that purpose shall be entitled to elect three (3) directors (the “Series A Directors”), which holders may waive their rights to elect such three (3) directors at any time and assign such right to the Board to elect such directors; and (b) the holders of a majority of the shares of Common Stock represented at a duly called special or annual meeting of such stockholders or by an action by written consent for that purpose shall be entitled to elect two (2) directors. The Series A Preferred Stockholders have not designated any Series A directors. Pursuant to the terms of the Company’s Bylaws, the Board has increased the number of directors to seven. All seven directorships are filled.

So long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class:

(1) amend our Articles of Incorporation or Bylaws;

(2) change or modify the rights, preferences or other terms of the Series A Preferred Stock, or increase or decrease the number of authorized shares of Series A Preferred Stock;

(3) reclassify or recapitalize any outstanding equity securities, or authorize or issue, or undertake an obligation to authorize or issue, any equity securities (or any debt securities convertible into or exercisable for any equity securities) having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock;

(4) authorize or effect any transaction constituting a Deemed Liquidation, which shall include: (A) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets (including an irrevocable or exclusive license with respect to all or substantially all of the Company’s intellectual property); (B) the consummation of a merger, share exchange or consolidation with or into any other corporation, limited liability company or other entity (except one in which the holders of capital stock of the Company as constituted immediately prior to such merger, share exchange or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity (or its parent entity)); (C) authorize or effect any liquidation, dissolution or winding up of the Company, either voluntary or involuntary; provided, however, that none of the following shall be considered a Deemed Liquidation: (i) a merger effected exclusively for the purpose of changing the domicile of the Company, or (ii) a transaction or other event deemed to be exempt from the definition of a Deemed Liquidation by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock;

(5) increase or decrease the size of the Board or remove any of the Series A Directors (unless approved by the Board including the Series A Directors);

(6) declare or pay any dividends or make any other distribution with respect to any class or series of capital stock (unless approved by the Board including the Series A Directors);

(7) redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any outstanding shares of capital stock (other than the repurchase of shares of Common Stock from employees, consultants or other service providers pursuant to agreements approved by the Board under which the Company has the option to repurchase such shares at no greater than original cost upon the occurrence of certain events, such as the termination of employment) (unless approved by the Board including the Series A Directors);

(8) amend any stock option plan of the Company, if any (other than amendments that do not require approval of the stockholders under the terms of the plan or applicable law) or approve any new equity incentive plan;

(9) replace the President and/or Chief Executive Officer of the Company (unless approved by the Board including the Series A Directors); or

(10) transfer assets to any subsidiary or other affiliated entity.

Series B Preferred Stock

The following is a summary of the material rights and restrictions associated with our Series B Preferred Stock. Each share of Series B Preferred Stock: (i) is convertible, at the option of the holder, on a 1-for-5.384325537 basis, into shares of Common Stock (subject to stock dividends, stock splits and the like) of the Company; (ii) automatically converts into shares of Common Stock immediately prior to a merger, sale of assets, share exchange, or other reorganization; and (iii) has voting rights equal to 100 shares of Common Stock (subject to stock dividends, stock split and the like).

Warrants

The following table summarizes information about our warrants outstanding, all of which are presently exercisable:

	Number	Average
Range of	Outstanding at	Remaining	Weighted
Exercise	November 18 ,	Contractual	Average
Prices	2014	Life	Exercise Price

$0.33	5,540,400	9 Months	$0.33
$0.46	600,000	9 Months	$0.46
$0.46	150,000	3 Months	$0.46
$0.85	40,000	6 Months	$0.85
$0.40	333,333	10 Months	$0.40
$0.33	439,637	13 Months	$0.33
$0.16	750,000	17 Months	$0.16
$0.06	7,067,002	47 Months	$0.06
$0.30	964,912	43 Months	$0.30
$0.30	964,912	44 Months	$0.30
$0.30	4,824,561	45 Months	$0.30
	21,674,757

The table includes the outstanding Warrants held by the Selling Stockholder, as well as warrants held by other parties. The Selling Stockholder has exercised some of the Warrants on a cashless basis and has sold some of the shares received pursuant to Rule 144. Accordingly, we are registering 6,271,930 shares of Common Stock underlying the Warrants. The Warrants have an exercise price equal to 90% of the-20 day VWAP of the Common Stock prior to February 5, 2014, which price the Company estimates to be approximately $0.30753 per share, subject to adjustment. The Warrants have a “cashless” exercise feature and a term of four years.

Convertible Notes

As of the date of this Prospectus, we have outstanding Notes convertible into up to 12,766,750 shares of Common Stock; however we have reserved  25,533,500 shares of Common Stock for issuance upon conversion of the Notes, all of which are registered in this Registration Statement. Each Note is convertible at a rate equal to 90% of the 20-day VWAP of our Common Stock prior to February 5, 2014, which price the Company estimates to be approximately $0.30753 per share, subject to adjustment.

Registration Rights

In accordance with the Registration Rights Agreement, the Selling Stockholder is entitled to certain rights with respect to the registration of the shares of Common Stock issued in connection with the Purchase Agreement (the “Registrable Securities”).

We are obligated to file a registration statement with respect to the Registrable Securities. Upon becoming effective, such registration statement shall remain effective at all times until the earliest of (i) the date that is three months after the completion of the last sale of common shares under the Purchase Agreement, or (ii) the date the Selling Stockholder no longer owns any of the Registrable Securities. We must also use all commercially reasonable efforts to register and/or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Selling Stockholder may reasonably request and in which significant volumes of shares of our Common Stock are traded.

We will pay all reasonable expenses incurred in connection with the registrations described above. However, we will not be responsible for any broker or similar concessions or any legal fees or other costs of the Selling Stockholder.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our Board. We intend to retain earnings, if any, for use in its business operations and accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of shares of our Common Stock or the availability of shares of our Common Stock for sale will have on the market price of our Common Stock prevailing from time to time. Future sales of our Common Stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. The availability for sale of a substantial number of shares of our Common Stock acquired through the exercise of outstanding warrants could materially adversely affect the market price of our Common Stock. In addition, sales of our Common Stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Sale of Restricted Shares

As of November 18 , 2014, there were  192,246,031 shares of Common Stock outstanding. The  31,805,430 shares of Common Stock being sold in this offering will be freely tradable, other than by any of our “affiliates” as defined in Rule 144(a) under the Securities Act, without restriction or registration under the Securities Act. In addition,  2 1,469,151 outstanding shares were issued and sold by us in private transactions and those shares, as well as shares issuable on exercise of currently outstanding options and warrants are, or will be eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 under the Securities Act. These remaining shares are “restricted securities” within the meaning of Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of the company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then outstanding shares of common stock, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales of shares held by our affiliates that are not “restricted” are subject to such volume limitations, but are not subject to the holding period requirement. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about our company. A person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for at least one year, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

We cannot estimate the number of shares of our Common Stock that our existing stockholders will elect to sell under Rule 144.

Anti-Takeover Effects of Nevada Law and Our Charter Documents

Certain provisions of Nevada law and our Articles of Incorporation and Bylaws could make more difficult the acquisition of us by means of a tender offer or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us.

Selective Board. Our Board is comprised of seven members. So long as any shares of our Series A Preferred Stock remain outstanding, the directors of the Company shall be elected as follows: (a) the holders of a majority of the shares of Series A Preferred Stock represented at a duly called special or annual meeting of such stockholders or by an action by written consent for that purpose shall be entitled to elect three (3) directors (the “Series A Directors”). The holders of the Series A Preferred Stock may waive their rights to elect such three (3) directors at any time and assign such right to the Board to elect such directors; and (b) the holders of a majority of the shares of Common Stock represented at a duly called special or annual meeting of such stockholders or by an action by written consent for that purpose shall be entitled to elect two (2) directors. The Series A Preferred Stockholders have not designated any Series A directors. Pursuant to the terms of the Company’s Bylaws, the Board has increased the number of directors to seven. All seven directorships are filled.

This provision will make it more difficult to change the Board, and will promote the continuity of existing management. Our Series A Certificate of Designation also provides that any vote of the stockholders to alter, amend or repeal this provision in any respect shall require the affirmative vote of the holders of at least a majority of the then-outstanding shares of the Series A Preferred Stock, voting as a separate class.

Voting Rights. Each share of our Series B Preferred Stock has voting rights equal to 100 shares of Common Stock (subject to stock dividends, stock split and the like). This provision may have anti-takeover effects and may inhibit a non-negotiated merger or other business combination.

Business Combinations. The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

•	the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or
•
if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of Common Stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Transfer Agent

The transfer agent for our Common Stock is West Coast Stock Transfer at 721 North Vulcan Avenue, Suite 205, Encinitas, California 92024. West Coast Stock Transfer’s telephone number is (619) 664-4780.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Baker & Hostetler LLP, Costa Mesa, California, will provide opinions regarding the validity of the shares of our Common Stock. Baker & Hostetler LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Terra Tech Corp. and its subsidiaries as of December 31, 2013, and for the year then ended, have been incorporated by reference herein in reliance upon the report of Tarvaran, Askelson & Company, LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Thomas Puzzo, counsel to the Company, is a holder of 500,000 shares of Common Stock of the Company. Mr. Puzzo’s firm, Law Offices of Thomas E. Puzzo, PLLC, is counsel named in this Prospectus as having prepared part of this Prospectus. Except with respect to Mr. Puzzo, no expert named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its subsidiaries.

DESCRIPTION OF BUSINESS

Company Overview

We are pioneering the future by integrating the best of the natural world with technology to create sustainable solutions for food production, indoor cultivation, rare and exotic plans, and agricultural research and development. Through our wholly-owned subsidiary, GrowOp Technology, we engage in the design, marketing and sale of hydroponic equipment with proprietary technology to create sustainable solutions for the cultivation of indoor agriculture. We are also a retail seller of locally grown hydroponic produce through our wholly-owned subsidiary, Edible Garden. Most recently, we formed MediFarm, MediFarm I and MediFarm II, in which we own interests in, to operate medical marijuana cultivation, production and dispensary facilities in Nevada.

We were incorporated in Nevada on July 22, 2008, under the name Private Secretary, Inc. We changed our name to Terra Tech Corp. on January 27, 2012. Our corporate headquarters is located at 4700 Von Karman, Suite 100, Newport Beach, California 92660 and our telephone number is (855) 447-6967. Our website addresses are as follows: www.terratechcorp.com, www.growopltd.com, www.ediblegarden.com, www.egrow.com, www.goodearthhydro.com, and www.bestbuyhydro.com. Our Common Stock is quoted on the OTC Markets Group, Inc.’s OTCQB tier under the symbol “TRTC.”

History and Background

The Company’s original business was developing a software program that would allow for automatic call processing through voice-over-Internet protocol, or “VoIP”, technology. Our operations were limited to capital formation, organization, and development of our business plan and target customer market. We generated no revenue.

On February 9, 2012, we completed a reverse-triangular merger with GrowOp Technology, whereby we acquired all of the issued and outstanding shares of GrowOp Technology and in exchange we issued: (i) 33,998,520 shares of our Common Stock, (ii) 100 shares of Series A Preferred Stock, convertible into shares of Common Stock on a one-for-one basis, and (iii) 14,750,000 shares of Series B Preferred Stock, with each share convertible into 5.38425537 shares of Common Stock. The issuance represented approximately 50.3% of our total shares of Common Stock outstanding, assuming the conversion of all the shares of Series A Preferred Stock and Series B Preferred Stock, immediately following the closing of the merger. As a result of the merger, GrowOp Technology became our wholly-owned subsidiary. Following the merger, we ceased our prior operations and are now solely a holding company.

We acquired our second wholly-owned subsidiary, Edible Garden, in 2013. Edible Garden is a retail seller of locally grown hydroponic produce, which is distributed throughout Florida, the Midwest and the Northeast United States. We entered into a Share Exchange Agreement, dated March 23, 2013 (the “Share Exchange Agreement”), by and among the Company, Edible Garden, and the stockholders of Edible Garden. Pursuant to the Share Exchange Agreement, we offered and sold 1,250,000 shares of Common Stock of the Company in consideration for all the issued and outstanding shares in Edible Garden. Separately, Amy Almsteier, our stockholder, and an officer and director, offered and sold 7,650,000 shares of Series B Preferred Stock to Ken Vande Vrede, Mike Vande Vrede, Steve Vande Vrede, Dan Vande Vrede, Beverly Willekes, and David Vande Vrede (collectively, the “Former EG Principal Stockholders”). The 7,650,000 shares of Series B Preferred Stock is convertible at any time into 36,344,198 shares of Common Stock and have voting power equal to 765,000,000 shares of Common Stock.

The effect of the issuance of the 1,250,000 shares of Common Stock and the sale of the 7,650,000 shares of Series B Preferred Stock by Ms. Almsteier was that the Former EG Principal Stockholders held approximately 25.7% of the issued and outstanding shares of Common Stock of the Company and approximately 43.3% of the voting power of the Company as of March 23, 2013. Articles of Exchange, consummating the share exchange, were filed with the Secretary of the State of Nevada on April 24, 2013.

On March 19, 2014, we formed MediFarm, a subsidiary. On July 18, 2014, we formed MediFarm I, a subsidiary. On July 30, 2014, we formed MediFarm II, a subsidiary. Through MediFarm, MediFarm I and MediFarm II, we plan to operate medical marijuana cultivation, production and dispensary facilities establishments in Nevada.

Our Business

Through the integration of the best of the natural world with technology, we create sustainable solutions for food production, indoor cultivation, rare and exotic plans, and agricultural research and development. We have two wholly-owned subsidiaries, GrowOp Technology and Edible Garden, as well as ownership interests in MediFarm, MediFarm I and MediFarm II.

We have a “rollup” growth strategy:

•
Fragmented market consists of smaller scale inefficient manufacturers and distribution companies. With our brand recognition and experienced management team we can maximize productivity, provide economies of scale and increase profitability through our public market vehicle;

•	Acquire unique products and niche players where barriers to entry are high and margins are robust providing them with a broader outlet for their products; and
•	Second stage-acquire multiple production facilities to capture the market vertical from manufacturing to production up to retail.

GrowOp Technology

GrowOp Technology Ltd., a Nevada corporation, was incorporated on March 16, 2010. GrowOp Technology is currently headquartered in Newport Beach, California and has operations in both Newport Beach and Irvine, California.

GrowOp Technology integrates high quality hydroponic equipment with proprietary technology to create sustainable solutions for the cultivation of indoor agriculture. GrowOp Technology works closely with expert horticulturists, engineers, and scientists, to develop and manufacture advanced proprietary products for the hydroponic industry. Our products are utilized by companies, horticulture enthusiasts, local urban farmers, and green house growers.

GrowOp Technology’s principal products include:

•	Environmental Controllers & Timers;
•	Tents & Film;
•	Ducting & Filtration;
•	Fans;
•	Ballasts;
•	Bulbs;
•	Reflectors;
•	Nutrients; and
•	Portable Hydroponic Trailers – Our portable hydroponic trailers, The Big Bud and Little Bud, are custom fabricated proprietary cultivation systems.

GrowOp Technology operates in 2 distinct markets:

•
Commercial Agriculture - Commercial agriculture is beginning to migrate to controlled indoor environments. GrowOp Technology works with commercial customers to help design, develop and manufacture a cultivation system which will both maximize space and mitigate the customer’s energy costs.

•	Retail Agriculture –GrowOp Technology has created an affordable line of horticulture equipment for the discerning grower.

In the retail agriculture market, three main manufacturers and distributors currently dominate the market in which GrowOp Technology competes: Sunlight Supply, Hydrofarm and BWGS. These companies have been in business for several years, and we estimate they collectively make up over 50% of the market. In addition, there are several smaller distribution companies competing for market share. We believe that pricing is a primary driver in capturing market share, and that offering similar products at discounted pricing helps reduce the barriers to entry. Sunlight Supply, Hydrofarm and BWGS have both the size and scope to create significant barriers to entry for smaller companies like GrowOp Technology. In the commercial market there are several companies that provide agricultural hydroponic equipment to large-scale farmers. These companies are relatively fragmented and generally focus on a few core proprietary items.

GrowOp Technology’s products are sold at specialty retailers throughout the United States. In the case of commercial sales, which are approximately 5% of total sales, GrowOp Technology sells its products directly to customers. With the exception of the portable hydroponic units, all of our products are manufactured by third parties in China. There are numerous manufacturers that are available to us, and therefore, we are not limited in the number of suppliers available nor are we dependent on any one supplier.

GrowOp Technology relies on a combination of trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect its proprietary rights, which are primarily its brand names, product designs and marks. GrowOp Technology does not own any patents.

GrowOp Technology’s products are interchangeable for all agriculture, including medical marijuana. Twenty-three states and the District of Columbia currently have some form of medical marijuana legalization/decriminalization laws, and another handful of states will have some form of voting regarding legislation of medical marijuana legalization/decriminalization laws in the next 24 months. Hydroponic equipment, including GrowOp Technology’s products, can be used to cultivate marijuana. GrowOp Technology believes that some of its customers are medical marijuana growers. However, we do not believe that federal law or any state laws prohibit GrowOp Technology from selling its products to medical marijuana growers.

It is possible that the sale of products to medical marijuana growers may be deemed facilitating the selling or distribution of marijuana in violation of the CSA, or may constitute the aiding or abetting, or being an accessory to, a violation under such act. If such application were to occur, or if rules and regulations are promulgated in the future that has the effect of prohibiting the sale of GrowOp Technology’s products to medical marijuana growers, our business would be adversely affected.

GrowOp Technology’s research and development activities in the last two years have focused on its lighting systems, and models of other products. GrowOp bears the costs of these activities.

Edible Garden

Edible Garden Corp., a Nevada corporation company, was incorporated on April 9, 2013. Edible Garden is a retail seller of locally grown hydroponic produce, which is distributed throughout the Northeast, Midwest and Florida. Most recently, Edible Garden launched Snip-Its, a small living herb plant offered as an alternative to imported cut herbs. Currently, Edible Garden’s products are sold at approximately 1,000 retailers throughout these markets. Our target customers are those individuals seeking fresh produce locally grown using environmentally sustainable methods.

Photographs of Edible Garden’s herbs that are sold in retail stores.

Photograph of Edible Garden’s butter lettuce sold in retail stores.

Photographs of our butter lettuce being grown.

Pursuant to a letter agreement dated December 2, 2013 with Heartland Growers Inc. (“Heartland”), Heartland agreed to cultivate the full line of Edible Garden produce to be sold throughout the Midwestern United States. Pursuant to the terms of the agreement, Edible Garden will manage the marketing and sales, while Heartland will be responsible for the cultivation, packaging and shipping of the product for retail sale under the Edible Garden brand. The term of the agreement is one year.

Pursuant to a letter agreement dated May 7, 2013 with Gro-Rite Inc., a New Jersey corporation (“Gro-Rite”), Edible Garden has the right to purchase and distribute a majority of Gro-Rite’s plant products from Gro-Rite for marketing, sale and distribution. Under the agreement, Edible Garden will receive a sales commission of up to 10%.

On May 7, 2013, Edible Garden entered into a letter agreement with Naturally Beautiful Plant Products LLC, a New Jersey limited liability company ("NB Plants"), whereby Edible Garden has the right to purchase and distribute a majority of NB Plants' plant products. Under the agreement, Edible Garden will receive a sales commission of 10%.

Pursuant to a letter agreement dated May 25, 2013 with Palm Creek Produce, Inc. (“Palm Creek”), Edible Garden has the right to purchase and distribute a majority of the plant products grown at its facility. Palm Creek’s facility is capable of producing up to 10,000 units of product per week. Under the agreement, Edible Garden will receive a sales commission of 15%. The term of the agreement is one year.

Edible Garden main competitors are Shenadoah Growers and Sun Aqua Farms. To a lesser extent, Edible Garden competes with Green Giant and Del Monte. Edible Garden is an up and coming brand that has doubled its retailers to 1,000 retail sellers in one year. Edible Garden believes the following three reasons sets it apart from its competitors: (1) it branding and marketing displays, which are predominately placed in high traffic areas on their proprietary racks; (2) it uses proprietary strands and seeds for its produce and its methodology for growing such produce; and (3) all of its produce are hydroponically grown and are sold “alive” (i.e., the produce is sold “rooted”).

Edible Garden depends on a few major customers. During fiscal 2013, over sixty percent of its sales were derived from three customers.

Edible Garden relies on a combination of trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect its proprietary rights, which are primarily its brand names, marks, and proprietary pods and seeds. Edible Garden does not own any patents.

Edible Garden’s produce is GFSI (Global Food Safety Initiative) certified. No other governmental regulations or approvals are needed or affect its business.

Edible Garden’s research and development activities have primarily focused on developing and testing new pods and seeds, as well as different fertilizers.

MediFarm, MediFarm I and MediFarm II

Recently, we formed three majority-owned subsidiaries for the purposes of cultivation or production of medical marijuana and/or operation of dispensary facilities in various locations in Nevada upon obtaining the necessary government approvals and permits, as to which there can be no assurance. Each subsidiary was formed with different investors, thus necessitating the need for multiple entities with different strategic partners and advisory board members. In addition, we anticipate each subsidiary will service a different geographical market in Nevada. Effectuation of the proposed business of each of (i) MediFarm, (ii) MediFarm I, and (iii) MediFarm II is dependent upon the continued legislative authorization of medical marijuana at the state level. We expect to allocate future business opportunities among MediFarm, MediFarm I and MediFarm II based on the locations of such opportunities.

We formed MediFarm on March 19, 2014. We own 60% of the membership interests in MediFarm. The remaining membership interests are owned by Camden Goorjian (20%) and by Richard Vonfeldt (20%), two otherwise unaffiliated individuals. Upon receipt of the necessary governmental approvals and permitting, we expect MediFarm to operate medical marijuana cultivation, production and dispensary facilities in Clark County, Nevada and a medical marijuana dispensary facility in the City of Las Vegas.

We formed MediFarm I on July 18, 2014. We own 50% of the membership interests in MediFarm I. The remaining membership interests are owned by Forever Green NV, LLC (50%), an otherwise unaffiliated entity. Upon receipt of the necessary governmental approvals and permitting, we expect MediFarm I to operate a medical marijuana dispensary in Reno, Nevada.

We formed MediFarm II on July 30, 2014. We own 55% of the membership interests in MediFarm II. The remaining membership interests are owned by Nevada MF, LLC (30%) and by Forever Green NV, LLC (15%), two otherwise unaffiliated parties. Upon receipt of the necessary governmental approval and permitting, we expect MediFarm II to operate a medical marijuana cultivation and production facility in Spanish Springs, Nevada.

A number of states, including Nevada, have enacted laws allowing their citizens to use medical marijuana and operate medical marijuana cultivation, production or dispensary facilities. Although cultivating and distributing marijuana for medical use is permitted in Nevada, provided compliance with applicable state and local laws, rules and regulations, marijuana is illegal under federal law. Strict enforcement of federal law regarding marijuana would likely result in the inability to proceed with the business plans of MediFarm, MediFarm I and MediFarm II, even if they successfully procure one or more licenses for the cultivation and/or distribution of medical marijuana in Nevada, and could expose MediFarm, MediFarm I, and MediFarm II to potential criminal liability and subject their properties to civil forfeiture.

MediFarm, MediFarm I or MediFarm II may not be able to obtain or maintain the necessary licenses, permits, authorizations or accreditations, or may only be able to do so at great cost, to operate its respective medical marijuana business. MediFarm, MediFarm I and MediFarm II are each in the process of attempting to obtain the initial licensing and permits required to operate its respective business. With respect to MediFarm’s proposed facilities in Clark County, Nevada, the Clark County Board of Commissioners voted on June 17, 2014, to approve a special use permit for MediFarm’s vertically integrated and co-located medical marijuana cultivation and production establishment located at 6585 West Gary Avenue, Las Vegas, Nevada 89139. This is a local land use approval and the first step in the process for MediFarm to obtain a state medical marijuana registration certificate pursuant to Nevada Revised Statutes Chapter 453A to operate cultivation and production facilities in Clark County, Nevada. MediFarm submitted an application to the Division to operate these medical marijuana establishments in Clark County, Nevada. Using a merit-based ranking system, the Division will award provisional registration certificates to those applicants who score the highest based upon certain criteria and point values up to the designated number of registration certificates the Division plans to issue in that jurisdiction. If MediFarm receives a provisional certificate, it would then have to apply for a local business license from Clark County and obtain a building permit for any construction before beginning business operations. It was our understanding that the Division anticipated issuing state registration certificates on or about November 3, 2014. As of the date hereof, we have not yet received a state registration certificate.  If MediFarm is issued a certificate, as to which there can be no assurance, MediFarm would need to complete construction of its facilities by December 15, 2015, or the special use permit would expire. MediFarm is also in the process of obtaining state licenses for MediFarm’s dispensaries in Clark County, Nevada and City of Las Vegas, Nevada. MediFarm I and MediFarm II have both submitted their initial applications with the state of Nevada and there can be no assurance as to the outcome of these applications.

Employees

As of the date hereof, we have 11 full-time employees.

DESCRIPTION OF PROPERTIES

We do not own any real estate or other physical properties material to our operations. We operate from leased space. Our executive offices are located at 4700 Von Karman Avenue, Suite 100, Newport Beach, California 92660, and our telephone number is (855) 447-6967. The lease is for a term of 3 years. The monthly base rent amount equals $1,537.

GrowOp Technology operates its manufacturing and distribution facility at 2101 A. Alton Parkway, Irvine, California, 92606. The monthly lease payment is $2,900. GrowOp Technology currently uses approximately 75% of the facility. On May 1, 2013, GrowOp Technology entered into a lease agreement to use offices facilities in common with other lessees in Seattle, Washington, for the purpose of assessing the business climate and opportunities that exist for its products in the Washington medical marijuana market. The offices are located at 1700 Seventh Building, 1700 Seventh Avenue, 21st Floor, Seattle, Washington, 98101. The monthly lease amount is $125. GrowOp Technology presently has no operations or employees at its Seattle location.

Edible Garden leases land located at 283 Country Road 519, Belvidere, New Jersey, on which land sits a greenhouse structure. The lease is for a term of 24 months, at a cost of $13,000 per month, and terminates on December 31, 2016. The land is being leased from David and Greda Vande Vrede, who are the parents of our directors Ken Vande Vrede, Mike Vande Vrede, and Steve Vande Vrede. We used capital raised throughout 2013 to finish the construction of the greenhouse facility. The facility, at maximum production, can produce up to 25,000 plants per week, per acre, operating 52 weeks a year at an average sales price of $1.55 per plant. The Company believes that at full production, the facility is capable of producing up to $10 million in annual sales. Edible Garden is currently using approximately 75% of this facility. Edible Garden is currently adding two acres inside of the greenhouse, which will be outfitted with high-tech Dutch bucket hydroponic equipment. This equipment moves a seed through the entire growing process, thus, reducing labor costs and increasing efficiency.

Terra Tech is also currently in the process of constructing an extraction lab located in Oakland, California. We anticipate the lab will be approximately 400 square feet. Upon completion of the construction, we will enter into a lease.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

On March 29, 2011, Dhar Mann and WeGrow Garden Supply LLC filed an Individual and Corporate Complaint in the Superior Court of the State of California, Alameda County, File No. RG11568327 (the “Dhar Mann Complaint”), against GrowOp Technology alleging, among other things, that Mr. Mann is a 37.5% owner of GrowOp Technology and claiming damages of approximately $2,200,000 in connection with a purported agreement to sell Mr. Mann shares of common stock of GrowOp Technology equal to 37.5% ownership in GrowOp Technology. The Dhar Mann Complaint is also seeking an order from the court prohibiting GrowOp Technology from selling any additional securities or becoming a public company. GrowOp Technology denies, among other things in the Dhar Mann Complaint, the existence of a purported agreement to sell Mr. Mann shares of common stock of GrowOp Technology amounting to 37.5% ownership in GrowOp Technology or the damages owed. The parties have settled this case and in connection therewith, we issued 200,000 shares of Common Stock to Mr. Mann and his designee.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is quoted on the OTC Markets Group, Inc.’s OTCQB tier under the symbol “TRTC.” The following is a summary of the high and low closing bid prices of our Common Stock for the periods indicated, as reported by the OTC Markets Group, Inc. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

	CLOSING BID PRICE PER SHARE
	HIGH	LOW

Year ended December 31, 2014
First Quarter	$1.38	$0.15
Second Quarter	$1.03	$0.347
Third Quarter	$0.58	$0.218
Fourth Quarter ( through November 18 )	$0.495	$0.245

Year ended December 31, 2013
First Quarter	$0.6001	$0.165
Second Quarter	$0.205	$0.0901
Third Quarter	$0.15	$0.058
Fourth Quarter	$1.35	$0.061

Year ended December 31, 2012
First Quarter	$0.15	$0.02
Second Quarter	$0.76	$0.15
Third Quarter	$1.01	$0.26
Fourth Quarter	$0.47	$0.191

On November 18 , 2014, the closing bid price on the OTC Markets Group, Inc.’s OTCQB tier for our Common Stock was $0.353.

Stockholders

As of November 18 , 2014, there were  192,246,031 shares of Common Stock issued and outstanding (excluding shares of Common Stock issuable upon conversion or exercise of all of our currently outstanding Series A Preferred Stock, Series B Preferred Stock, and warrants) held by approximately 92 stockholders of record. We believe that we have more than 25,000 beneficial holders of our Common Stock.

Dividends

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future. There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

•	we would not be able to pay our debts as they become due in the usual course of business; or

•
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution, unless otherwise permitted under our Articles of Incorporation.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance.

Penny Stock Regulations

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our Common Stock, when and if a trading market develops, may fall within the definition of penny stock and be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 individually, or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our Common Stock and may affect the ability of investors to sell their Common Stock in the secondary market.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the fiscal years ended December 31, 2012 and 2013 and the three and nine months ended September 30 , 2014, should be read in conjunction with the financial statements and related notes and the other financial information that are included elsewhere in this Prospectus. This discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf. We disclaim any obligation to update forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Note Regarding Forward-Looking Statements and Business sections in this Registration Statement. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

COMPANY OVERVIEW

We were incorporated in Nevada on July 22, 2008, under the name Private Secretary, Inc. We changed our name to Terra Tech Corp. on January 27, 2012. Our corporate headquarters is located at 4700 Von Karman Avenue, Suite 100, Newport Beach, California 92660 and our telephone number is (855) 447-6967. Our website addresses are as follows: www.terratechcorp.com, www.growopltd.com, www.ediblegarden.com, www.egrow.com, www.goodearthhydro.com, and www.bestbuyhydro.com.

The Company’s original business was to develop a software program that would allow for automatic call processing through “VoIP” technology. Our operations were to limited capital formation, organization, and development of our business plan and target customer market. We generated no revenue.

On February 9, 2012, we completed a reverse-triangular merger with GrowOp Technology, whereby we acquired all of the issued and outstanding shares of GrowOp Technology and in exchange we issued: (i) 33,998,520 shares of our Common Stock, (ii) 100 shares of Series A Preferred Stock, convertible into shares of Common Stock on a one-for-one basis, and (iii) 14,750,000 shares of Series B Preferred Stock, with each share convertible into 5.38425537 shares of Common Stock. The issuance represented approximately 50.3% of our total shares of Common Stock outstanding, assuming the conversion of all the shares of Series A Preferred Stock and Series B Preferred Stock, immediately following the closing of the merger. As a result of the merger, GrowOp Technology became our wholly-owned subsidiary. Following the merger, we ceased our prior operations and are now solely a holding company with two wholly-owned subsidiaries. We also own interests in three other subsidiaries.

In March 2013 we entered into the Share Exchange Agreement with Edible Garden and its stockholders. Pursuant to the Share Exchange Agreement, we offered and sold 1,250,000 shares of Common Stock of the Company in consideration for all the issued and outstanding shares in Edible Garden. Separately, Ms. Almsteier, a stockholder, and an officer and director, offered and sold 7,650,000 shares of Series B Preferred Stock to the Former EG Principal Stockholders. The 7,650,000 shares of Series B Preferred Stock is convertible at any time into 36,344,198 shares of Common Stock and have voting power equal to 765,000,000 shares of Common Stock.

The effect of the issuance of the 1,250,000 shares of Common Stock of the Company and the sale of the 7,650,000 shares of Series B Preferred Stock by Ms. Almsteier was that as of the date of the issuance and sale, the Former EG Principal Stockholders held approximately 25.7% of the issued and outstanding shares of Common Stock of the Company and approximately 43.3% of the voting power of the Company. Articles of Exchange, consummating the share exchange, were filed with the Secretary of the State of Nevada on April 24, 2013.

On March 19, 2014, July 18, 2014, and July 30, 2014, we formed MediFarm, MediFarm I and MediFarm II, respectively.

RESULTS OF OPERATIONS

Results of Operations for the year ended December 31, 2013 compared to the year ended December 31, 2012:

Revenues. For the year ended December 31, 2013, we generated revenues of $2,125,851 compared to $552,579 for the year ended December 31, 2012, an increase of 285%. The increase was primarily due to revenues generated by Edible Garden, which we acquired in April 2013. During the first half of 2013, our principal focus was the rebranding of Edible Garden’s product line and contracting with new farms in order to increase the volume of produce available for sale by Edible Garden. During the second half of 2013, our focus switched to accelerating the construction of Edible Garden’s new 5-acre facility. A significant portion of our time, resources and energy went into financing and completing this facility at the expense of furthering our sales efforts. Having completed the majority of Edible Garden’s new facility in 2013, we expect produce sales to increase significantly in 2014.

Gross Margin. For the year ended December 31, 2013, we had gross profits of $88,918 compared to $100,866 for the year ended December 31, 2012, a decrease of $11,948. Our gross margin for the year ended December 31, 2013 was 4% compared to a 18% gross margin for the year ended December 31, 2012. The decrease in gross profits and gross margin is a result of higher revenue from the sale of locally grown hydroponic produce. After we acquired Edible Garden, we accelerated the construction of Edible Garden’s facility and ramped up production in order to meet certain commitments. As a result, our efficiencies were poor.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 2013 were $3,575,897, compared to $1,072,866 for the year ended December 31, 2012, an increase of $2,503,031. This increase was primarily due to (i) $1,220,590 in non-cash expense from the issuance of warrants for capital raises in 2013; (ii) an increase of $738,902 in consultant fees for 2013 related to Edible Garden’s new locally grown hydroponic produce business; (iii) $417,667 for the write-off of obsolete inventory; and (iv) an increase of $90,192 for professional fees incurred in connection with securities filings to register the Common Stock.

Operating Income (Loss). The Company realized an operating loss of $3,486,979 for the year ended December 31, 2013 compared to an operating loss of $5,771,965 for the year ended December 31, 2012, a decrease of $2,284,985 or 40%. This decrease is primarily due to the absence of an impairment of goodwill for the year ended December 31, 2013 compared to $4,799,965 for the year ended December 31, 2012.

Other Income (Expense). Other expense for the year ended December 31, 2013 was $2,659,721 compared to $63,525 for the year ended December 31, 2012, an increase $2,596,196. In 2013, we recorded a loss from derivatives issued with debt greater than the debt carrying value in the amount of $2,054,000 versus zero in 2012, offset by the recognition of a gain on the fair market valuation of the derivatives in the amount of $673,000 in 2013 versus zero in 2012. We recognized interest and financing expense of $1,278,721 for the year ended December 31, 2013 compared to $62,203 for the year ended December 31, 2012. This increase in interest and financing expense in 2013 was primarily due to debt we issued in 2013.

Net Income (Loss). For the year ended December 31, 2013, we incurred a net loss of $6,148,351 or $0.06 per share, compared to a net loss of $5,836,369 or $0.08 per share for the prior year. At this stage in the Company’s development, revenues are not yet sufficient to cover ongoing operating expenses. Management will continue to make an effort to lower operating expenses and increase revenue. In order to increase revenue, the Company plans to continue to invest in further expanding its operations and engage in a comprehensive marketing campaign with the goal of accelerating the education of potential clients and promoting the name and products of the Company. Most of the Company’s operating expenses are fixed or have a quasi-fixed character, such as energy and labor costs. As a result, management expects them to significantly decrease as a percentage of revenues as revenues increase.

Results of Operations for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013:

Revenues. For the nine months ended September 30, 2014, we generated revenues of $5,587,093 compared to $1,504,626 for the nine months ended September 30, 2013, an increase of $4,082,467 or 271%. The increase was primarily due to revenues generated by Edible Garden, which we acquired in April 2013.

Gross Margin. For the nine months ended September 30, 2014, we had gross profits of ($33,609) compared to $7,431 for the nine months ended September 30, 2013, a decrease of $41,040. The decrease in gross profits and gross margin is a result of expenses associated with the ramp up of Edible Garden’s greenhouse during the nine months ended September 30, 2014.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the nine months ended September 30, 2014 were $14,131,053, compared to $1,789,804 for the nine months ended September 30, 2013, an increase of $12,341,249. This increase was primarily due to the following increases in expenses: (i) $725,024 in increased expenses associated with the ramp-up of Edible Garden’s greenhouse facility; (ii) $282,855 in increased depreciation expense related to Edible Garden’s equipment; (iii) $382,000 in increased directors’ fees, all paid in shares of our common stock; (iv) $2,179,237 in compensation to officers and employees, who now receive a salary, along with awards of shares of our common stock; (v) $49,185 in increased premiums for increases in directors and officers insurance coverage; (vi) $795,000 in increased consulting fees incurred in connection with the distribution of Edible Gardens products; (vii) expenses totaling $517,449 for consultant fees, lobbyist fees and travel expenses incurred in connection with the license and permit process in Nevada for MediFarm’s, MediFarm I’s, and MediFarm II’s businesses; (viii) $390,189 in legal and accounting fees in connection with the filing of a Registration Statement with the Securities and Exchange Commission for the common stock underlying certain debt and warrants from our February financing; and (ix) $4,655,981 in increased warrant expense due to an increase in due to an increase of warrants issued in capital raises.

Other Income (Expense). Other expense for the nine months ended September 30, 2014 was $4,828,253 compared to $856,068 for the nine months ended September 30, 2013, an increase $3,972,185. In the first nine months of 2014, we recorded a loss on derivatives issued with debt greater than the debt carrying value in the amount of $4,808,000 compared to $1,562,000 in the first nine months of 2013 due to convertible notes issued in 2014. We recognized a gain on the fair market valuation of derivatives in the amount of $817,680 in the first nine months of 2014 compared to a gain of $1,225,700 in the first nine months of 2013. We recognized interest expense of $838,033 for the nine months ended September 30, 2014 compared to $519,768 for the nine months ended September 30, 2013. The increase in interest expense is due to more debt outstanding in the nine months ended September 30, 2014 compared to the prior period.

Net Income (Loss). For the nine months ended September 30, 2014, we incurred a net loss of $18,993,015 or $0.11 per share, compared to a net loss of $2,640,091 or $0.03 per share for the nine months ended September 30, 2013. At this stage in the Company’s development, revenues are not yet sufficient to cover ongoing operating expenses. Management will continue to make an effort to lower operating expenses and increase revenue. In order to increase revenue, the Company plans to continue to invest in further expanding its operations and engage in a comprehensive marketing campaign with the goal of accelerating the education of potential clients and promoting the name and products of the Company. Given the fact that most of our operating expenses are fixed or have quasi-fixed character, management expects them to significantly decrease as a percentage of revenue as revenues increase.

Results of Operations for the quarter ended September 30, 2014 compared to the quarter ended September 30, 2013:

Revenues. For the quarter ended September 30, 2014, we generated revenues of $1,314,973 compared to $773,140 for the quarter ended September 30, 2013, an increase of $541,834. The increase was primarily due to revenues generated by Edible Garden, which we acquired in April 2013.

Gross Margin. For the quarter ended September 30, 2014, we had gross profits of $63,938 compared to $3,520 for the quarter ended September 30, 2013, an increase of $60,418. The increase in the gross margin was due to the greenhouse coming online in the September 30, 2014 quarter for Edible Gardens.

Selling, general and administrative expenses for the quarter ended September 30, 2014 were $8,035,171, compared to $162,629 for the quarter ended September 30, 2013, an increase of $7,872,542. This increase was primarily due to the following increases in expenses: (i) $239,832 in increased expenses associated with the ramp-up of Edible Garden’s greenhouse facility; (ii) $85,753 in increased depreciation expense related to Edible Garden’s equipment; (iii) $106,000 in increased directors’ fees, all paid in shares of our common stock; (iv) $2,065,967 in compensation to officers and employees, who now receive a salary, along with awards of shares of our common stock; (v) $27,096 in increased premiums for increases in directors and officers insurance coverage; (vi) $397,500 in increased consulting fees incurred in connection with the distribution of Edible Gardens products; (vii) expenses totaling $517,449 for consultant fees, lobbyist fees and travel expenses incurred in connection with the license and permit process in Nevada for MediFarm’s, MediFarm I’s, and MediFarm II’s businesses; (viii) $256,126 in legal and accounting fees in connection with the filing of a Registration Statement with the Securities and Exchange Commission for the common stock underlying certain debt and warrants from our February financing; and (ix) $2,596,948 in increased warrant expense due to an increase in due to an increase of warrants issued in capital raises.

Other Income (Expense). Other expense for the quarter ended September 30, 2014 was $1,550,215 compared to other income of $144,164 for the quarter ended September 30, 2013, a decrease in other income and increase in other expense of $1,694,379. In the third quarter of 2014, we recorded a loss on derivatives issued with debt greater than the debt carrying value in the amount of $2,248,000 compared to $201,000 in the third quarter of 2013 due to convertible notes issued in 2014. We recognized a gain on the fair market valuation of derivatives in the amount of $1,085,505 in the third quarter of 2014 compared to a gain of $569,700 in the third quarter of 2013. We recognized interest expense of $387,720 for the quarter ended September 30, 2014 compared to $224,536 for the quarter ended September 30, 2013. The increase in interest expense is due to more debt outstanding in the three months ended September 30, 2014 compared to the prior period.

Net Income (Loss). For the quarter ended September 30, 2014, we incurred a net loss of $9,521,448 or $0.05 per share, compared to a net loss of $14,945 or $0.00 per share for the three months ended September 30, 2013. At this stage in the Company’s development, revenues are not yet sufficient to cover ongoing operating expenses. Management will continue to make an effort to lower operating expenses and increase revenue. In order to increase revenue, the Company plans to continue to invest in further expanding its operations and engage in a comprehensive marketing campaign with the goal of accelerating the education of potential clients and promoting the name and products of the Company. Given the fact that most of the Company’s operating expenses are fixed or have quasi-fixed character, management expects them to significantly decrease as a percentage of revenue as revenues increase.

LIQUIDITY AND CAPITAL RESOURCES

We have never reported net income. We incurred net losses for the nine months ended September 30, 2014 and have an accumulated a deficit of $33,830,332 at September 30, 2014. At September 30, 2014, we had a cash balance of approximately of $3,476,579 compared to a cash balance of $26,943 at December 31, 2013. This increase in our cash balance is primarily due to proceeds received from Dominion related to the Debt Placement. At September 30, 2014, we had a working capital deficit of $5,992,542 compared to $3,713,641 at December 31, 2013.

We have not been able to generate sufficient cash from operating activities to fund our ongoing operations. Since our inception, we have raised capital through private sales of preferred stock, common stock and debt securities. The Company’s future success is dependent upon its ability to achieve profitable operations and generate cash from operating activities.

We anticipate requiring additional capital for the commercial development of our subsidiaries. Assuming MediFarm, MediFarm I, and MediFarm II receive all the necessary permits and licenses applied for, we anticipate we will need an additional $11 million in capital for the commercial development of these subsidiaries. Because none of MediFarm, MediFarm I or MediFarm II has commenced operations, the $11 million budget as described herein is prospective. With respect to MediFarm, the estimated construction budget (for year one) and operation budget (for the first five years of operation) is approximately $500,000 for the dispensary facilities and approximately $5 million for the cultivation and production facility. With respect to MediFarm I’s dispensary facility, the estimated construction budget (for year one) and operation budget (for the first five years of operation) is approximately $500,000. With respect to MediFarm II’s cultivation and production facility, the estimated construction budget (for year one) and operation budget (for the first five years of operation) is approximately $5 million. Forever Green NV, LLC, a member of both MediFarm I and MediFarm II, has agreed to contribute approximately $500,000 in the form of debt to MediFarm I and approximately $750,000 in the form of debt to MediFarm II. We will be obligated to contribute the remaining amount, or approximately $9.75 million in the aggregate, for all three subsidiaries.  We do not expect any of the proceeds we have received to date (all of which has been spent on, or is allocated to other projects) will be available to satisfy the construction budget or 5-year operational budget of these entities.  Further, we cannot provide any assurance that the Warrants will be exercised for cash, such that they would be a source of financing for any of the subsidiaries.

With respect to GrowOp Technology, we anticipate needing approximately $110,000 for the commercial development of this subsidiary, which includes anticipated expenses for purchasing, marketing and selling of a new line of double ended lighting.  This amount is in addition to proceeds received from the Debt Placement and does not take into account any proceeds we may receive if the Warrants are exercised for cash, as to which there cannot be any assurance.

We respect to Edible Garden, we used approximately $700,000 of the proceeds received in the Debt Placement to purchase high tech Dutch movable hydroponic tables that we anticipate will reduce labor and increase productivity.  We anticipate requiring an additional $50,000 to assemble and install these tables.  This amount is in addition to the proceeds received in the Debt Placement and does not take into account any proceeds we may receive if the Warrants are exercised for cash, as to which there can be no assurance.

We will be required to raise additional funds through public or private financing, additional collaborative relationships or other arrangements until we are able to raise revenues to a point of positive cash flow. We believe our existing and available capital resources will be sufficient to satisfy our funding requirements through the first quarter of 2015. We are evaluating various options to further reduce our cash requirements to operate at a reduced rate, as well as options to raise additional funds, including obtaining loans and selling common stock. There is no guarantee that the Company will be able to generate enough revenue and/or raise capital to support its operations.

The issuance of additional securities may result in a significant dilution in the equity interests of our current stockholders. Obtaining loans, assuming these loans would be available, will increase our liabilities and future cash commitments. There is no assurance that we will be able to obtain further funds required for our continued operations or that additional financing will be available to sue when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our operations.

Due to the uncertainty of our ability to meet our current operating and capital expenses, our independent auditors included a note to our financial statements for the three and nine months ended September 30, 2014 regarding concerns about our ability to continue as a going concern. There is substantial doubt about our ability to continue as a going concern as the continuation and expansion of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our products, and achieving a profitable level of operations. The condensed consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should the Company be unable to continue as a going concern.

Convertible Debentures

On March 22, 2013, we entered in a Securities Purchase Agreement with certain accredited investors related to the private placement of three 6% Senior Secured Convertible Debentures for aggregate proceeds of $825,000. Each debenture accrued interest at a rate of 6% per annum and was convertible into shares of our Common Stock at the election of the holder at a conversion price equal to 62% of the lowest daily VWAP of the Common Stock as quoted by Bloomberg L.P. for the ten (10) trading days immediately preceding the conversion date. Even though the stated interest rate is 6%, the inputted rate was 60% when giving effect for the conversion feature. The term of each debenture was eight months.

Aegis served as the placement agent for the offering. In consideration for services rendered, the Company: (i) paid cash commissions to the placement agent equal to $66,000, or 8.0% of the gross proceeds received in the offering; (ii) issued to the placement agent, or its designee, a warrant to purchase a number of shares of Common Stock up to 5% of the aggregate number of shares of Common Stock underlying the debentures sold in the offering, at an exercise price equal to the conversion price of the debentures; (iii) paid $5,250 for expenses of the placement agent; and (iv) paid $15,000 for the debenture holders’ legal fees.

On April 19, 2013, we sold an additional 6% Senior Secured Convertible Debenture for aggregate proceeds of $250,000. In connection with this issuance, the Company: (i) paid cash commissions to Aegis, the placement agent, equal to $20,000, or 8.0% of the gross proceeds received in the offering; (ii) issued to the placement agent, or its designee, a warrant to purchase a number of shares of Common Stock up to 5% of the aggregate number of shares of Common Stock underlying the debentures sold in the offering, at an exercise price equal to the conversion price of the debentures; and (iii) paid $1,000 for the debenture holder’s legal fees.

On May 3, 2013, we sold an additional 6% Senior Secured Convertible Debenture for aggregate proceeds of $200,000. In connection with this issuance, the Company: (i) paid cash commissions to Aegis, the placement agent, equal to $16,000, or 8.0% of the gross proceeds received in the offering; (ii) issued to the placement agent, or its designee, a warrant to purchase a number of shares of Common Stock up to 5% of the aggregate number of shares of Common Stock underlying the debentures sold in the offering, at an exercise price equal to the conversion price of the debentures; and (iii) paid $1,000 for the debenture holder’s legal fees.

The Company used the aggregate net proceeds raised from this offering to advance the Company’s ability to execute its growth strategy, to aid in the commercial development of GrowOp Technology and for working capital purposes.

Common Stock Purchase Agreement with Hanover Holdings

On April 29, 2013, we entered in a common stock purchase agreement with Hanover Holdings I, LLC (“Hanover”) for the sale of up to $5,000,000 of our Common Stock over a 36-month term. The purchase agreement provided that from time to time over the term of the purchase agreement, commencing on the trading day immediately following the date on which the initial registration statement is declared effective by the SEC, the Company has the discretion to provide Hanover with draw down notices to purchase a specified dollar amount of the shares of Common Stock over the course of a 10-day trading day period, subject to certain limitations as specified in the purchase agreement. The maximum amount of shares of Common Stock put to Hanover in any single draw down notice cannot exceed 300% of the average daily trading volume of the Common Stock for the 10-day trading period immediately preceding the date of the draw down notice. We paid an initial commitment fee to Hanover equal to $125,000 (or 2.5% of the total commitment under the agreement) in the form of 595,239 restricted shares of Common Stock. We also paid $15,000 in reasonable attorneys’ fees and expenses incurred by Hanover in connection with the preparation, negotiation, execution and delivery of the common stock purchase agreement and related transaction documents.

Pursuant to a registration rights agreement entered into with Hanover, we agreed to file an initial registration statement with the SEC to register an agreed upon number of shares. On September 30, 2013, the SEC declared effective our registration statement on Form S-1, as amended (File No. 333-188477), which registered 10,085,259 shares of Common Stock pursuant to the terms of the common stock purchase agreement and 595,239 shares of Common Stock we issued as the “initial commitment fee.”

On October 16, 2013, we put 4,448,314 shares of Common Stock to Hanover, raising aggregate proceeds of approximately $271,538. We paid a 3% commission fee to Aegis in the amount of approximately $8,146.

On November 6, 2013, we put 2,869,957 shares of Common Stock to Hanover, raising aggregate proceeds of approximately $169,182. We paid a 3% commission fee to Aegis in the amount of approximately $5,075.

On December 4, 2013, we put 2,766,988 shares of Common Stock to Hanover, raising aggregate proceeds of approximately $168,325. We paid a 3% commission fee to Aegis in the amount of approximately $5,050.

On January 24, 2014, the SEC declared effective our registration statement on Form S-1, as amended (File No. 333-191954), which registered 19,000,000 shares of Common Stock put to Hannover pursuant to the common stock purchase agreement.

Subsequent to the effectiveness of the registration statement, we put 6,600,000 shares of Common Stock to Hanover, raising aggregate proceeds of approximately $4,014,919. We paid a 3% commission fee to Aegis in the amount of approximately $120,448.

On June 27, 2014, the SEC declared effective a Post-effective Amendment No. 1 to the registration statement to deregister the remaining 12,400,000 shares of our Common Stock that remained unsold. We have determined not to put the remaining 12,400,000 shares of Common Stock to Hanover.

Units

On October 24, 2013 we offered and sold 10,608,667 units to 15 accredited investors, at a purchase price of $0.06 per unit, for aggregate proceeds of $636,520. Each unit consists of one share of Common Stock and one warrant to purchase one share of Common Stock at an exercise price of $0.06 per share. The warrants may be exercised at any time, and have a term of three years.

Warrants

The Company received $293,420 from the exercise of warrants during the first  nine months of 2014.

Promissory Notes

During  the nine months ended September 30, 2014, the Company obtained new debt from the issuance of secured promissory notes that supplied the funds that were needed to finance operations during the reporting period. Such new borrowings resulted in the receipt by the Company of $ 7,344,737 .  The proceeds received by the Company includes the sale of an aggregate of $6,550,000, net of a five percent OID, of Notes to Dominion. The OID, aggregated, is approximately $344,737.

In addition, related parties contributed $17,502 in exchange for an unsecured non-convertible note payable. The Company repaid this note in March of 2014, and therefore has no further obligations.

The Company recently loaned Palm Creek approximately $16,000 to upgrade the facility. Palm Creek is repaying this on a monthly basis. The outstanding principal amount is approximately $11,188.

Operating Activities

Cash used in operations for the nine months ended September 30, 2014 was $5,867,303 compared to $2,487,350 for the nine months ended September 30, 2013. The increase in the cash used in operations was primarily due to: (i) net loss of $18,993,015; (ii) a $817,680 loss on the fair market valuation of derivatives; (iii) $5,038,986 related to the issuance of warrants; (iv) $4,808,000 related to equity instruments issued with debt greater than the debt carrying amount; and (v) $2,900,368 for the issuance of stock in connection with the performance of services to the Company.

Investing Activities

Cash used in investing activities for the nine months ended September 30, 2014 was $2,000,737 compared to cash provided by investing activities of $100 for the nine months ended September 30, 2013. During the first nine months of fiscal 2014, cash used in investing activities was primarily comprised of the purchase of property and equipment in the amount of $1,989,237.

Financing Activities

Cash provided by financing activities for the nine months ended September 30, 2014 was $11,317,676 compared to $2,511,636 for the nine months ended September 30, 2013, an increase of $8,806,040. This increase was primarily due to: (i) $7,344,737 in proceeds from the issuance of notes payable; (ii) $4,014,919 in proceeds from the issuance of 6,600,000 shares of common stock to Hannover; and (iii) $293,420 in proceeds from the exercise of warrants, offset by payments on notes payable equal to $300,000 and payments on notes payable to related parties equal to $130,000.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements.

CRITICAL ACCOUNTING POLICIES

Use of Estimates

The preparation of the financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although we believe that these estimates are reasonable, actual results could differ from those estimates given in conditions or assumptions that have been consistently applied.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value. The Company had cash and cash equivalents equal to $ 3,476,579 as of September 30, 2014.

Accounts Receivable

Accounts receivable are customer obligations due under normal trade terms. The Company reviews all outstanding accounts receivable for collectability on a quarterly basis. An allowance for doubtful accounts is recorded for any amounts deemed uncollectable. The Company does not accrue interest receivable on past due accounts receivable. There was an allowance of $49,168 at September 30, 2014 and $52,000 at December 31, 2013.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets: 3-8 years for machinery and equipment, leasehold improvements are amortized over the shorter of the estimated useful lives or the underlying lease term. Repairs and maintenance expenditures which do not extend the useful lives of related assets are expensed as incurred.

Intangibles

Intangible assets with definite lives are amortized, but are tested for impairment annually and when an event occurs or circumstances change such that it is more likely than not that an impairment may exist. Our annual testing date is December 31. We test intangibles for impairment by first comparing the carrying value of net assets to the fair value of the related operations. If the fair value is determined to be less than the carrying value, a second step is performed to compute the amount of the impairment. In this process, a fair value for intangibles is estimated, based in part on the fair value of the operations, and is compared to its carrying value. The shortfall of the fair value below the carrying value represents the amount of intangible impairment. We test these intangibles for impairment by comparing their carrying value to current projections of discounted cash flows attributable to the customer list. Any excess value over the amount of discounted cash flows represents the amount of the impairment.

Revenue Recognition

Revenue is recognized net of discounts, rebates, promotional adjustments, price adjustments and estimated returns and upon transfer of title and risk to the customer which occurs at shipping (F.O.B. terms). Upon shipment, the Company has no further performance obligations and collection is reasonably assured as the majority of sales are paid for prior to shipping.

Research and Development

Research and development costs are expensed as incurred.

Fair Value of Financial Instruments

The Company applies fair value accounting in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures (“ASC 820”), which provides the framework for measuring fair value and expands required disclosure about fair value measurements of assets and liabilities. ASC 820 defines fair value as the exchange price that would have been received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

Level 3 – Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

The Company’s valuation techniques used to measure the fair value of money market funds and certain marketable equity securities were derived from quoted prices in active markets for identical assets or liabilities. The valuation techniques used to measure the fair value of all other financial instruments, all of which have counterparties with high credit ratings, were valued based on quoted market prices or model driven valuations using significant inputs derived from or corroborated by observable market data.

In accordance with the fair value accounting requirements, companies may choose to measure eligible financial instruments and certain other items at fair value. The Company has not elected the fair value option for any eligible financial instruments.

Prepaid Inventory

Prepaid inventory represents deposits made to foreign manufacturers for purchase orders of specific inventory.

Income Taxes

The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expenses are expected to be settled in the Company’s income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating losses for financial-reporting and tax-reporting purposes. Accordingly, for Federal and state income tax purposes, the benefit for income taxes has been offset entirely by a valuation allowance against the related federal and state deferred tax asset for the nine months ended September 30, 2014 and the twelve months ended December 31, 2013.

Loss Per Common Share

Net loss per share, in accordance with the provisions of ASC 260, “Earnings Per Share” is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during the period. During a loss period, the effect of the potential exercise of stock options, warrants, convertible preferred stock and convertible debt are not considered in the diluted income (loss) per share calculation since the effect would be anti-dilutive. The results of operations were a net loss for the nine months ended September 30, 2014, and therefore the basic and diluted weighted average common shares outstanding were the same.

Recently Issued Accounting Standards

Management does not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act), we are not required to provide the information called for by Item 304 of Regulation S-K.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person:

Name	Age	Positions
Derek Peterson	40	President and Chief Executive Officer, and Chairman of the Board
Amy Almsteier	33	Secretary, Treasurer and Director
Michael James	56	Chief Financial Officer
Michael A. Nahass	49	Director
Steven J. Ross	56	Director
Ken Vande Vrede	37	Director
Steve Vande Vrede	29	Director
Mike Vande Vrede	35	Director

Derek Peterson
President and Chief Executive Officer, Chairman of the Board

Derek Peterson has served as our President and Chief Executive Officer, and Chairman of the Board, since February 9, 2012. Mr. Peterson began his career in finance with Crowell, Weedon & Co, the largest independent broker-dealer on the West Coast. In his 6 years there, Mr. Peterson became a partner and Branch supervisor where he was responsible for sales of over $10 million. Mr. Peterson was offered an opportunity to build a southern Orange County presence for Wachovia Securities, where he became the first Vice President and Branch Manager for their Mission Viejo location. He was instrumental in growing that office from the ground up, into the $15 million dollar office it is today. After his term at Wachovia Securities, Mr. Peterson accepted an opportunity for a Senior Vice President position with Morgan Stanley Smith Barney, where he and his team oversaw combined assets of close to $100 million. In addition, he has also been involved in several public and private equity financings, where he has personally funded several projects from angel to mezzanine levels. Mr. Peterson is a CFP® Professional and holds his Series 7, General Securities Sales Supervisor Series 9 and 10, National Commodity Futures Series 3, Series 65 and California Insurance License. Mr. Peterson holds a degree in Business Management from Pepperdine University. On February 22, 2012, Mr. Peterson filed a petition for bankruptcy in the United States Bankruptcy Court for the Central District of California. This has been discharged. Mr. Peterson’s background in investment banking led to our conclusion that he should serve as a director in light of our business and structure.

Amy Almsteier
Secretary, Treasurer, and Director

Ms. Almsteier has served as our Secretary, Treasurer and a Director since February 9, 2012. Ms. Almsteier began her career running a commercial and residential remodeling firm based in Orange County, California. She has spent the last decade working in the design industry where she morphed into a commercial “green” consultant focusing on space planning and commercial design using renewable and recycled materials and systems. She has become an expert in renewable energy solutions including solar, natural gas and reverse osmosis systems. She has worked with hundreds of clients in an effort to build and design award winning projects with the lowest possible carbon footprint. Ms. Almsteier graduated with a Bachelor's of Science in Design from the University of Nebraska Lincoln’s College of Architecture and studied abroad at American Intercontinental University in London, England. Ms. Almsteier’s background in design led to our conclusion that she should serve as a director in light of our business and structure.

Michael James
Chief Financial Officer

Michael James has served as our Chief Financial Officer since April 17, 2011. In addition to his role at Terra Tech, Mr. James became Chief Executive Officer and Chief Financial Officer of Inergetics, Inc. on June 11, 2012. Previously, Mr. James served as Chief Executive Officer of Nestor, Inc. (“Nestor”) where he successfully completed a financial restructuring of the Company prior to its sale in September 2009 from the Receiver's Estate in Superior Court of the State of Rhode Island. He also served on Nestor's Board of Directors from 2006 to 2009. Mr. James has been the Managing Partner of Kuekenhof Capital Management, LLC, a private investment management company, for the past ten years where he continues to serve as Managing Director of Kuekenhof Equity Fund, L.P. and Kuekenhof Partners. Mr. James is also a director of Guided Therapeutics, Inc. where he serves as Chairman of the Compensation Committee and as a member of the Audit Committee. During his career, Mr. James has served as: a Partner at Moore Capital Management, Inc., a premiere private investment management company; as Chief Financial and Administrative Officer at Buffalo Partners, L.P., a private investment management company; and as Treasurer and Chief Financial Officer of National Discount Brokers. Mr. James began his career in 1980 as a staff accountant with Eisner, LLP. Mr. James’s experience as an accountant led to our conclusion that he should serve as director in light of our business and structure.

Michael Nahass
Director

Mr. Nahass has served as a Director since January 26, 2012, and has also served as our President, Secretary and Treasurer from January 26, 2012 until February 9, 2012. Since August 2011, Mr. Nahass has served as Managing Director of Arque Capital, Ltd., of Irvine, California. From September 2009 until August 2011, Mr. Nahass was a Partner, and served as Managing Director/Chief Operating Office of, NMS Capital Asset Management, Inc. (“NMS Capital”). Additionally, while at NMS Capital, Mr. Nahass served as Chief Portfolio Manager of the NMS Platinum Funds, LLC. From February 1995 until April 2007, Mr. Nahass was employed in various positions at Morgan Stanley, where his last position was Senior Vice President and Complex Manager, where he directly managed over 200 financial advisors with approximately $20 billion in assets under management. With over 20 years of financial services experience, Mr. Nahass has been and is responsible for private client services, business development, regulatory compliance and strategic development. Mr. Nahass holds a B.S. in Business Administration (1988) from Fairleigh Dickenson University. In addition he also holds NASD Series 3 (National Commodity Futures), Series 7 (General Securities Representative), Series 8 (Supervisory), Series 31 (Managed Futures) and Series 65 (Investment Advisor Representative) licenses. On May 13, 2009, Mr. Nahass filed a petition for bankruptcy in the United States Bankruptcy Court for the Central District of California, Case No. 8:09-bk 14465-TA. The discharge date was August 17, 2011. Mr. Nahass’s background in investment banking led to our conclusion that he should serve as director in light of our business and structure.

Steven J. Ross
Director

Mr. Ross has served as a director since July 23, 2012. Mr. Ross has over 25 years of senior management experience, ranging from high growth private companies to multi-billion dollar divisions of public enterprises. Mr. Ross is currently Managing Director of MTN Capital Partners (“MTN”), a New York-based private equity firm focused on lower middle market transactions. He joined MTN in 2011 after completing the sale of his previous business and is responsible for deal generation and execution in the Western United States, operating from Newport Beach, California. Mr. Ross is also the Lead Director for the Longhai Steel Company, a major steel wire producer based in Xingtai, China. Previously, Mr. Ross was Chief Executive Officer of National Investment Managers from 2006 until its sale to a private equity firm in 2011. Under Mr. Ross’ leadership, the company became the largest independent retirement services company in the country with over $11 billion in assets under administration and operations in 17 cities in the United States.

Between 2001 and 2006, Mr. Ross served as Chairman and Chief Executive Officer of DynTek. During his tenure he successfully transitioned the company from a $5 million software development company to a leading provider of information technology services with annual revenues of over $100 million. From 1998 to 2001, Mr. Ross was Vice President and General Manager of the Computer Systems Division of Toshiba America (“Toshiba”) with overall responsibility for Toshiba’s $3 billion computer business in the United States and South America. Prior to joining Toshiba, from 1996 to 1998, Mr. Ross served as President & General Manager – Computer Reseller Division and President of Corporate Marketing at Inacom, a $7 billion Fortune 500 provider of computer products and services. He directed Inacom’s largest operating division, at $2.5 billion, as well as overall corporate and strategic marketing. Prior to his employment at Inacom, Mr. Ross served as Senior Vice President, Sales & Business Development, for Intelligent Electronics, a $3.5 billion Fortune 500 computer reseller, at the time the largest independent supplier of information technology in the United States. Mr. Ross has also held senior management positions at Dell Computer Corporation and PTXI/Bull HN Information Systems.

Mr. Ross has served as Vice-Chairman of the board of the Computing Technology Industry Association (COMPTIA) and as a board member of the US Internet Industry Association (USIIA). Mr. Ross is an alumnus of Harvard University and a graduate of the Advanced Management Program at Harvard Business School. Mr. Ross’s business experience led to our conclusion that he should serve as director in light of our business and structure.

Ken Vande Vrede
Director

Ken Vande Vrede has served as a director since February 25, 2013. Mr. Vande Vrede has also served as President of Gro-Rite since January 2012. Gro-Rite is a New Jersey-based retail business which sells products and services related to greenhouse technology, and innovative and sustainable growing techniques. From January 2006 until December 2011, Mr. Vande Vrede served as Vice President of Gro-Rite. From March 1996 until December 2005, he served as Manager of Gro-Rite. Since September 2010, Mr. Vande Vrede has also served as Director of New Business and Marketing at Edible Garden, our wholly-owned subsidiary. Since January 2007, Mr. Vande Vrede has also served as Managing Partner at Naturally Beautiful Plant Products LLC. Mr. Vande Vrede is also currently an owner of Gro-rite Landscape Services LLC. Mr. Vande Vrede attended Montclair State University from 1996 until 1999, where he majored in Business. Mr. Vande Vrede's entrepreneurial experience and success in gardening retail and specialty farming, evidenced by his ideas which led to the establishment of the businesses in which he works, and his management experience, led to our conclusion that Mr. Vande Vrede should serve as a member of our Board in light of our business and structure.

Steve Vande Vrede
Director

Steve Vande Vrede has served as a director since April 24, 2013. Mr. Vande Vrede has also served as Vice-President of Naturally Beautiful Plant Products LLC, since January 2007. Mr. Vande Vrede is also currently an owner of Gro-rite Landscape Services LLC. Since September 2010, Mr. Vande Vrede has also served as Director of New Business and Marketing at Edible Garden, our wholly-owned subsidiary. From 2003 to 2005, Mr. Vande Vrede attended Quinnipiac University, and from 2005 to 2007, he attended William Patterson University, where he obtained a degree in Business Finance Management. Mr. Vande Vrede’s experience in finance, gardening retail and specialty farming led to our conclusion that Mr. Vande Vrede should serve as a member of our Board in light of our business and structure.

Mike Vande Vrede
Director

Mike Vande Vrede has served as a director since April 24, 2013. He has also served as President of Naturally Beautiful Plant Products LLC since January 2007, and is also currently an owner of Gro-rite Landscape Services LLC. Since September 2010, Mr. Vande Vrede has also served as Director at Edible Garden, our wholly-owned subsidiary. Mr. Vande Vrede’s experience as President of Naturally Beautiful Plant Products LLC led to our conclusion that Mr. Vande Vrede should serve as a member of our Board in light of our business and structure.

Director Qualifications

We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties for us. Each director must represent the interests of all stockholders. When considering potential director candidates, the Board also considers the candidate’s character, judgment, diversity, age and skills, including financial literacy and experience in the context of our needs and the needs of the Board.

Employment Agreements

We currently do not have any employment agreements with any of our directors or executive officers.

Pursuant to an Independent Director Agreement dated July 23, 2012 by and between the Company and Steven J. Ross (the “Independent Director Agreement"), the Company agreed to pay Mr. Ross $2,000 per month, commencing immediately following any financing, either debt or equity, in excess of $1,000,000 that the Company receives during his term as a director. The Company also issued to Mr. Ross, an aggregate of 300,000 restricted shares of the Common Stock (such cash payment and the issuance of restricted shares, the “Compensation”), which one-half (1/2) of the shares vested on the date of appointment, and the remaining one-half (1/2) of the shares vested on May 31, 2013. The Board reserved the right to change the cash portion of the Compensation from time to time, to take into consideration the responsibilities associated with serving on the various committees and to grant additional restricted shares periodically, which may vary from the terms described above. The Company has entered into a new agreement with Mr. Ross, effective July 1, 2014. Under this new agreement, Mr. Ross will be entitled to 200,000 shares.

The Company and Mr. Ross also entered into an Indemnification Agreement dated July 23, 2012 (the “Indemnification Agreement”), whereby the Company agreed to indemnify Mr. Ross, subject to certain exceptions, for claims against him that may arise in connection with the performance of his duties as a director for the Company.

Family Relationships

Derek Peterson, our President, Chief Executive Officer, and Chairman of the Board, is the spouse of Amy Almsteier, our Secretary, Treasurer and a Director and a greater than 5% stockholder.

Ken Vande Vrede, Mike Vande Vrede and Steve Vande Vrede are brothers. Dan Vande Vrede owns 1,759,500 shares of Series B Preferred Stock, convertible into 9,473,721 shares of Common Stock. Dan Vande Vrede is the father of Ken Vande Vrede, Mike Vande Vrede and Steve Vande Vrede.

There are no other family relationships between any of our directors or executive officers and any other directors or executive officers.

Involvement in Certain Legal Proceedings

Other than as disclosed below, to our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

•
Any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

•
Being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
Being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
Being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

On February 22, 2012, Mr. Peterson filed a petition for bankruptcy in the United States Bankruptcy Court for the Central District of California. This has been discharged.

On May 13, 2009, Mr. Nahass filed a petition for bankruptcy in the United States Bankruptcy Court for the Central District of California, Case No. 8:09-bk 14465-TA. The discharge date was August 17, 2011.

Code of Ethics

We have not adopted a Code of Ethics, but we expect to adopt a Code of Ethics in fiscal 2014 and will post such code to our website. The Company did not adopt a Code of Ethics in fiscal 2013 due to Board changes, and lack of adequate time to review this process.

Term of Office

Our directors are appointed to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our Bylaws. Our officers are appointed by our Board and hold office until removed by the Board, absent an employment agreement.

Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. The Board has not established an audit committee and does not have an audit committee financial expert, nor has the Board established a nominating committee. The Board is of the opinion that such committees are not necessary since the Company is the early stages of operations. The Company has seven directors, and to date, such directors have been performing the functions of such committees. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions.

EXECUTIVE COMPENSATION

Summary Compensation Table

As a smaller reporting company, we are required to disclose the executive compensation of our “Named Executive Officers, which consist of the following individuals: (i) any individual serving as our principal executive officer or acting in a similar capacity (the “CEO”); (ii) the two other most highly compensated executive officers of the Company serving as executive officers at the most recently completed fiscal year; and (iii) any additional individuals for whom disclosure would have been provided but for the fact the individual was not serving as an executive officer at the end of the most recently completed fiscal year.

During fiscal 2012 and 2013, no compensation has been accrued by or paid to any such “Named Executive Officers.”

The following Summary Compensation Table sets forth for fiscal 2012 and 2013, the compensation, awarded to, paid to, or earned by our named executive officers.

						Non-Equity
						Incentive	Nonqualified
				Stock	Option	Plan	Deferred	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	Compensation ($)	Compensation ($)	Compensation ($)	Total ($)

Derek Peterson (1)	2013	0	0	0	0	0	0	0	0
	2012	0	0	0	0	0	0	0	0

Amy Almsteier (2)	2013	0	0	0	0	0	0	0	0
	2012	0	0	0	0	0	0	0	0

Michael James (3)	2013	0	0	0	0	0	0	0	0
	2012	0	0	0	0	0	0	0	0
____________
(1)	Appointed President, Chief Executive Officer, and Chairman of the Board, on February 9, 2012.

(2)	Appointed Secretary, Treasurer and Director on February 9, 2012.

(3)	Appointed Chief Financial Officer on February 9, 2012.

Narrative Disclosure to Summary Compensation Table

During fiscal years 2012 and 2013, none of our Named Executive Officers were compensated for services rendered to us in any capacity. Beginning fiscal year 2014, we started paying salaries to our Named Executive Officers.

We currently do not have a stock option plan. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as “SARs” or freestanding SARs have been made to any Named Executive Officer since our inception. We do not currently have an incentive plan that provides compensation intending to serve as an incentive for performance. No individual grants or agreements regarding future pay-outs under an incentive plan have been made to any named executive officer since our inception.

Outstanding Equity Awards

We had no outstanding equity awards as of the fiscal year ended December 31, 2013.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

As of the date hereof, we have not entered into any employment agreements with any of our executive officers.

Director Compensation

Except for Steven Ross, our directors have not received any compensation for service as a director, including serving on any committees of the Board or for any special assignments. The following table sets forth director compensation as of December 31, 2013:

	Fees			Non-Equity	Nonqualified
	Earned			Incentive	Deferred
	Paid in	Stock	Option	Plan	Compensation	All Other
Name	Cash ($)	Awards ($)	Awards ($)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

Derek Peterson (1)	0	0	0	0	0	0	0

Amy Almsteier (2)	0	0	0	0	0	0	0

Michael Nahass (3)	0	0	0	0	0	0	0

Edward Piatt (4)	0	0	0	0	0	0	0

Steven Ross (5)	0	0	0	0	0	$1,700	$1,700

Ken Vande Vrede (6)	0	0	0	0	0	0	0

Steve Vande Vrede (7)	0	0	0	0	0	0	0

Mike VandeVerde (8)	0	0	0	0	0	0	0
_________________
(1)	Appointed President, Chief Executive Officer, and Chairman of the Board, on February 9, 2012.

(2)	Appointed Secretary, Treasurer and a director on February 9, 2012.

(3)	Served as President, Secretary and Treasurer from January 26, 2012 until February 9, 2012. Appointed as a director on January 26, 2012.

(4)	Appointed as a director on February 9, 2012. Resigned as a director on May 6, 2013.

(5)
Appointed as a director on July 23, 2012.  Mr. Ross also received 300,000 restricted shares of Common Stock pursuant to the Independent Director Agreement. The $1,700 represents the amount paid to Mr. Ross for health insurance.

(6)	Appointed as a director on February 25, 2013.

(7)	Appointed as a director on April 24, 2013.

(8)	Appointed as a director on April 24, 2013.

Narrative to Director Compensation Table

Except as discussed below, we do not compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Pursuant to the Independent Director Agreement, the Company agreed to pay Mr. Ross $2,000 per month, commencing immediately following any financing, either debt or equity, in excess of $1,000,000 that the Company receives during his term as a director. The Company also issued to Mr. Ross, an aggregate of 300,000 restricted shares of the Common Stock (such cash payment and the issuance of restricted shares, the “Compensation”), which one-half (1/2) of the shares vested on the date of appointment, and the remaining one-half (1/2) of the shares vested on May 31, 2013. The Board reserved the right to change the cash portion of the Compensation from time to time, to take into consideration the responsibilities associated with serving on the various committees and to grant additional restricted shares periodically, which may vary from the terms described above. The Company has entered into a new agreement with Mr. Ross, effective July 1, 2014. Under this new agreement, Mr. Ross will be entitled to 200,000 shares.

The Company and Mr. Ross also entered into the Indemnification Agreement, whereby the Company agreed to indemnify Mr. Ross, subject to certain exceptions, for claims against him that may arise in connection with the performance of his duties as a director for the Company.

Risk Assessment in Compensation Programs

Beginning in 2014, the Company will pay compensation to its employees, including executive and non-executive officers. Due to the size and scope of the business, and the amount of compensation, the Company does not have any employee compensation policies and programs to review to determine whether its policies and programs create risks that are reasonably likely to have a material adverse effect on the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of with respect to the holdings of: (1) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (2) each of our directors, nominees for director and named executive officers; and (3) all directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, at the address of: 4700 Von Karman, Suite 100, Newport Beach, California 92660.

In computing the number and percentage of shares beneficially owned by each person, we include any shares of Common Stock that could be acquired within 60 days of November 18 , 2014 by the exercise of shares of Series A Preferred Stock and Series B Preferred Stock. These shares, however, are not counted in computing the percentage ownership of any other person.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock(1)

Common Stock	Derek Peterson	2,834,366	(2)	1.5%
Common Stock	Amy Almsteier	21,770,042	(3)	10.3%
Common Stock	Michael A. Nahass	20,623,862	(5)	9.8%
Common Stock	Ken Vande Vrede	10,205,715	(4)	5.1%
Common Stock	Michael James	490,196		*
Common Stock	Mike Vande Vrede	10,205,665	(6)	5.1%
Common Stock	Steve Vande Vrede	10,205,665	(6)	5.1%
Common Stock	Steven Ross	200,000		* %
All directors and executive officers as a group (8 persons)		76,535,511		29.56%
______________
*	Represents beneficial ownership of less than one percent of the outstanding shares of our Common Stock.

(1)	As of November 18 , 2014, we had a total of 192,246,031 shares of Common Stock issued and outstanding.

(2)
Includes 1,346,131 shares of Common Stock with respect to which Mr. Peterson has the right to acquire. Mr. Peterson owns Series A Preferred Stock which is currently convertible into 50 shares of Common Stock and Series B Preferred Stock which is currently convertible into 1,346,081 shares of Common Stock. Mr. Peterson disclaims any beneficial ownership interest in the shares of Common Stock and Series B Preferred Stock held by his spouse, Amy Almsteier.

(3)
Includes 19,248,964 shares of Common Stock with respect to which Ms. Almsteier has the right to acquire. Ms. Almsteier owns Series B Preferred Stock which is currently convertible into 19,248,964 shares of Common Stock. Ms. Almsteier disclaims any beneficial ownership interest in the shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock held by her spouse, Derek Peterson.

(4)
Includes 9,473,771 shares of Common Stock with respect to which Mr. Vande Vrede has the right to acquire. Mr. Vande Vrede owns Series A Preferred Stock which is currently convertible into 50 shares of Common Stock and Series B Preferred Stock which is currently convertible into 9,473,721 shares of Common Stock.

(5)	Includes 17,633,666 shares of Common Stock which are issuable upon conversion of Series B Preferred Stock.

(6)	Includes 9,473,721 shares of Common Stock which are issuable upon conversion of Series B Preferred Stock.

There are no arrangements known to the Company which may at a subsequent date result in a change-in-control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
AND DIRECTOR INDEPENDENCE

Related Party Transactions

Except as described below, during the past two fiscal years, there have been no transactions, whether directly or indirectly, between us and any of our respective officers, directors, beneficial owners of more than 5% of our outstanding Common Stock or their family members, that exceeded the lesser of $120,000 or 1% of the average of our total assets at year end for the last two completed fiscal years.

We lease the land in Belvidere, New Jersey, on which Edible Garden’s greenhouse structure is situated. The land is being leased from David and Greda Vande Vrede, who are the parents of three of our directors, Ken Vande Vrede, Mike Vande Vrede, and Steve Vande Vrede. The lease commenced on January 1, 2014 and expires January 1, 2016. The lease provides for monthly payments of $13,000, or approximately $312,000 over the course of the lease.

On March 23, 2013, we entered into the Share Exchange Agreement by and among the Company, Edible Garden Corp, and the Former EG Principal Stockholders. The Former EG Principal Stockholders include directors Ken Vande Vrede, Mike Vande Vrede, and Steve Vande Vrede and certain of their family members. Pursuant to the Share Exchange Agreement, in consideration of all the issued and outstanding shares of Edible Garden, we issued 1,250,000 shares of our Common Stock to the Former EG Principal Stockholders. The total approximate dollar value of this share exchange was $212,500.

On February 26, 2012, in connection with the reverse merger with GrowOp Technology, we issued an aggregate of 100 shares of Series A Preferred Stock and 14,750,000 shares of Series B Preferred Stock to Derek Peterson and Amy Almsteier, both of whom are officers and directors of the Company. The total approximate dollar value of this transaction was $4,800,000.

Pursuant to the Independent Director Agreement, the Company agreed to pay Mr. Ross $2,000 per month, commencing immediately following any financing, either debt or equity, in excess of $1,000,000 that the Company receives during his term as a director. The Company also issued to Mr. Ross, an aggregate of 300,000 restricted shares of the Common Stock (such cash payment and the issuance of restricted shares, the “Compensation”), which one-half (1/2) of the shares vested on the date of appointment, and the remaining one-half (1/2) of the shares vested on May 31, 2013. The Board reserved the right to change the cash portion of the Compensation from time to time, to take into consideration the responsibilities associated with serving on the various committees and to grant additional restricted shares periodically, which may vary from the terms described above. The total approximate value of Compensation paid or to be paid under the Independent Director Agreement was the shares plus approximately $1,700 for health insurance. Beginning July 1, 2014, we expect to issue 200,000 shares of Common Stock to him pursuant to a new agreement we entered into with Mr. Ross, effective July 1, 2014.

On May 7, 2013, Edible Garden entered into a letter agreement with Gro-Rite related to Edible Garden’s right to purchase and distribute a majority of Gro-Rite’s plant products. Gro-Rite is affiliated with three of our directors, Ken, Mike and Steve Vande Vrede and another member of their family. Edible Garden receives a valuable strategic partnership through this letter agreement.

On May 7, 2013, Edible Garden entered into a letter agreement with NB Plants related to Edible Garden’s right to purchase and distribute a majority of NB Plants’ plant products. NB Plants is affiliated with three of our directors, Ken, Mike and Steve Vande Vrede and another member of their family. Edible Garden receives a valuable strategic partnership through this letter agreement.

On May 6, 2013, the Company and Ms. Almsteier, an officer and director of the Company, entered into a Stock Redemption Agreement, which was subsequently amended on August 5, 2013 with respect to the redemption of Common Stock by Ms. Almsteier. Ms. Almsteier did not receive anything of value in exchange for redeeming these shares of Common Stock.

On April 16, 2014, the Company and Ms. Almsteier, an officer and director, entered into a Settlement Agreement, whereby Ms. Almsteier agreed to pay the Company $67,100 as a settlement for, and a release of, the Company’s claim of $67,090 against Ms. Almsteier for a violation of Section 16(b) of the Exchange Act related to the sale of 350,000 shares of Common Stock at a price of $1.2509 per share on March 13, 2014, and the purchase of 100,000 shares of Common Stock at a purchase price of $0.58 on per share on April 15, 2014.

Director Independence

Our Board is currently composed of seven members. Our Common Stock is not currently listed for trading on a national securities exchange and, as such, we are not subject to any director independence standards. However, we determined that one director Steven Ross, qualifies as an independent director. We evaluated independence in accordance with the rules of The New York Stock Exchange, Inc., which generally provides that a director is not independent if: (i) the director is, or in the past three years has been, an employee of ours; (ii) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (iii) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (iv) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (v) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (vi) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or 2% of that other company’s consolidated gross revenues.

The Board currently does not have any separately designated standing committees.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Sections 78.7502 and 78.751 of the Nevada Revised Statutes authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act. In addition, our Bylaws provide that we have the authority to indemnify our directors and officers and may indemnify our employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by Nevada law. We are also empowered under our Bylaws to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed this Registration Statement, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that Registration Statement, does not contain all information included in this Registration Statement. Certain information is omitted and you should refer to this Registration Statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to this Registration Statement for copies of the actual contracts or documents. You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and this Registration Statement can also be reviewed by accessing the SEC’s website at www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.terratechcorp.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information and other content contained on any of our websites are not part of this Prospectus.

FINANCIAL STATEMENTS

Our audited financial statements for the period for the years ended December 31, 2012 and December 31, 2013, and our unaudited financial statements for the nine months ended September 30, 2014, are included herewith.
Terra Tech Corp.

Index to the Consolidated Financial Statements

Contents	Page(s)

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets at December 31, 2013 and December 31, 2012	F-2

Consolidated Statement of Operations for the Years Ended December 31, 2013 and 2012	F-3

Consolidated Statement of Stockholders’ Equity (Deficit) for the Years Ended December 31, 2013 and December 31, 2012	F-4 - F-5

Consolidated Statement of Cash Flows for the Years Ended December 31, 2013 and 20121	F-6 - F-7

Notes to Consolidated Financial Statements	F-8 - F-20

Condensed Consolidated Balance Sheets as of September 30, 2014 (unaudited) and December 31, 2013.	F-21

Condensed Consolidated Statements of Operations for the nine months ended September 30, 2014 (unaudited) and 2013.	F-22

Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2014 (unaudited) and 2013.	F-23

Notes to Condensed Financial Statements (Unaudited).	F-24 - F-37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Terra Tech Corporation
Irvine, California

We have audited the accompanying  consolidated balance sheets of Terra Tech Corporation (Company) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. Terra Tech Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Terra Tech Corporation as of December 31, 2013 and 2012, and the results of their operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Dana Point, California
March 31, 2014

TERRA TECH CORP.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2013	2012
Assets
Current Assets:
Cash	$26,943	$16,312
Accounts receivable, net	41,903	27,476
Inventories, net	-	256,714
Prepaid expenses	857	-
Prepaid Inventory	-	51,988
Total Current Assets	243,457	352,490
Property and equipment, net	21,369	33,650
Intangible assets, net	194,872	-
Deposits	3,580,887	-
Total Assets	$4,040,585	$386,140

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	$1,275,918	$377,376
Note payable	1,197,680	364,306
Loans from Related Party	102,500	104,998
Derivative liability	1,381,000	-
Total Current Liabilities	3,957,098	846,680

Commitment and Contingencies
Stockholders' Equity
Preferred stock, Convertible Series A, Par value $0.001;
authorized and issued 100 shares as of December 31, 2013
and December 31, 2012 respectively	-	-

Preferred stock, Convertible Series B, Par value $0.001;
authorized 24,999,900 shares; issued and outstanding
14,750,000 shares as of December 31, 2013 and
December 31, 2012, respectively	14,750	14,750

Common stock, Par value $0.001; authorized 350,000,000
shares; issued 146,806,928 and 82,371,853 shares as
of December 31, 2013 and December 31, 2012, respectively	146,808	82,372
Additional paid-in capital	14,759,246	8,131,305
Accumulated Deficit	(14,837,317)	(8,688,967)
Total Stockholders' Equity	83,487	(460,540)

Total Liabilities and Stockholders' Equity	$4,040,585	$386,140

The accompanying notes are an integral part of the consolidated financial statements.

TERRA TECH CORP.
CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
	2013	2012

Total Revenues	$2,125,851	$552,579
Cost of Goods Sold	2,036,933	451,713
	88,918	100,866
Selling, general and administrative expenses	3,575,897	1,072,866
Impairment of goodwill	-	4,799,965
Loss from operations	(3,486,979)	(5,771,965)

Other Income (Expenses)
Loss from derivatives issued with debt greater
than debt carrying value	(2,054,000)	-
Gain on fair market valuation of derivatives	673,000	-
Loss on property and equipment	-	(1,322)
Interest Expense	(1,278,721)	(62,203)
Total Other Income (Expense)	(2,659,721)	(63,525)
Loss before Provision of Income Taxes	(6,146,700)	(5,835,490)
Provision for income taxes	1,650	879
Net Loss applicable to common shareholders	$(6,148,350)	$(5,836,369)

Net Loss per Common Share Basic and Diluted	$(0.06)	$(0.08)

Weighted Average Number of Common Shares
Outstanding - Basic and Diluted	99,041,439	76,890,335

The accompanying notes are an integral part of the consolidated financial statements.

TERRA TECH CORP.
CONSOLIDATED STATEMENT OF STOCKHOLDERS" EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

		Preferred Stock
	Convertible	Convertible	Convertible	Convertible			Additional
	Series A	Series A	Series B	Series B	Common Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance January 1, 2012	100	$-	12,750,000	$12,750	33,848,520	$33,849	$2,866,428	$(2,852,598)	$60,429

Sale of Common Stock					523,333	523	179,477		180,000

Issuance of Warrants							135,400		135,400

Issuance of Common Stock for reverse merger					48,000,000	48,000	4,752,000		4,800,000

Issuance of Preferred Stock for compensation			2,000,000	2,000			198,000		200,000

Net Loss								(5,836,369)	(5,836,369)

Balance December 31, 2012	100	$-	14,750,000	$14,750	82,371,853	$82,372	$8,131,305	$(8,688,967)	$(460,540)

The accompanying notes are an integral part of the consolidated financial statements.

TERRA TECH CORP.
CONSOLIDATED STATEMENT OF STOCKHOLDERS" EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

		Preferred Stock
	Convertible	Convertible	Convertible	Convertible			Additional
	Series A	Series A	Series B	Series B	Common Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance January 1, 2013	100	$-	14,750,000	$14,750	82,371,853	$82,372	$8,131,305	$(8,688,967)	$(460,540)

Sale of Common Stock					22,084,567	22,085	1,552,457		1,574,542

Issuance of Warrants							1,355,990		1,355,990

Issuance of Common Stock for services					5,420,741	5,421	767,744		773,165

Issuance of Common Stock for debt and interest expense					35,279,767	35,280	2,548,900		2,584,180

Issuance of Common Stock for acquisition					1,250,000	1,250	211,250		212,500

Issuance of Common Stock for deposits					400,000	400	191,600		192,000

Net Loss								(6,148,350)	(6,148,350)

Balance December 31, 2013	100	$-	14,750,000	$14,750	146,806,928	$146,808	$14,759,246	$(14,837,317)	$83,487

The accompanying notes are an integral part of the consolidated financial statements.

TERRA TECH CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
For The Years Ended December 31, 2013 and 2012

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(6,148,350)	$(5,836,369)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on fair market valuation of derivatives	(673,000)	-
Depreciation and amortization	41,309	14,088
Loss on disposal of property and equipment	-	1,322
Warrants issued with common stock	1,355,990	135,400
Stock issued for interest expense	1,039,081	-
Stock issued for services	773,165	-
Equity instruments issued with debt greater than debt carrying amount	2,054,000	-
Preferred Stock issued for compensation	-	200,000
Impairment of goodwill	-	4,799,965
Change in accounts receivable and inventory reserve	359,126	79,534
Changes in operating assets and liabilities:
Accounts receivable	(41,450)	(74,629)
Inventory	(75,389)	258,300
Prepaid expenses	(857)	-
Prepaid inventory	51,988	(37,212)
Deposits	(3,388,887)	5,000
Accounts payable	973,441	207,176
Due to officers	-	(500)
Net cash used in operations	(3,853,587)	(247,925)

CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	-	6,293
Purchase of property and equipment	-	(534)
Purchase of intangible assets	(11,400)	-
Cash assumed in acquisition	100
Cash assumed in reverse merger	-	35
Net cash used in investing activities	(11,300)	5,794

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable	2,403,474	264,306
Proceeds from issuance of notes payable to related parties	17,502	44,190
Payments on notes payable	(100,000)	(150,000)
Payments on notes payable to related parties	(20,000)	(89,192)
Proceeds from issuance of common stock and warrants and common stock subscribed	1,574,542	180,000
Net cash provided by financing activities	3,875,518	249,304

NET CHANGE IN CASH AND CASH EQUIVALENTS	10,631	7,173
CASH AND CASH EQUIVALENTS, beginning of period	16,312	9,139
CASH AND CASH EQUIVALENTS, end of period	$26,943	$16,312

The accompanying notes are an integral part of the consolidated financial statements.

TERRA TECH CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
For The Years Ended December 31, 2013 and 2012

	2013	2012
SUPPLEMENTAL DISCLOSURE FOR OPERATING ACTIVITIES

Cash paid for interest	$13,500	$-

SUPPLEMENTAL DISCLOSURE FOR FINANCING ACTIVITIES

Warrant expense	$1,355,990	$135,400

The accompanying notes are an integral part of the consolidated financial statements.

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

We were incorporated as Private Secretary, Inc. on July 22, 2008 in the State of Nevada. From inception until we completed our reverse acquisition of GrowOp Technology, the principal business of the Company originally was to develop a software program that would allow for automatic call processing through VoIP technology. On January 27, 2012, the Company filed an amendment to its Articles of Incorporation changing its name to Terra Tech Corp. During that time, we had no revenue and our operations were limited to capital formation, organization, and development of our business plan and target customer market. As a result of the merger with GrowOp Technology, on February 9, 2012 we ceased our prior operations and we are now a holding company and our wholly-owned subsidiary engages in the design, marketing and sale of hydroponic equipment with proprietary technology to create sustainable solutions for the cultivation of indoor agriculture.

Recent Developments

On March 23, 2013, Terra Tech Corp. (formerly named, “Private Secretary, Inc.”), a Nevada corporation (the “Company”) entered into a Share Exchange Agreement with Edible Garden Corp., a Nevada corporation (“Edible Garden”), and the holders of common stock Edible Garden. The share exchange was consummated on April 24, 2013, when Articles of Exchange were filed with the Secretary of State of the State of Nevada.

Under the terms and conditions of the Agreement, the Company issued 1,250,000 shares of common stock of the Company in consideration for all the issued and outstanding shares in Edible Garden Corp. The effect of the issuance is that Edible Garden Corp. shareholders now hold outstanding shares of common stock of the Company.

On February 9, 2012, Terra Tech Corp. entered into an Agreement and Plan of Merger dated February 9, 2012 (the “Agreement and Plan of Merger”), by and among the Company, TT Acquisitions, Inc., a Nevada corporation and a wholly-owned subsidiary of the Company (“TT Acquisitions”), and GrowOp Technology Ltd., a Nevada corporation (“GrowOp Technology”).

Under the terms and conditions of the Agreement and Plan of Merger, the Company sold 33,998,500 shares of common stock of the Company in consideration for all the issued and outstanding shares in GrowOp Technology. The effect of the issuance is that GrowOp Technology shareholders now hold approximately 41.46% of the issued and outstanding shares of common stock of the Company. Separately, TT Acquisitions merged with GrowOp Technology, with the effect that GrowOp Technology is a wholly-owned subsidiary of the Company. Articles of Merger, effecting the merger of GrowOp Technology and TT Acquisitions, were filed with the Secretary of State of the State of Nevada on February 9, 2012.

GrowOp Technology was founded in March 2010, in Oakland, California. GrowOp Technology’s business (now the principal business of Terra Tech) is the integration of best of breed hydroponic equipment with proprietary technology to create sustainable solutions for the cultivation of indoor agriculture. We work closely with expert horticulturists, engineers, and scientists, to develop and manufacture advanced proprietary products for the hydroponic industry. Our products are utilized by horticulture enthusiasts, local urban farmers, and green house growers. We believe that the emerging trend of urban and indoor agriculture has fostered an entrepreneurial push by companies to bring their concept to market. Many of these companies lack both the intellectual resources and manufacturing capabilities to bring their idea to fruition. That is where Terra Tech is positioned. We have the team and the resources to help bring indoor cultivation designs from concept to production. Our products can be found through specialty retailers throughout the United States.

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

The accompanying unaudited condensed financial statements include all of the accounts of Terra Tech. These condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for financial information and with the instructions to Form S-1 and Regulation S-X. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included.

Use of Estimates

The preparation of the financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and all highly liquid investments with a maturity of three months or less from the date of purchase, including money market mutual funds, short-term time deposits, and government agency and corporate obligations, are classified as cash and cash equivalents.

Accounts Receivable

The Company reviews all outstanding accounts receivable for collectability on a quarterly basis. An allowance for doubtful accounts is recorded for any amounts deemed uncollectable. The Company does not accrue interest receivable on past due accounts receivable. There was an allowance of $52,000 at December 31, 2013 and $85,576 at December 31, 2012.

Prepaid Inventory

Prepaid inventory represents deposits made to foreign manufacturers for purchase orders of specific inventory.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets: 3-8 years for machinery and equipment, leasehold improvements are amortized over the shorter of the estimated useful lives or the underlying lease term. Repairs and maintenance expenditures which do not extend the useful lives of related assets are expensed as incurred.

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Intangible assets with definite lives are amortized, but are tested for impairment annually and when an event occurs or circumstances change such that it is more likely than not that an impairment may exist. Our annual testing date is December 31. We test intangibles for impairment by first comparing the carrying value of net assets to the fair value of the related operations. If the fair value is determined to be less than carrying value, a second step is performed to compute the amount of the impairment. In this process, a fair value for intangibles is estimated, based in part on the fair value of the operations, and is compared to its carrying value. The shortfall of the fair value below carrying value represents the amount of intangible impairment. We test these intangibles for impairment by comparing their carrying value to current projections of discounted cash flows attributable to the customer list. Any excess carrying value over the amount of discounted cash flows represents the amount of the impairment.

Deposits

Deposits are for the purchase of a greenhouse and farm.

Revenue Recognition

Revenue is recognized net of discounts, rebates, promotional adjustments, price adjustments and estimated returns and upon transfer of title and risk to the customer which occurs at shipping (F.O.B. terms). Upon shipment, the Company has no further performance obligations and collection is reasonably assured as the majority of sales are paid for prior to shipping.

Cost of Goods Sold

Management decided to change the focus of the business in 2011 to designing, manufacturing and selling hydroponic equipment where favorable gross margins are achieved.

Research and Development

Research and development costs are expensed as incurred.

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Income Taxes

The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expenses are expected to be settled in the Company’s income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating losses for financial-reporting and tax-reporting purposes. Accordingly, for Federal and state income tax purposes, the benefit for income taxes has been offset entirely by a valuation allowance against the related federal and state deferred tax asset for the year ended December 31, 2013.

Loss Per Common Share

Net loss per share, in accordance with the provisions of ASC 260, “Earnings Per Share” is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during the period. During a loss period, the effect of the potential exercise of stock options, warrants, convertible preferred stock and convertible debt are not considered in the diluted income (loss) per share calculation since the effect would be anti-dilutive. The results of operations were a net loss for the year ended December 31, 2013 therefore the basic and diluted weighted average common shares outstanding were the same.

Fair Value of Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

The Company’s valuation techniques used to measure the fair value of money market funds and certain marketable equity securities were derived from quoted prices in active markets for identical assets or liabilities. The valuation techniques used to measure the fair value of all other financial instruments, all of which have counterparties with high credit ratings, were valued based on quoted market prices or model driven valuations using significant inputs derived from or corroborated by observable market data.

In accordance with the fair value accounting requirements, companies may choose to measure eligible financial instruments and certain other items at fair value. The Company has not elected the fair value option for any eligible financial instruments.

Recently Issued Accounting Standards

Management does not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

2. GOING CONCERN

The Company’s future success is dependent upon its ability to achieve profitable operations and generate cash from operating activities, and upon additional financing. Management believes they can raise the appropriate funds needed to support their business plan and develop an operating company which is cash flow positive.

However, the Company has incurred net losses for the year ended December 31, 2013 and has accumulated a deficit of approximately $14.8 million at December 31, 2013. The Company has not been able to generate sufficient cash from operating activities to fund its ongoing operations. There is no guarantee that the Company will be able to generate enough revenue and/or raise capital to support its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The condensed financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should the Company be unable to continue as a going concern.

3. CONCENTRATIONS OF BUSINESS AND CREDIT RISK

The Company maintains cash balances in several financial institutions which are insured by the Federal Deposit Insurance Corporation up to certain federal limitations.

The Company provides credit in the normal course of business to customers located throughout the U.S. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. SHARE EXCHANGE

On April 24, 2013, the shareholders of the Company entered into a definitive agreement pursuant to which its shareholders exchanged common stock of Edible Garden Corp. for common stock of the Company. Under the agreement the Company acquired the customer list. Under the terms of this agreement the Company paid 1,250,000 shares of common stock valued at $212,500.

The transaction was accounted for as a business acquisition. In accordance with generally accepted accounting principles, intangible assets are recorded at fair values as of the date of the transaction. The Company has preliminarily allocated the $212,500 consideration paid to the acquired assets as follows:

Cash	100
Intangible assets, customer list	212,400
Fair value acquired	$212,500

Intangible assets with estimated useful lives are amortized over a 5 year period. Amortization expense was $29,028 for the year ended December 31, 2013.

5. REVERSE MERGER

On February 9, 2012, the Company completed a reverse merger transaction through a merger with GrowOp Technology whereby we acquired all of the issued and outstanding shares of GrowOp Technology in exchange for 33,998,520 shares of our common stock, which represented approximately 41.4% of our total shares outstanding immediately following the closing of the transaction. As a result of the reverse acquisition, GrowOp Technology became our wholly owned subsidiary and the former shareholders of GrowOp Technology became our controlling stockholders. The share exchange transaction with GrowOp Technology was treated as a reverse acquisition, with GrowOp Technology as the acquiror and the Company as the acquired party.

On February 26, 2012, pursuant the Agreement and Plan of Merger, the Company issued an aggregate of 100 shares of Series A Preferred Stock and 14,750,000 shares of Series B Preferred Stock to Derek Peterson and Amy Almsteier, both of whom are officers and directors of the Company. The Company exchanged the shares for the Series A Preferred Stock and shares of Series B Preferred Stock issued by GrowOp Technology.

Purchase Accounting
The Acquisition was accounted for using the purchase method of accounting as a reverse acquisition. In a reverse acquisition, the post-acquisition net assets of the surviving combined company includes the historical cost basis of the net assets of the accounting acquirer (GrowOp Technologies Ltd.) plus the fair value of the net assets of the accounting acquiree (Terra Tech Corp). Further, under the purchase method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values and the excess of the purchase price over the estimated fair value of the identifiable net assets is allocated to any intangible assets with the remaining excess purchase price over net assets acquired allocated to goodwill.

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of the consideration transferred in the acquisition was $4,800,000 and was calculated as the number of shares of common stock that GrowOp Technologies Ltd. would have had to issue in order for Terra Tech Corp. shareholders to hold a 58.6% equity interest in the combined Company post-acquisition, multiplied by the estimated fair value of the Company’s common stock on the acquisition date. The estimated fair value of the Company’s common stock was based on the offering price of the common stock sold in a private placement of share subscriptions which was completed most recently prior to the merger. This price was determined to be the best indication of fair value on that date since the price was based on an arm’s length negotiation with a group consisting of both new and existing investors that had been advised of the pending acquisition and assumed similar liquidity risk as those investors holding the majority of shares being valued as purchase consideration.

The following table summarizes the Company’s determination of fair values of the assets acquired and the liabilities as of the date of acquisition.

Consideration - issuance of securities	$4,800,000
Cash	$35
Goodwill	4,799,965

Total purchase price	$4,800,000

The Company performed an impairment test related to goodwill as of the date of the merger and it was determined that goodwill was impaired. At that time, the Company recorded a charge to operations for the amount of the impairment of $4,799,965.

6. INVENTORIES

Inventories consist of finished goods for the Company’s product lines. Cost-of-goods sold are calculated using the average costing method. Inventory costs include direct materials, direct labor and cost of freight. The Company reviews its inventory periodically to determine net realizable value and considers product upgrades in its periodic review of realizability. The Company writes down inventory, if required, based on forecasted demand and technological obsolescence. These factors are impacted by market and economic conditions, technology changes and new product introductions and require estimates that may include uncertain elements. Inventories consist of the following:

	December 31,	December 31,
	2013	2012

Finished Goods	$-	$256,714

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. PROPERTY AND EQUIPMENT

Property and equipment at cost, less accumulated depreciation, at December 31, 2013 consisted of the following:

	December 31,	December 31,
	2013	2012
Furniture	$31,539	$31,539
Equipment	26,022	26,022
Leasehold improvements	10,400	10,400
Subtotal	67,961	67,961
Less accumulated depreciation	(46,592)	(34,311)
Total	$21,369	$33,650

Depreciation expense related to property and equipment for the year ended December 31, 2013 was $12,280 and for the year ended December 31, 2012 was $14,088.

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following:

	December 31,	December 31,
	2013	2012
Accounts payable	$1,178,212	$159,118
Accrued officers’ salary	60,000	75,000
Accrued interest	204,898	75,408
Accrued payroll taxes	62,599	57,850
Customer deposits	-	10,000
	$1,275,918	$377,376

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        9. NOTE PAYABLE

        Notes payable is as follows:

	December 31,	December 31,
	2013	2012

Senior secured promissory note dated July 15, 2011, issued to an accredited investor, maturing July 15, 2012, bearing interest at a rate of 15% per annum. The maturity date has been extended until March 15, 2013. Principal in the amount of $150,000 was paid during the twelve months ended December 31, 2012. The balance of principal and interest was paid in stock during the quarter ended March 31, 2013.	$-	$100,000

Unsecured promissory demand note dated May 7, 2012, issued to an accredited investor, bearing interest at a rate of 4% per annum. Holder may elect to convert into common stock at $0.75 per share.	5,000	5,000

Promissory note dated July 26, 2013, issued to an accredited investor, maturing July 15, 2014, bearing interest at a rate of 12% per annum. Principal and interest may be converted into common stock based on the average trading price of the ten days prior to maturity at the holders’ option.	150,000	150,000

Unsecured promissory demand notes, issued to an accredited investor, bearing interest at a rate of 4% per annum. Holder may elect to convert into common stock at $0.75 per share.	109,306	109,306

Unsecured promissory demand note, issued to an accredited investor, bearing interest at a rate of 15% per annum.	3,474	-

Senior secured promissory notes dated July 26, 2013, issued to accredited investors, maturing April 26, 2013, bearing interest at a rate of 6% per annum. Principal and interest may be converted into common stock based on the average trading price of the ten days prior to maturity at the holders’ option.	250,000	-

Senior secured promissory notes dated October 10, 2013, issued to accredited investors, maturing April 5, 2014, bearing interest at a rate of 6% per annum. Principal and interest may be converted into common stock based on the average trading price of the ten days prior to maturity at the holders’ option. $270,100 was converted in the fourth quarter ended December 31, 2013.	54,900	-

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE PAYABLE, Continued

Senior secured promissory note dated October 10, 2013, issued to an accredited investor, maturing May 22, 2014, bearing interest at a rate of 6% per annum. Principal and interest may be converted into common stock based on the average trading price of the ten days prior to maturity at the holders’ option.	50,000	-

Senior secured promissory notes dated November 22, 2013, issued to accredited investors, maturing May 15, 2014, bearing interest at a rate of 6% per annum. Principal and interest may be converted into common stock based on the average trading price of the ten days prior to maturity at the holders’ option.	275,000	-

Senior secured promissory notes dated December 5, 2013, issued to accredited investors, maturing July 1, 2014, bearing interest at a rate of 12% per annum.	300,000	-
	$1,197,680	$364,306

The senior secured promissory notes are secured by shares of common stock. There is accrued interest of $161,953 as of December 31, 2013.

10. LOANS FROM RELATED PARTY

Notes payable to related party is as follows:

	December 31,	December 31,
	2013	2012
Unsecured promissory note dated December 2, 2011 and due December 2, 2012, issued to an entity controlled by Michael James an officer of the Company, bearing interest at a rate of 15% per annum. The maturity date has been extended until March 31, 2014. Interest shall be paid in cash or common stock at the holders’ option. Principal in the amount of $5,000 has been paid during the year ended December 31, 2013.	$30,000	$35,000

Unsecured promissory note dated December 2, 2011 and due December 2, 2012, issued to Michael Nahass a director of the Company, bearing interest at a rate of 15% per annum. The maturity date has been extended until March 31, 2014. Interest shall be paid in cash or common stock at the holders’ option. During the year ended December 31, 2013, $17,502 has been advanced to the Company. Principal in the amount of $15,000 has been paid during the year ended December 31, 2013.	72,500	69,998
	$102,500	$104,998

The unsecured demand notes due to related parties have accrued interest of $42,945 as of December 31, 2013.

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. CAPITAL STOCK

Preferred Stock

The Company has authorized 25 million shares of preferred stock with $0.001 par value, of which there were 100 shares of Series A Convertible Preferred Stock outstanding as of March 31, 2012. Series A Convertible Preferred Stock is convertible on a one-for-one basis into common stock and has all of the voting rights that the holders of our common stock has.

On February 26, 2012, pursuant the Agreement and Plan of Merger, the Company issued an aggregate of 100 shares of Series A Preferred Stock to Derek Peterson and Amy Almsteier, both of whom are officers and directors of the Company.

There were 14,750,000 shares of Series B Convertible Preferred Stock outstanding as of March 31, 2012. The Series B Convertible Preferred shares will vote with the common stock of the Company, be equal to 100 votes of common stock and be convertible into shares of common stock of the Company and a 1-for-5.384325537.

On February 26, 2012, pursuant the Agreement and Plan of Merger, the Company issued an aggregate of 14,750,000 shares of Series B Preferred Stock to Derek Peterson and Amy Almsteier, both of whom are officers and directors of the Company.

Common Stock

The Company has authorized 350 million shares of common stock with $0.001 par value, of which there were issued and outstanding 146,806,928 as of December 31, 2013.

12. WARRANTS

The Company has the following shares of common stock reserved for the warrants outstanding as of December 31, 2013:

	December 31, 2013
		Weighted
		Average
		Exercise
	Shares	Price
Warrants outstanding – beginning of year	6,711,733	$0.35
Warrants exercised	-	-
Warrants granted	12,839,084	0.08
Warrants expired	-	-

Warrants outstanding – end of period	19,550,817	$0.17

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WARRANTS, Continued

The weighted exercise price and weighted fair value of the warrants granted by the Company as of December 31, 2013, are as follows:

December 31, 2013
Weighted
	Average	Weighted
	Exercise	Average
	Price	Fair Value

Weighted average of warrants granted during the nine months whose exercise price exceeded fair market value at the date of grant	$0.32	$0.46

Weighted average of warrants granted during the nine months whose exercise price was equal or lower than fair market value at the date of grant	$-	$-

The following table summarizes information about fixed-price warrants outstanding:

	Number	Average
Range of	Outstanding at	Remaining	Weighted
Exercise	December 31,	Contractual	Average
Prices	2013	Life	Exercise Price
$0.33	5,588,400	9 Months	$0.33
$0.46	600,000	20 Months	$0.46
$0.46	150,000	25 Months	$0.46
$0.85	40,000	16 Months	$0.85
$0.40	333,333	20 Months	$0.40
$0.33	515,637	48 Months	$0.33
$0.1324	352,978	51 Months	$0.1324
$0.16	875,000	51 Months	$0.16
$0.1178	116,674	52 Months	$0.1178
$0.1071	102,733	52 Months	$0.1071
$0.0514	267,391	55 Months	$0.0514
$0.06	10,608,671	57 Months	$0.06
	19,550,817

For the warrants issued in January 2013, the Company valued the warrants utilizing the Black Scholes method with the following inputs: stock price of $0.46, exercise price of $0.33, volatility of 106.26%, years 5, treasury bond rate 2.5% and dividend rate of 0%.

For the warrants issued in March 2013, the Company valued the warrants utilizing the Black Scholes method with the following inputs: stock price of $0.19, exercise price of $0.1324, volatility of 116.46%, years 5, treasury bond rate 2.5% and dividend rate of 0%.

TERRA TECH CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WARRANTS, Continued

For the warrants issued in April 2013, the Company valued the warrants utilizing the Black Scholes method with the following inputs: stock price of $0.19, exercise price of $0.16, volatility of 115.70%, years 5, treasury bond rate 2.5% and dividend rate of 0%.

For the warrants issued in April 2013, the Company valued the warrants utilizing the Black Scholes method with the following inputs: stock price of $0.19, exercise price of $0.1178, volatility of 115.04%, years 5, treasury bond rate 2.5% and dividend rate of 0%.

For the warrants issued in May 2013, the Company valued the warrants utilizing the Black Scholes method with the following inputs: stock price of $0.16, exercise price of $0.1071, volatility of 114.54%, years 5, treasury bond rate 2.5% and dividend rate of 0%.

For the warrants issued in July 2013, the Company valued the warrants utilizing the Black Scholes method with the following inputs: stock price of $0.08, exercise price of $0.0514, volatility of 115.61%, years 5, treasury bond rate 2.5% and dividend rate of 0%.

For the warrants issued in October 2013, the Company valued the warrants utilizing the Black Scholes method with the following inputs: stock price of $0.07, exercise price of $0.06, volatility of 118.45%, years 5, treasury bond rate 2.5% and dividend rate of 0%.

The warrant expense of $1,355,990 was based on the Black Scholes calculation which was expensed during the year ended December 31, 2013.

13. OPERATING LEASE COMMITMENTS

The Company leases certain office and industrial warehouse space in Lake Forest, California. The monthly rent is $3,025 for the first year and will increase to $3,300 for the second year.

The Company has an annual lease for a steel building and five acres of greenhouse space in Belvidere, New Jersey. The monthly rent is $13,000 for an annual amount of $156,000.

Net rent expense for the Company for the year ended December 31, 2013 was $54,408.

14. LITIGATION AND CLAIMS

From time to time, the Company may be involved in various legal proceedings and claims arising in the ordinary course of business. The disposition of these additional matters, which may occur, individually or in the aggregate, is not expected to have a material adverse effect on the Company’s financial condition. However, depending on the amount and timing of such disposition, an unfavorable resolution of some or all of these matters could materially affect the future results of operations or cash flows in a particular period.

As of December 31, 2013, there was no accrual recorded for any potential losses related to pending litigation.

TERRA TECH CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2014	2013
	Unaudited
Assets
Current Assets:
Cash	$3,476,579	$26,943
Accounts receivable, net	192,832	41,903
Prepaid expenses	503,061	857
Inventory	91,271	-
Note receivable	-	173,754
Total Current Assets	4,263,743	243,457

Property, equipment and leasehold improvements, net	5,215,360	21,369
Intangible assets, net	172,032	194,872
Deposits	252,547	3,580,887
Total Assets	$9,903,682	$4,040,585

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	$495,810	$1,275,918
Note payable	6,550,205	1,197,680
Loans from Related Party	-	102,500
Derivative liability	3,210,270	1,381,000
Total Current Liabilities	10,256,285	3,957,098

Commitment and Contingencies
Stockholders' Equity
Preferred stock, Convertible Series A, Par value $0.001;
authorized and issued 100 shares as of September 30, 2014
and December 31, 2013 respectively	-	-

Preferred stock, Convertible Series B, Par value $0.001;
authorized 24,999,900 shares; issued and outstanding
14,750,000 shares as of September 30, 2014
and December 31, 2013, respectively	14,750	14,750

Common stock, Par value $0.001; authorized 350,000,000
shares; issued 184,049,231 and 146,806,928 shares as
of September 30, 2014 and December 31, 2013, respectively	184,049	146,808
Additional paid-in capital	33,278,930	14,759,246
Accumulated Deficit	(33,830,332)	(14,837,317)
Total Stockholders' Equity	(352,603)	83,487

Total Liabilities and Stockholders' Equity	$9,903,682	$4,040,585

The accompanying notes are an integral part of the condensed consolidated financial statements.

TERRA TECH CORP.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Total Revenues	$1,314,973	$773,140	$5,587,093	$1,504,626
Cost of Goods Sold	1,251,035	769,620	5,620,702	1,497,195
	63,938	3,520	(33,609)	7,431
Selling, general and administrative expenses	8,035,171	162,629	14,131,053	1,789,804
Loss from operations	(7,971,233)	(159,109)	(14,164,662)	(1,782,373)

Other Income (Expenses)
Loss from derivatives issued with debt greater than debt carrying value	(2,248,000)	(201,000)	(4,808,000)	(1,562,000)
Gain (Loss) on fair market valuation of derivatives	1,085,505	569,700	817,680	1,225,700
Interest Expense	(387,720)	(224,536)	(838,033)	(519,768)
Total Other Income (Expense)	(1,550,215)	144,164	(4,828,353)	(856,068)
Loss before Provision of Income Taxes	(9,521,448)	(14,945)	(18,993,015)	(2,638,441)
Provision for income taxes	-	-	-	1,650
Net Loss applicable to common shareholders	$(9,521,448)	$(14,945)	$(18,993,015)	$(2,640,091)

Net Loss per Common Share Basic and Diluted	$(0.05)	$(0.00)	$(0.11)	$(0.03)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	181,233,509	94,071,535	168,742,609	88,520,734

The accompanying notes are an integral part of the condensed consolidated financial statements.

TERRA TECH CORP.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
Unaudited

	9 Months	9 Months
	Ended	Ended
	September 30,	September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(18,993,015)	$(2,640,091)
Adjustments to reconcile net loss to net cash used in operating activities:
(Gain) loss on fair market valuation of derivatives	(817,680)	(1,225,700)
Depreciation and amortization	310,473	27,618
Warrants issued with common stock and debt	5,038,986	383,005
Stock issued for interest expense	284,101	55,777
Stock issued for compensation	1,657,860	-
Stock issued for services	2,900,368	671,924
Equity instruments issued with debt greater than debt carrying amount	4,808,000	1,562,000
Change in accounts receivable reserve	(1,391)	(5,000)
Changes in operating assets and liabilities:
Accounts receivable	(149,538)	(516,005)
Prepaid expenses	(85,924)	-
Inventory	(91,271)	8,102
Prepaid inventory	-	51,988
Note receivable	173,754	-
Deposits	(152,547)	(2,439,532)
Accounts payable	(749,479)	1,578,564
Net cash used in operations	(5,867,303)	(2,487,350)

CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,989,237)	-
Purchase of intangible assets - domain names	(11,500)	-
Cash assumed in merger	-	100
Net cash used in investing activities	(2,000,737)	100

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable	7,344,737	1,757,474
Proceeds from issuance of notes payable to related parties	27,500	17,502
Payments on notes payable	(300,000)	(100,000)
Payments on notes payable to related parties	(130,000)	(20,000)
Proceeds from issuance of common stock and warrants and common stock subscribed	4,014,919	856,660
Proceeds from issuance of common stock from the exercise of warrants	293,420	-
Short swing profit payment	67,100	-
Net cash provided by financing activities	11,317,676	2,511,636

NET CHANGE IN CASH AND CASH EQUIVALENTS	3,449,636	24,386
CASH AND CASH EQUIVALENTS, beginning of period	26,943	16,312
CASH AND CASH EQUIVALENTS, end of period	$3,476,579	$40,698

SUPPLEMENTAL DISCLOSURE FOR OPERATING ACTIVITIES

Cash paid for interest	$285,371	$6,750

SUPPLEMENTAL DISCLOSURE FOR FINANCING ACTIVITIES

Warrant expense	$5,038,986	$383,005

The accompanying notes are an integral part of the condensed consolidated financial statements.

TERRA TECH CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

We were incorporated as Private Secretary, Inc. on July 22, 2008 in the State of Nevada. From inception until we completed our reverse acquisition of GrowOp Technology, the principal business of the Company originally was to develop a software program that would allow for automatic call processing through VoIP technology. On January 27, 2012, the Company filed an amendment to its Articles of Incorporation changing its name to Terra Tech Corp. During that time, we had no revenue and our operations were limited to capital formation, organization, and development of our business plan and target customer market. As a result of the merger with GrowOp Technology, on February 9, 2012 we ceased our prior operations and we are now a holding company and our wholly owned subsidiary GrowOp Technology engages in the design, marketing and sale of hydroponic equipment with proprietary technology to create sustainable solutions for the cultivation of indoor agriculture. On April 23, 2013, we entered into a Share Exchange Agreement, dated March 23, 2013 by and among the Company, Edible Garden Corp., a Nevada corporation (“Edible Garden”), and the holders of common stock of Edible Garden. As a result of the share exchange Edible Garden is now a wholly-owned subsidiary of the Company. Edible Garden is a retailer seller of its line of locally grown hydroponic produce, which is distributed throughout the Northeast United States.

Recent Developments

On March 23, 2013, Terra Tech Corp. (formerly named, “Private Secretary, Inc.”) (a Nevada corporation (the “Company”) entered into a Share Exchange Agreement with Edible Garden Corp., a Nevada corporation (“Edible Garden”), and the holders of common stock Edible Garden. The share exchange was consummated on April 24, 2013, when Articles of Exchange were filed with the Secretary of State of the State of Nevada.

Under the terms and conditions of the Agreement, the Company issued 1,250,000 shares of common stock of the Company in consideration for all the issued and outstanding shares in Edible Garden Corp. The effect of the issuance is that Edible Garden Corp. shareholders now hold outstanding shares of common stock of the Company.

On February 9, 2012, Terra Tech Corp. entered into an Agreement and Plan of Merger dated February 9, 2012 (the “Agreement and Plan of Merger”), by and among the Company, TT Acquisitions, Inc., a Nevada corporation and a wholly-owned subsidiary of the Company (“TT Acquisitions”), and GrowOp Technology Ltd., a Nevada corporation (“GrowOp Technology”).

Under the terms and conditions of the Agreement and Plan of Merger, the Company sold 33,998,500 shares of common stock of the Company in consideration for all the issued and outstanding shares in GrowOp Technology. The effect of the issuance is that GrowOp Technology shareholders now hold approximately 41.46% of the issued and outstanding shares of common stock of the Company. Separately, TT Acquisitions merged with GrowOp Technology, with the effect that GrowOp Technology is a wholly-owned subsidiary of the Company. Articles of Merger, effecting the merger of GrowOp Technology and TT Acquisitions, were filed with the Secretary of State of the State of Nevada on February 9, 2012.

TERRA TECH CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

GrowOp Technology was founded in March 2010, in Oakland, California. GrowOp Technology’s business (now the principal business of Terra Tech) is the integration of best of breed hydroponic equipment with proprietary technology to create sustainable solutions for the cultivation of indoor agriculture. We work closely with expert horticulturists, engineers, and scientists, to develop and manufacture advanced proprietary products for the hydroponic industry. Our products are utilized by horticulture enthusiasts, local urban farmers, and green house growers. We believe that the emerging trend of urban and indoor agriculture has fostered an entrepreneurial push by companies to bring their concept to market. Many of these companies lack both the intellectual resources and manufacturing capabilities to bring their idea to fruition. That is where Terra Tech is positioned. We have the team and the resources to help bring indoor cultivation designs from concept to production. Our products can be found through specialty retailers throughout the United States.

The accompanying unaudited condensed financial statements include all of the accounts of Terra Tech. These condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for financial information and with the instructions to Form S-1 and Regulation S-X. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included.

Use of Estimates

The preparation of the financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and all highly liquid investments with a maturity of three months or less from the date of purchase, including money market mutual funds, short-term time deposits, and government agency and corporate obligations, are classified as cash and cash equivalents.

Accounts Receivable

The Company reviews all outstanding accounts receivable for collectability on a quarterly basis. An allowance for doubtful accounts is recorded for any amounts deemed uncollectable. The Company does not accrue interest receivable on past due accounts receivable. There was an allowance of $49,168 at September 30, 2014 and $52,000 at December 31, 2013.

TERRA TECH CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets: 3-15 years for machinery and equipment, leasehold improvements are amortized over the estimated useful life. Repairs and maintenance expenditures which do not extend the useful lives of related assets are expensed as incurred.

Intangibles

Intangible assets with definite lives are amortized, but are tested for impairment quarterly and when an event occurs or circumstances change such that it is more likely than not that an impairment may exist. We test intangibles for impairment by first comparing the carrying value of net assets to the fair value of the related operations. If the fair value is determined to be less than carrying value, a second step is performed to compute the amount of the impairment. In this process, a fair value for intangibles is estimated, based in part on the fair value of the operations, and is compared to its carrying value. The shortfall of the fair value below carrying value represents the amount of intangible impairment. We test these intangibles for impairment by comparing their carrying value to current projections of discounted cash flows attributable to the customer list. Any excess carrying value over the amount of discounted cash flows represents the amount of the impairment.

Deposits

Deposits are for a store and land in Nevada.

Revenue Recognition

Revenue is recognized net of discounts, rebates, promotional adjustments, price adjustments and estimated returns and upon transfer of title and risk to the customer which occurs at shipping (F.O.B. terms). Upon shipment, the Company has no further performance obligations and collection is reasonably assured as the majority of sales are paid for prior to shipping.

Cost of Goods Sold

Cost of goods sold are for the plants purchased and sold into the retail marketplace.

Research and Development

Research and development costs are expensed as incurred.

TERRA TECH CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Income Taxes

The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expenses are expected to be settled in the Company’s income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating losses for financial-reporting and tax-reporting purposes. Accordingly, for Federal and state income tax purposes, the benefit for income taxes has been offset entirely by a valuation allowance against the related federal and state deferred tax asset for the nine months ended September 30, 2014.

Loss Per Common Share

Net loss per share, in accordance with the provisions of ASC 260, “Earnings Per Share” is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during the period. During a loss period, the effect of the potential exercise of stock options, warrants, convertible preferred stock and convertible debt are not considered in the diluted income (loss) per share calculation since the effect would be anti-dilutive. The results of operations were a net loss for the nine months ended September 30, 2014 therefore the basic and diluted weighted average common shares outstanding were the same.

Fair Value of Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

TERRA TECH CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

The Company’s valuation techniques used to measure the fair value of money market funds and certain marketable equity securities were derived from quoted prices in active markets for identical assets or liabilities. The valuation techniques used to measure the fair value of all other financial instruments, all of which have counterparties with high credit ratings, were valued based on quoted market prices or model driven valuations using significant inputs derived from or corroborated by observable market data.

In accordance with the fair value accounting requirements, companies may choose to measure eligible financial instruments and certain other items at fair value. The Company has not elected the fair value option for any eligible financial instruments.

Recently Issued Accounting Standards

Management does not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

2. GOING CONCERN

The Company’s future success is dependent upon its ability to achieve profitable operations and generate cash from operating activities, and upon additional financing. Management believes they can raise the appropriate funds needed to support their business plan and develop an operating company which is cash flow positive.

However, the Company has incurred net losses for the three months ended September 30, 2014 and has accumulated a deficit of approximately $33.8 million at September 30, 2014. The Company has not been able to generate sufficient cash from operating activities to fund its ongoing operations. There is no guarantee that the Company will be able to generate enough revenue and/or raise capital to support its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The condensed financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should the Company be unable to continue as a going concern.

3. CONCENTRATIONS OF BUSINESS AND CREDIT RISK

The Company maintains cash balances in several financial institutions which are insured by the Federal Deposit Insurance Corporation up to certain federal limitations.

The Company provides credit in the normal course of business to customers located throughout the U. S. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

TERRA TECH CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

4. SHARE EXCHANGE

On April 24, 2013, the shareholders of the Company entered into a definitive agreement pursuant to which its shareholders exchanged common stock of Edible Garden Corp. for common stock of the Company. Under the agreement the Company acquired the customer list. Under the terms of this agreement the Company paid 1,250,000 shares of common stock valued at $212,500.

The transaction was accounted for as a business acquisition. In accordance with generally accepted accounting principles, intangible assets are recorded at fair values as of the date of the transaction. The Company has preliminarily allocated the $212,500 consideration paid to the acquired assets as follows:

Cash	100
Intangible assets, customer list	212,400
Fair value acquired	$212,500

Intangible assets with estimated useful lives are amortized over a 5 year period. Amortization expense was $34,658 for the nine months ended September 30, 2014.

5. REVERSE MERGER

On February 9, 2012, the Company completed a reverse merger transaction through a merger with GrowOp Technology whereby we acquired all of the issued and outstanding shares of GrowOp Technology in exchange for 33,998,520 shares of our common stock, which represented approximately 41.4% of our total shares outstanding immediately following the closing of the transaction. As a result of the reverse acquisition, GrowOp Technology became our wholly owned subsidiary and the former shareholders of GrowOp Technology became our controlling stockholders. The share exchange transaction with GrowOp Technology was treated as a reverse acquisition, with GrowOp Technology as the acquiror and the Company as the acquired party.

On February 26, 2012, pursuant the Agreement and Plan of Merger, the Company issued an aggregate of 100 shares of Series A Preferred Stock and 14,750,000 shares of Series B Preferred Stock to Derek Peterson and Amy Almsteier, both of whom are officers and directors of the Company. The Company exchanged the shares for the Series A Preferred Stock and shares of Series B Preferred Stock issued by GrowOp Technology.

Purchase Accounting

The Acquisition was accounted for using the purchase method of accounting as a reverse acquisition. In a reverse acquisition, the post-acquisition net assets of the surviving combined company includes the historical cost basis of the net assets of the accounting acquirer (GrowOp Technologies Ltd.) plus the fair value of the net assets of the accounting acquiree (Terra Tech Corp). Further, under the purchase method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values and the excess of the purchase price over the estimated fair value of the identifiable net assets is allocated to any intangible assets with the remaining excess purchase price over net assets acquired allocated to goodwill.

TERRA TECH CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

REVERSE MERGER, Continued

The fair value of the consideration transferred in the Acquisition was $4,800,000 and was calculated as the number of shares of common stock that GrowOp Technologies Ltd. would have had to issue in order for Terra Tech Corp. shareholders to hold a 58.6% equity interest in the combined Company post-acquisition, multiplied by the estimated fair value of the Company’s common stock on the acquisition date. The estimated fair value of the Company’s common stock was based on the offering price of the common stock sold in a private placement of share subscriptions which was completed most recently prior to the merger. This price was determined to be the best indication of fair value on that date since the price was based on an arm’s length negotiation with a group consisting of both new and existing investors that had been advised of the pending Acquisition and assumed similar liquidity risk as those investors holding the majority of shares being valued as purchase consideration.

The following table summarizes the Company’s determination of fair values of the assets acquired and the liabilities as of the date of acquisition.

Consideration - issuance of securities	$4,800,000
Cash	$35
Goodwill	4,799,965
Total purchase price	$4,800,000

The Company performed an impairment test related to goodwill as of the date of the merger and it was determined that goodwill was impaired. At that time, the Company recorded a charge to operations for the amount of the impairment of $4,799,965.

6. INVENTORY

Inventory consists of raw materials for the Company’s herb product lines. Cost of goods sold are calculated using the average costing method. The Company reviews its inventory periodically to determine net realizable value. The Company writes down inventory, if required, based on forecasted demand. These factors are impacted by market and economic conditions, new products introductions and require estimates that may include uncertain elements. Inventory at September 30, 2014 and December 31, 2013 consisted of the following:

	September 30,	December 31,
	2014	2013
Raw Materials	$91,271	$-
Total	$91,271	$-

TERRA TECH CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements at cost, less accumulated depreciation, at September 30, 2014 and December 31, 2013 consisted of the following:

	September 30,	December 31,
	2014	2013
Furniture	$46,036	$31,539
Equipment	1,314,531	26,022
Leasehold improvements	4,179,997	10,400
Subtotal	5,540,564	67,961
Less accumulated depreciation	(325,204)	(46,592)
Total	$5,215,360	$21,369

Depreciation expense related to property and equipment for the nine months ended September 30, 2014 was $275,815 and for the nine months ended September 30, 2013 was $9,211.

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

 Accounts payable and accrued expenses consisted of the following:

	September 30,	December 31,
	2014	2013,
Accounts payable	$121,493	$948,421
Accrued officers’ salary	60,000	60,000
Accrued interest	251,718	204,898
Accrued payroll taxes	62,599	62,599
	$495,810	$1,275,918

TERRA TECH CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9. NOTE PAYABLE

 Notes payable is as follows:

	September 30, 2014	December 31, 2013

Unsecured promissory demand note dated May 7, 2012, issued to an accredited investor, bearing interest at a rate of 4% per annum. Holder may elect to convert into common stock at $0.75 per share.	5,000	5,000

Promissory note dated July 26, 2013, issued to an accredited investor, maturing July 15, 2014, bearing interest at a rate of 12% per annum. Principal and interest may be converted into common stock based on the average trading price of the ten days prior to maturity at the holders’ option.	150,000	150,000

Unsecured promissory demand notes, issued to an accredited investor, bearing interest at a rate of 4% per annum. Holder may elect to convert into common stock at $0.75 per share.	109,306	109,306

Unsecured promissory demand note, issued to an accredited investor, bearing interest at a rate of 15% per annum.	3,474	3,474

Senior secured promissory notes dated July 26, 2013, issued to accredited investors, maturing April 26, 2013, bearing interest at a rate of 6% per annum. Principal and interest was be converted into common stock based on the average trading price of the ten days prior to maturity at the holders’ option during the quarter ended March 31, 2014.	-	250,000

Senior secured promissory notes dated October 10, 2013, issued to accredited investors, maturing April 5, 2014, bearing interest at a rate of 6% per annum. Principal and interest was be converted into common stock based on the average trading price of the ten days prior to maturity at the holders’ option during the quarter ended March 31, 2014.	-	54,900

TERRA TECH CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE PAYABLE, Continued

Senior secured promissory note dated October 10, 2013, issued to an accredited investor, maturing May 22, 2014, bearing interest at a rate of 6% per annum. Principal and interest may be converted into common stock based on the average trading price of the ten days prior to maturity at the holders’ option. $50,000 was converted during the six months ended June 30, 2014.	-	50,000

Senior secured promissory notes dated November 22, 2013, issued to accredited investors, maturing May 15, 2014, bearing interest at a rate of 6% per annum. Principal and interest may be converted into common stock based on the average trading price of the ten days prior to maturity at the holders’ option. $175,000 was converted during the quarter ended March 31, 2014. $100,000 principal plus accrued interest was paid during the quarter ended March 31, 2014.	-	275,000

Senior secured promissory notes dated December 5, 2013, issued to accredited investors, maturing July 1, 2014, bearing interest at a rate of 12% per annum. Principal and interest was converted into equity during the nine months ended September 30, 2014.	-	300,000

TERRA TECH CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE PAYABLE, Continued

Demand promissory notes dated January 7, 2014, issued to an accredited investor, maturing August 7, 2014, bearing interest at a rate of 12% per annum.	100,000	-

5% Original issue discount senior secured convertible promissory note dated February 5, 2014, issued to accredited investors, bearing interest at a rate of 12% per annum. The fixed conversion price in effect shall be 90% of the 20 day VWAP of Company Common Stock prior to February 5, 2014. Principal in the amount of $612,312 was converted into equity during the nine months ended September 30, 2014.	229,793	-

5% Original issue discount senior secured convertible promissory note dated March 5, 2014, issued to accredited investors, bearing interest at a rate of 12% per annum. The fixed conversion price in effect shall be 90% of the 20 day VWAP of Company Common Stock prior to February 5, 2014.	842,105	-

5% Original issue discount senior secured convertible promissory note dated April 5, 2014, issued to accredited investors, bearing interest at a rate of 12% per annum. The fixed conversion price in effect shall be 90% of the 20 day VWAP of Company Common Stock prior to February 5, 2014.	578,947	-

5% Original issue discount senior secured convertible promissory note dated May 5, 2014, issued to accredited investors, bearing interest at a rate of 12% per annum. The fixed conversion price in effect shall be 90% of the 20 day VWAP of Company Common Stock prior to February 5, 2014.	578,947	-

5% Original issue discount senior secured convertible promissory note dated June 5, 2014, issued to accredited investors, bearing interest at a rate of 12% per annum. The fixed conversion price in effect shall be 90% of the 20 day VWAP of Company Common Stock prior to February 5, 2014.	578,947	-

5% Original issue discount senior secured convertible promissory note dated July 1, 2014, issued to accredited investors, bearing interest at a rate of 12% per annum. The fixed conversion price in effect shall be 90% of the 20 day VWAP of Company Common Stock prior to February 5, 2014.	578,947	-

5% Original issue discount senior secured convertible promissory note dated July 31, 2014, issued to accredited investors, bearing interest at a rate of 12% per annum. The fixed conversion price in effect shall be 90% of the 20 day VWAP of Company Common Stock prior to February 5, 2014.	2,894,739	-
	6,550,205	1,197,680

The senior secured promissory notes are secured by shares of common stock. There is accrued interest of $251,718 as of September 30, 2014.

TERRA TECH CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10. LOANS FROM RELATED PARTY

Notes payable to related party is as follows:

	September 30, 2014	December 31, 2013
Unsecured promissory note dated December 2, 2011 and due December 2, 2012, issued to an entity controlled by Michael James an officer of the Company, bearing interest at a rate of 15% per annum. The maturity date has been extended until March 31, 2014. Interest shall be paid in cash or common stock at the holders’ option. Principal in the amount of $30,000 was paid during the quarter ended March 31, 2014.	$-	$30,000

Unsecured promissory note dated December 2, 2011 and due December 2, 2012, issued to Michael Nahass a director of the Company, bearing interest at a rate of 15% per annum. The maturity date has been extended until March 31, 2014. Interest shall be paid in cash or common stock at the holders’ option. During the year ended December 31, 2013, $17,502 has been advanced to the Company. Principal in the amount of $72,500 was paid during the quarter ended March 31, 2014.	-	72,500
	$-	$102,500

11. CAPITAL STOCK

Preferred Stock

The Company has authorized 25 million shares of preferred stock with $0.001 par value, of which there were 100 shares of Series A Convertible Preferred Stock outstanding as of September 30, 2014. Series A Convertible Preferred Stock is convertible on a one-for-one basis into common stock and has all of the voting rights that the holders of our common stock has.

On February 26, 2012, pursuant the Agreement and Plan of Merger, the Company issued an aggregate of 100 shares of Series A Preferred Stock to Derek Peterson and Amy Almsteier, both of whom are officers and directors of the Company.

There were 14,750,000 shares of Series B Convertible Preferred Stock outstanding as of September 30, 2014. The Series B Convertible Preferred shares will vote with the common stock of the Company, be equal to 100 votes of common stock and be convertible into shares of common stock of the Company and a 1-for-5.384325537.

On February 26, 2012, pursuant the Agreement and Plan of Merger, the Company issued an aggregate of 14,750,000 shares of Series B Preferred Stock to Derek Peterson and Amy Almsteier, both of whom are officers and directors of the Company. On April 23, 2013, we entered into a Share Exchange Agreement, dated March 23, 2013 (the “Share Exchange Agreement”), by and among the Company, Edible Garden Corp., a Nevada corporation (“Edible Garden”), and the holders of common stock of Edible Garden. Amy Almsteier, our majority shareholder, and officer and director, offered and sold 7,650,000 of her 12,500,000 shares of Series B Preferred Stock to Ken VandeVrede, Mike VandeVrede, Steve VandeVrede and Dan VandeVrede, Beverly Willekes, and David VandeVrede (collectively, the “Edible Garden Shareholders”), each of whom acquired the Series B Preferred Stock on a pro-rata basis, based on their respective parentage equity interest in Edible Garden immediately prior to the consummation of the Share Exchange Agreement.

TERRA TECH CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CAPITAL STOCK, continued

Common Stock

The Company has authorized 350 million shares of common stock with $0.001 par value, of which there were issued and outstanding 184,049,231 as of September 30, 2014.

12. WARRANTS

The Company has the following shares of common stock reserved for the warrants outstanding as of September 30, 2014:

	September 30, 2014
		Weighted
		Average
		Exercise
	Shares	Price
Warrants outstanding – beginning of year	19,550,817	$0.17
Warrants exercised	(9,367,287)	0.19
Warrants granted	11,491,227	0.30
Warrants expired	-	-
Warrants outstanding – end of period	21,674,757	$0.23

TERRA TECH CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

WARRANTS, Continued

The weighted exercise price and weighted fair value of the warrants granted by the Company as of September 30, 2014, are as follows:

September 30, 2014
Weighted
	Average	Weighted
	Exercise	Average
	Price	Fair Value

Weighted average of warrants granted during the three months whose exercise price exceeded fair market value at the date of grant	$0.30	$0.45

Weighted average of warrants granted during the nine months whose exercise price was equal or lower than fair market value at the date of grant	$-	$-

The following table summarizes information about fixed-price warrants outstanding:

	Number	Average
Range of	Outstanding at	Remaining	Weighted
Exercise	September 30,	Contractual	Average
Prices	2014	Life	Exercise Price
$0.33	5,540,400	10 Months	$0.33
$0.46	600,000	10 Months	$0.46
$0.46	150,000	4 Months	$0.46
$0.85	$40,000	7 Months	$0.85
$0.40	$333,333	11 Months	$0.40
$0.33	439,637	14 Months	$0.33
$0.16	750,000	18 Months	$0.16
$0.06	7,067,002	48 Months	$0.06
$0.30	964,912	44 Months	$0.30
$0.30	964,912	45 Months	$0.30
$0.30	4,824,561	46 Months	$0.30
	21,674,757

For the warrants issued in February 2014, the Company valued the warrants utilizing the black scholes method with the following inputs: stock price of $0.57, exercise price of $0.330, volatility of 122.84%, years 4, treasury bond rate 2.5% and dividend rate of 0%.

For the warrants issued in March 2014, the Company valued the warrants utilizing the black scholes method with the following inputs: stock price of $0.50, exercise price of $0.30, volatility of 122.61%, years 4, treasury bond rate 2.5% and dividend rate of 0%.

TERRA TECH CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

WARRANTS, Continued

For the warrants issued in April 2014, the Company valued the warrants utilizing the black scholes method with the following inputs: stock price of $0.80, exercise price of $0.30, volatility of 125.88%, years 4, treasury bond rate 2.5% and dividend rate of 0%.

For the warrants issued in May 2014, the Company valued the warrants utilizing the black scholes method with the following inputs: stock price of $0.59, exercise price of $0.30, volatility of 127.68%, years 4, treasury bond rate 2.5% and dividend rate of 0%.

For the warrants issued in June 2014, the Company valued the warrants utilizing the black scholes method with the following inputs: stock price of $0.68, exercise price of $0.30, volatility of 130.55%, years 4, treasury bond rate 2.5% and dividend rate of 0%.

For the warrants issued in July 2014, the Company valued the warrants utilizing the black scholes method with the following inputs: stock price of $0.55, exercise price of $0.30, volatility of 130.71%, years 4, treasury bond rate 2.5% and dividend rate of 0%.

For the warrants issued in July 2014, the Company valued the warrants utilizing the black scholes method with the following inputs: stock price of $0.40, exercise price of $0.30, volatility of 131.05%, years 4, treasury bond rate 2.5% and dividend rate of 0%.

The warrant expense of $5,038,986 was based on the Black Scholes calculation which was expensed during the nine months ended September 30, 2014.

13. OPERATING LEASE COMMITMENTS

The Company leases certain office and industrial warehouse space in Lake Forest, California. The monthly rent is $3,025 for the first year and will increase to $3,300 for the second year.

The Company has an annual lease for a steel building and five acres of greenhouse space in Belvidere, New Jersey. The monthly rent is $13,000 for an annual amount of $156,000.

Net rent expense for the Company for the nine months ended September 30, 2014 was $234,300.

14. LITIGATION AND CLAIMS

From time to time, the Company may be involved in various legal proceedings and claims arising in the ordinary course of business. The disposition of these additional matters, which may occur, individually or in the aggregate, is not expected to have a material adverse effect on the Company’s financial condition. However, depending on the amount and timing of such disposition, an unfavorable resolution of some or all of these matters could materially affect the future results of operations or cash flows in a particular period.

As of September 30, 2014, there was no accrual recorded for any potential losses related to pending litigation.

15. SUBSEQUENT EVENTS

During the fourth quarter of 2014, debt and accrued interest in the amount of $1,545,614 was converted into 7,656,671 common shares.

PROSPECTUS

TERRA TECH CORP.

31,805,430  SHARES OF
COMMON STOCK
TO BE SOLD BY THE SELLING STOCKHOLDER

We have not authorized any dealer, salesperson or other person to give you written information other than this Prospectus or to make representations as to matters not stated in this Prospectus. You must not rely on unauthorized information. This Prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this Prospectus nor any sales made hereunder after the date of this Prospectus shall create an implication that the information contained herein nor the affairs of the Company have not changed since the date hereof.

Until 90 days after the date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS ________, 2014

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by the Selling Stockholder. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$1,399.99
Accounting fees and expenses	$20,500.00
Legal fees and expenses	$75,000.00
Printing expenses	$2,000.00
Miscellaneous fees and expenses	$2,000.00
Total	$100,899.99
Item 14. Indemnification of Directors and Officers

Nevada Law

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) is not liable pursuant to Nevada Revised Statute 78.138, or

(b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) is not liability pursuant to Nevada Revised Statute 78.138; or

(b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statutes provides that such indemnification may also include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under Section 78.751. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

(a) the creation of a trust fund;

(b) the establishment of a program of self-insurance;

(c) the securing of its obligations of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d) the establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses of indemnification ordered by a court.

Any discretionary indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) by the stockholders;

(b) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Subsection 7 of Section 78.138 of the Nevada Revised Statutes provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the corporation’s articles of incorporation provides for greater individual liability.

Charter Provisions and Other Arrangements

Pursuant to the provisions of Nevada Revised Statutes, we have adopted the following indemnification provisions in our Articles of Incorporation for our directors and officers:

Officers and directors shall have no personal liability to the corporation of its stock holders for damages for breach of fiduciary duty as an officer or director. This provision does not eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of distributions in violation of the NRS 78.300.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

On February 9, 2012, we issued an aggregate of 33,998,520 shares of our Common Stock to the former stockholders of GrowOp Technology in connection with the reverse merger. On February 26, 2012, also in connection with the reverse merger with GrowOp Technology, we issued an aggregate of 100 shares of Series A Preferred Stock and 14,750,000 shares of Series B Preferred Stock to Derek Peterson and Amy Almsteier, both of whom are officers and directors of the Company. The aggregate amount of consideration received by us in exchange for the issuance of the Common Stock, Series A Preferred Stock and Series B Preferred Stock was $4,800,000. The Company offered and sold the shares in reliance on the exemptions from registration pursuant to Section 4(a)(2) of Securities Act and Rule 506 of Regulation D promulgated thereunder.

On March 22, 2013, we entered in a Securities Purchase Agreement with certain accredited investors related to the private placement of three 6% Senior Secured Convertible Debentures for aggregate proceeds of $825,000. On April 19, 2013, the Company offered and sold an additional 6% Senior Secured Convertible Debenture for aggregate proceeds of $250,000. On May 3, 2013, the Company offered and sold an additional 6% Senior Secured Convertible Debenture for aggregate proceeds of $250,000. The Company offered and sold the 6% Senior Secured Convertible Debentures pursuant to the exemptions for registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D, promulgated thereunder.

On April 23, 2013, pursuant to the terms of the Share Exchange Agreement, the Company offered and sold 1,250,000 shares of Common Stock of the Company in consideration for all the issued and outstanding shares in Edible Garden, which was approximately equal to $212,500. The shares of Common Stock were offered and sold in reliance on the exemption for registration afforded by Section 4(a)(2) of the Securities Act.

On April 29, 2013, pursuant to the terms of a common stock purchase agreement with Hanover, we issued 595,239 shares of Common Stock to Hanover as an “initial commitment fee” equal to approximately $125,000. We subsequently issued 4,448,315 shares of Common Stock valued at $271,538 on October 16, 2013, 2,869,957 shares of Common Stock valued at $169,182 on November 6, 2013, 2,766,988 shares of Common Stock valued at $168,325 on December 4, 2013, and 6,600,000 shares of Common Stock valued at $4,014,919 on or about January 25, 2014. The shares of Common Stock were offered and sold in reliance on the exemption for registration afforded by Section 4(a)(2) of the Securities Act.

On April 30, 2013, we offered and sold to the Company’s legal counsel 500,000 shares of Common Stock in exchange for cancellation of approximately $24,998 of debt owed by the Company to its legal counsel. The Company made the offering pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On October 24, 2013 we offered and sold 10,608,667 units to 15 accredited investors, at a purchase price of $0.06 per unit, for aggregate proceeds of $636,520. Each unit consists of one share of Common Stock and one warrant to purchase one share of Common Stock at an exercise price of $0.06 per share. The warrants may be exercised at any time, and have a term of three years. The Company offered and sold the units, pursuant to the exemptions for registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D, promulgated under the Securities Act.

Between August 26, 2013 and December 16, 2013, we issued shares of Common Stock to various holders of 6% Senior Secured Convertible Debentures upon conversion, as follows:

Date of Conversion and Issuance of Common Stock	Amount of Debt Evidenced by Debenture	Conversion price	Number of Shares of Common Stock Issued
August 26, 2013	$47,000	$0.0378	1,243,386
August 29, 2013	$18,000	$0.03782	475,939
August 29, 2013	$170,000	$0.03782	4,494,976
September 23, 2013	$132,500	$0.067	1,977,611
September 23, 2013	$132,500	$0.067	1,977,611
October 7, 2013	$132,500	$0.04652	2,848,237
October 8, 2013	$15,000	$0.044502	337,065
October 11, 2013	$120,000	$0 .044516	2,695,660
October 22, 2013	$10,000	$0.040178	248,893
October 28, 2013	$8,000	$0.040178	199,115
November 11, 2013	$9,000	$0.038702	232,545
November 13,2013	$40,000	$0.0386	1,036,269
November 19, 2013	$8,000	$0.038656	273,625
November 20, 2013	$120,000	$0.0386	3,108,808
December 2, 2013	$40,000	$0.0406	985,222
December 16, 2013	$85,000	$0.0425	2,000,000

The issuances were made pursuant to the exemptions for registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

On July 9 and 10, 2014, the Company offered and sold 6,659,429 shares of Common Stock to 34 persons, all but one of whom were accredited investors, in exchange for providing services to the Company valued at approximately $3,528,967. The issuances were made pursuant to the exemptions for registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D, promulgated under the Securities Act.

On May 2, 2013 we issued a warrant to Ron Hart in exchange for scientific, consulting and advisory services. On July 9, 2014, we issued 444,315 shares of Common Stock to Mr. Hart upon exercise of his warrant. Mr. Hart exercised his warrant pursuant to a cashless exercise feature. The warrant and Common Stock issuances were made pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On or about November 4, 2014, we issued 200,000 shares of Common Stock to Dharminder Mann and his designee in connection with the settlement of legal proceedings instituted by Mr. Mann and We Grow Garden Supply LLC. The issuance was made pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

Item 16. Exhibit Index

The following exhibits are included as part of this Registration Statement by reference:

Exhibit	Description
2.1
Agreement and Plan of Merger dated February 9, 2012, by and among Terra Tech Corp., a Nevada corporation, TT Acquisitions, Inc., a Nevada corporation, and GrowOp Technology Ltd., a Nevada corporation (2)

2.2	Articles of Merger (2)
2.3	Share Exchange Agreement, dated April 24, 2013, by and among the Registrant, Edible Garden Corp., a Nevada corporation, and the holders of common stock of Edible Garden Corp. (5)
2.4	Form of Articles of Share Exchange (5)
3.1	Articles of Incorporation dated July 22, 2008 (1)
3.2	Certificate of Amendment dated July 8, 2011 (9)
3.3	Certificate of Change dated July 8, 2011 (9)
3.4	Certificate of Amendment dated January 27, 2012 (2)
3.7	Bylaws (1)
4.1	Certificate of Designation for Series A Preferred Stock (3)
4.2	Certificate of Designation for Series B Preferred Stock (3)
4.3	Form of Common Stock Purchase Warrant dated February 5, 2014 issued to Dominion Capital LLC (10)
5.1	Opinion of Baker & Hostetler LLP, regarding the legality of the securities being registered *
10.1	5% Original Issue Discount Senior Secured Promissory Note dated February 5, 2014, issued to Dominion Capital LLC (10)
10.2	Securities Purchase Agreement dated February 5, 2014, by and between Terra Tech Corp. and Dominion Capital LLC (10)
10.3	Registration Rights Agreement dated February 5, 2014, by and between Terra Tech Corp. and Dominion Capital LLC (10)
10.4	Security Agreement dated February 5, 2014, by and among Terra Tech Corp., GrowOp Technology Ltd., Edible Garden Corp., and Dominion Capital LLC (10)
10.5	Subsidiary Guarantee dated February 5, 2014 by GrowOp Technology Ltd., and Edible Garden Corp. in favor of Dominion Capital LLC (10)
10.6	Standard Sublease dated November 15, 2010, by and between the GrowOp Technology Ltd. and Longdo Trucking Corporation (2)
10.7	Common Stock Purchase Agreement dated April 26, 2013, by and between Terra Tech Corp. and Hanover Holdings I, LLC (5)
10.8	Registration Rights Agreement dated April 26, 2013, by and between Terra Tech Corp. and Hanover Holdings I, LLC (5)
10.9	Stock Redemption Agreement dated May 6, 2013, by and between Terra Tech Corp. and Amy Almsteier (5)
10.10	Securities Purchase Agreement dated March 22, 2013, by and between Terra Tech Corp. and certain accredited investors identified therein (4)
10.11	Form of 6% Senior Secured Convertible Debenture (4)
10.12	General Security Agreement dated March 22, 2013, by Terra Tech Corp. in favor of certain secured parties identified therein (4)
10.13	Stock Pledge Agreement dated March 22, 2013, by and between Terra Tech Corp. and certain investors identified therein (4)
10.14	Letter agreement dated May 7, 2013, by and between Edible Garden Corp. and Gro-Rite Inc. (6)
10.15	Letter agreement dated May 7, 2013, by and between Edible Garden Corp. and NB Plants LLC (6)
10.16	Letter agreement dated May 25, 2013, by and between Edible Garden Corp. and Palm Creek Produce, Inc. (7)
10.17	Lease agreement dated September 7, 2013, by and between Edible Garden Corp. and Gro-Rite Inc. (8)
10.18
Letter Agreement dated December 2, 2013, by and between Edible Garden Corp. and Heartland Growers Inc. (certain portions of this exhibit have been omitted based upon a request for confidential treatment) (9)

10.19
Standard Multi-Tenant Office Lease – Gross dated April 14, 2014 by and between Terra Tech Corp. and Jo Ellen K. Schantz, as Trustee of the John R. and Jo Ellen Schantz Revocable Family Trust dated August 12,1992, and Melvin R. Schantz and Leland Merriam Schantz, as Trustees of the Schantz Family Trust established September 10, 1982 (12)

10.20	Amendment to Stock Redemption Agreement dated August 5, 2013, by and between Terra Tech Corp. and Amy Almsteier (10)
10.21	Settlement Agreement dated April 16, 2014 by and between Terra Tech Corp. and Amy Almsteier (11)
10.22	Amendment to Securities Purchase Agreement dated July 30, 2014, by and between Terra Tech Corp. and Dominion Capital LLC (12)
21.1	List of Subsidiaries (12)
23.1	Consent of Tarvaran, Askelson & Company, LLP *
23.2	Consent of Baker & Hostetler LLP (included in Exhibit 5.1) *
24	Power of Attorney (12)

101.INS	XBRL Instance Document *
101.SCH	XBRL Taxonomy Extension Schema Document *
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document *
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document *
101.LAB	XBRL Taxonomy Extension Label Linkbase Document *
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document *
____________
*	Filed herewith
(1)	Incorporated by reference to Registration Statement on Form S-1 (File No. 333-156421), filed with the SEC on December 23, 2008.
(2)	Incorporated by reference to Current Report on Form 8-K (File No. 000-54258), filed with the SEC on February 10, 2012.
(3)	Incorporated by reference to Amendment No. 3 to Current Report on Form 8-K (File No. 000-54258), filed with the SEC on April 19, 2012.
(4)	Incorporated by reference to Current report on Form 8-K (File No. 000-54258), filed with the SEC on March 26, 2013.
(5)	Incorporated by reference to Current report on Form 8-K (File No. 000-54258), filed with the SEC on May 6, 2013.
(6)	Incorporated by reference to Current report on Form 8-K (File No. 000-54258), filed with the SEC on May 28, 2013.
(7)	Incorporated by reference to Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-188477), filed with the SEC on July 2, 2013.
(8)	Incorporated by reference to Amendment No. 7 to Registration Statement on Form S-1 (File No. 333-188477), filed with the SEC on September 23, 2013.
(9)	Incorporated by reference to Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-191954), filed with the SEC on December 5, 2013.
(10)	Incorporated by reference to Current Report on Form 8-K (File No. 000-54258), filed with the SEC on August 5, 2013.
(11)	Incorporated by reference to Current Report on Form 8-K (File No. 000-54258), filed with the SEC on April 16, 2014.
(12)	Incorporated by reference to Registration Statement on Form S-1 (File No. 333-198010) filed with the SEC on August 8, 2014.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) or under the securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newport Beach, State of California, on November 20, 2014.

TERRA TECH CORP.
a Nevada corporation

By:	/s/ Derek Peterson
Name:	Derek Peterson
Title:	President and Chief Executive Officer, and Director
(principal executive officer)

By:	/s/ Michael James
Name:	Michael James
Title:	Chief Financial Officer (principal accounting officer and principal financial officer)

Item 16. Exhibit Index

The following exhibits are included as part of this Registration Statement by reference:

Exhibit	Description
2.1
Agreement and Plan of Merger dated February 9, 2012, by and among Terra Tech Corp., a Nevada corporation, TT Acquisitions, Inc., a Nevada corporation, and GrowOp Technology Ltd., a Nevada corporation (2)

2.2	Articles of Merger (2)
2.3	Share Exchange Agreement, dated April 24, 2013, by and among the Registrant, Edible Garden Corp., a Nevada corporation, and the holders of common stock of Edible Garden Corp. (5)
2.4	Form of Articles of Share Exchange (5)
3.1	Articles of Incorporation dated July 22, 2008 (1)
3.2	Certificate of Amendment dated July 8, 2011 (9)
3.3	Certificate of Change dated July 8, 2011 (9)
3.4	Certificate of Amendment dated January 27, 2012 (2)
3.7	Bylaws (1)
4.1	Certificate of Designation for Series A Preferred Stock (3)
4.2	Certificate of Designation for Series B Preferred Stock (3)
4.3	Form of Common Stock Purchase Warrant dated February 5, 2014 issued to Dominion Capital LLC (10)
5.1	Opinion of Baker & Hostetler LLP, regarding the legality of the securities being registered *
10.1	5% Original Issue Discount Senior Secured Promissory Note dated February 5, 2014, issued to Dominion Capital LLC (10)
10.2	Securities Purchase Agreement dated February 5, 2014, by and between Terra Tech Corp. and Dominion Capital LLC (10)
10.3	Registration Rights Agreement dated February 5, 2014, by and between Terra Tech Corp. and Dominion Capital LLC (10)
10.4	Security Agreement dated February 5, 2014, by and among Terra Tech Corp., GrowOp Technology Ltd., Edible Garden Corp., and Dominion Capital LLC (10)
10.5	Subsidiary Guarantee dated February 5, 2014 by GrowOp Technology Ltd., and Edible Garden Corp. in favor of Dominion Capital LLC (10)
10.6	Standard Sublease dated November 15, 2010, by and between the GrowOp Technology Ltd. and Longdo Trucking Corporation (2)
10.7	Common Stock Purchase Agreement dated April 26, 2013, by and between Terra Tech Corp. and Hanover Holdings I, LLC (5)
10.8	Registration Rights Agreement dated April 26, 2013, by and between Terra Tech Corp. and Hanover Holdings I, LLC (5)
10.9	Stock Redemption Agreement dated May 6, 2013, by and between Terra Tech Corp. and Amy Almsteier (5)
10.10	Securities Purchase Agreement dated March 22, 2013, by and between Terra Tech Corp. and certain accredited investors identified therein (4)
10.11	Form of 6% Senior Secured Convertible Debenture (4)
10.12	General Security Agreement dated March 22, 2013, by Terra Tech Corp. in favor of certain secured parties identified therein (4)
10.13	Stock Pledge Agreement dated March 22, 2013, by and between Terra Tech Corp. and certain investors identified therein (4)
10.14	Letter agreement dated May 7, 2013, by and between Edible Garden Corp. and Gro-Rite Inc. (6)
10.15	Letter agreement dated May 7, 2013, by and between Edible Garden Corp. and NB Plants LLC (6)
10.16	Letter agreement dated May 25, 2013, by and between Edible Garden Corp. and Palm Creek Produce, Inc. (7)
10.17	Lease agreement dated September 7, 2013, by and between Edible Garden Corp. and Gro-Rite Inc. (8)
10.18
Letter Agreement dated December 2, 2013, by and between Edible Garden Corp. and Heartland Growers Inc. (certain portions of this exhibit have been omitted based upon a request for confidential treatment) (9)

10.19
Standard Multi-Tenant Office Lease – Gross dated April 14, 2014 by and between Terra Tech Corp. and Jo Ellen K. Schantz, as Trustee of the John R. and Jo Ellen Schantz Revocable Family Trust dated August 12,1992, and Melvin R. Schantz and Leland Merriam Schantz, as Trustees of the Schantz Family Trust established September 10, 1982 (12)

10.20	Amendment to Stock Redemption Agreement dated August 5, 2013, by and between Terra Tech Corp. and Amy Almsteier (10)
10.21	Settlement Agreement dated April 16, 2014 by and between Terra Tech Corp. and Amy Almsteier (11)
10.22	Amendment to Securities Purchase Agreement dated July 30, 2014, by and between Terra Tech Corp. and Dominion Capital LLC (12)
21.1	List of Subsidiaries (12)
23.1	Consent of Tarvaran, Askelson & Company, LLP *
23.2	Consent of Baker & Hostetler LLP (included in Exhibit 5.1) *
24	Power of Attorney (12)

101.INS	XBRL Instance Document *
101.SCH	XBRL Taxonomy Extension Schema Document *
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document *
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document *
101.LAB	XBRL Taxonomy Extension Label Linkbase Document *
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document *
____________
*	Filed herewith
(1)	Incorporated by reference to Registration Statement on Form S-1 (File No. 333-156421), filed with the SEC on December 23, 2008.
(2)	Incorporated by reference to Current Report on Form 8-K (File No. 000-54258), filed with the SEC on February 10, 2012.
(3)	Incorporated by reference to Amendment No. 3 to Current Report on Form 8-K (File No. 000-54258), filed with the SEC on April 19, 2012.
(4)	Incorporated by reference to Current report on Form 8-K (File No. 000-54258), filed with the SEC on March 26, 2013.
(5)	Incorporated by reference to Current report on Form 8-K (File No. 000-54258), filed with the SEC on May 6, 2013.
(6)	Incorporated by reference to Current report on Form 8-K (File No. 000-54258), filed with the SEC on May 28, 2013.
(7)	Incorporated by reference to Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-188477), filed with the SEC on July 2, 2013.
(8)	Incorporated by reference to Amendment No. 7 to Registration Statement on Form S-1 (File No. 333-188477), filed with the SEC on September 23, 2013.
(9)	Incorporated by reference to Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-191954), filed with the SEC on December 5, 2013.
(10)	Incorporated by reference to Current Report on Form 8-K (File No. 000-54258), filed with the SEC on August 5, 2013.
(11)	Incorporated by reference to Current Report on Form 8-K (File No. 000-54258), filed with the SEC on April 16, 2014.
(12)	Incorporated by reference to Registration Statement on Form S-1 (File No. 333-198010) filed with the SEC on August 8, 2014.